Form 10KSB, Exhibit 13
period 2000-12-31
COASTAL BANKING CO INC
filed 2001-03-30
CIK 1093897

COASTAL BANKING COMPANY, INC.

                                TABLE OF CONTENTS

                                                                       PAGE

Shareholders' Letter......................................................2
Financial Charts........................................................3-5
Selected Financial Data...................................................6
Management's Discussion and Analysis...................................7-17
Independent Auditors' Report.............................................18
Consolidated Balance Sheets..............................................19
Consolidated Statements of Income........................................20
Consolidated Statements of Changes in Shareholders' Equity
        and Comprehensive Income.........................................21
Consolidated Statements of Cash Flows....................................22
Notes to Consolidated Financial Statements............................23-37
Directors and Officers...................................................38
Corporate Data...........................................................39

Dear Shareholders,

Lowcountry National Bank opened on May 10, 2000, and we are pleased to report that the community was clearly ready for our kind of bank. The response has been enthusiastic and has put us well ahead of all original projections. Your bank is a true community bank where decisions are made locally, where you know the people making the decisions and they know you. Our goal is to make banking personal, friendly, efficient, and responsive.

Sitting at the gateway to Beaufort's islands, our new bank building has proven to be both functional and hospitable for customers and staff. During these first months, we have gotten the community's attention in a number of ways offering excellent customer service, certificates of deposit rates and loan products together with supporting various community organizations and events.

Our bank team is dedicated to bringing area residents and visitors the service they want and deserve. Our staff combines experience with a willingness to try new solutions. Our Directors have strong ties to the community and they bring a variety of experience and talents to this endeavor. This is a team that is changing community banking in Beaufort for the better.

You, the shareholder, have made these efforts possible. The public stock offering which closed on December 2, 1999, resulted in the sale of 948,281 shares of stock to over 800 investors. Gross proceeds from the offering were $9,482,810 less expenses associated with the offering of $748,961. This sale provided a sound foundation of potential customers and strong financial reserves upon which to build Lowcountry National Bank.

Our customers have brought deposits and secured loans at a pace far ahead of what was projected in the pro forma that was prepared for the stock sale. As of December 31, 2000, loans totaled $13,976,163, deposits totaled $16,461,767, and total assets grew to $24,959,674. While we strive to maintain the highest level of asset quality by underwriting only the strongest credits, we continue to build our Reserve for Loan Losses. At year-end, the Reserve for Loan Losses stood at 1.19% of total loans. The demographics of the region and the bank's strong growth have encouraged us to begin planning our first branch.

The foundation is firmly in place, and we're moving forward--forward to stronger and lasting relationships with our customers, forward to investing in our community and, most importantly, forward to making our shareholders' investment grow. We thank you for your trust and support; we pledge our continued best efforts to be worthy of both.

Ladson F. Howell
Chairman of the Board

Randolph C. Kohn

President and Chief Executive Officer

                          COASTAL BANKING COMPANY, INC



                                 TOTAL ASSETS



                                      2000



                               [GRAPHOC OMITTED]

                          COASTAL BANKING COMPANY, INC



                                     LOANS



                                      2000



                                [GRAPHOC OMITTED]

                          COASTAL BANKING COMPANY, INC



                                 TOTAL DEPOSITS



                                      2000



                               [GRAPHOC OMITTED]

                             SELECTED FINANCIAL DATA

The following selected financial data for the year ended December 31, 2000 and for the period September 29, 1998 to December 31, 1999 is derived from the financial statements and other data of the Company. The financial statements for the year ended December 31, 2000 and for the period September 29, 1998 to December 31, 1999, were audited by Tourville, Simpson & Caskey, L.L.P., independent auditors. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

                                                                    2000             1999
                                                                    -----            ----
 (DOLLARS IN THOUSANDS)


INCOME STATEMENT DATA:
 Interest income                                                 $     925            $   62
 Interest expense                                                      258                11
                                                             --------------   --------------
 Net interest income                                                   667                51
 Provision for loan losses                                             166                 -
                                                             --------------   ---------------
 Net interest income after provision for loan losses                   501                51
 Noninterest income                                                     96                 -
 Noninterest expense                                                   969               284
                                                             --------------   --------------
 Income (loss) before income taxes                                    (372)             (233)
 Income tax expense (benefit)                                         (123)                -
                                                             -------------    --------------
 Net income (loss)                                                  $ (249)           $ (233)
                                                             =============    ==============

BALANCE SHEET DATA:
 Assets                                                        $    24,960          $  8,528
 Earning assets                                                     21,919             6,527
 Securities (1)                                                      2,934             6,527
 Loans (2)                                                          13,976                 -
 Allowance for loan losses                                             166                 -
 Deposits                                                           16,462                 -
 Shareholders' equity                                                8,251             8,527

PER-SHARE DATA:
 Earnings (losses) per-share                                   $     (0.26)          $ (0.25)
 Book value (period end)                                              8.70              8.99
 Tangible book value (period end)                                     8.70              8.99

PERFORMANCE RATIOS:
 Return on average assets                                            (1.69)%               -
 Return on average equity                                            (3.00)                -
 Net interest margin (3)                                              5.64                 -
 Efficiency (4)                                                     127.09                 -

CAPITAL AND LIQUIDITY RATIOS:
 Average equity to average assets                                    56.23%                -
 Leverage (4.00% required minimum)                                   55.89                 -
 Risk-based capital
   Tier 1                                                            47.95%                -
   Total                                                             48.91                 -
 Average loans to average deposits                                   89.30                 -

----------------------
1.       All securities are available for sale and are stated at fair value.
2.       Loans are stated at gross amounts before allowance for loan losses.
3.       Net interest income divided by average earning assets.
4. Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              BASIS OF PRESENTATION

The following discussion should be read in conjunction with the preceding "Selected Financial Data" and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

                                     GENERAL

Coastal Banking Company, Inc. (the Company) is a bank holding company headquartered in Beaufort, South Carolina organized to own all of the Common Stock of its subsidiary, Lowcountry National Bank (the Bank). The Bank opened for business on May 10, 2000. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Beaufort County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

Organizing activities for the Company began in September 1998. Upon the completion of the application process with the Office of the Comptroller of the Currency for a national bank charter and with the Federal Deposit Insurance Corporation for deposit insurance, the Company was ready to issue stock. In November 1999, the Company commenced an initial public offering of up to 10,000,000 shares of its common stock. The stock sale resulted in the issuance of 948,281 shares at a price of $10.00 per share. The offering resulted in capital totaling $9,482,810, net of selling expenses of $748,961. The Bank began operations on May 10, 2000 at 36 Sea Island Parkway, Beaufort, South Carolina 29902. The following discussion should be read with an understanding of the Company's short history.

                              RESULTS OF OPERATIONS

A comparison between 2000 and 1999 is not relevant since the Bank was only open for business 7.5 months in 2000.

YEAR ENDED DECEMBER 31, 2000

Net interest income for the year ended December 31, 2000 was $666,283. Total interest income was $924,662 and was partially offset by interest expense of $258,379. The components of interest income were interest from loans and loan fees, both of which totaled $549,186, investment securities of $228,296 and interest on federal funds sold of $147,180.

The Company's net interest spread and net interest margin were 2.30% and 5.64%, respectively, in 2000. The largest component of average earning assets was loans which had a yield of 9.59%. The yield on earning assets was 7.83% for the year. The yield on interest bearing liabilities was 5.53% for the year.

The provision for loan losses was $165,700 in 2000. The charges to the provision were primarily to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income for the year ended December 31, 2000 totaled $96,245. The largest component of noninterest income was residential mortgage origination fees which totaled $68,186. Service charges on deposit accounts totaled $22,966 for the year ended December 31, 2000.

Noninterest expense for the year ended December 31, 2000 totaled $969,105. Noninterest expense included $176,802 in pre-opening expenses. Salaries and employee benefits totaled $497,416 for the period. Salaries included the cost of key personnel employed during the organizational process. Other operating expenses totaled $358,883 for the period. These expenses included a number of one-time expenses associated with opening the Bank.

The Company's net loss for the year ended December 31, 2000 was $249,183. The net loss for the year is after the recognization of an income tax benefit of $123,094 for the period. As stated earlier, the net loss includes pre-opening expenses of $176,802.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        RESULTS OF OPERATIONS (CONTINUED)

FOR THE PERIOD SEPTEMBER 29, 1998 TO DECEMBER 31, 1999

This period covered the initial organizational phase of the Company. Expenses totaling $295,150 were incurred during this period to organize and form the Company and the Bank.

                               NET INTEREST INCOME

GENERAL. The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Company's net interest margin.

AVERAGE BALANCES, INCOME AND EXPENSES AND RATES. The following table sets forth, for the period indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the period indicated. The period September 29, 1998 to December 31, 1999 is not presented since this information would not be meaningful.

AVERAGE BALANCES, INCOME AND EXPENSES AND RATES

YEAR ENDED DECEMBER 31,                                                2000
                                                           --------------------------------
                                                            AVERAGE      INCOME/     YIELD/
(DOLLARS IN THOUSANDS)                                     BALANCE      EXPENSE       RATE
                                                           --------     --------     -----

ASSETS:
 Earning Assets:
 Loans (1)                                                $   5,725     $     549      9.59%
 Securities, taxable (2)                                      3,380           219      6.48
 Nonmarketable securities                                       218            10      4.59
 Federal funds sold                                           2,493           147      5.90
                                                           --------     ---------
   Total earning assets                                      11,816           925      7.83
                                                           --------     ---------
 Cash and due from banks                                        737
 Premises and equipment                                       2,113
 Other assets                                                   154
 Allowance for loan losses                                      (56)
                                                          ---------
   Total assets                                           $  14,764
                                                          =========
 LIABILITIES:
 Interest-bearing  Liabilities:

 Interest-bearing transaction accounts                    $   1,755            69      3.93%
 Savings deposits                                                69             2      2.90
 Time deposits                                                2,840           187      6.58
                                                           --------     ---------
   Total interest-bearing liabilities                         4,664           258      5.53
                                                           --------     ---------
 Demand deposits                                              1,747
 Accrued interest and other liabilities                          51
 Shareholders' equity                                         8,302
                                                           --------
   Total liabilities and shareholders' equity             $  14,764
                                                           ========
 Net interest spread                                                                   2.30%
 Net interest income                                                    $     667
                                                                         ========
 Net interest margin                                                                   5.64%



(1) There were no loans in nonaccrual status and the effect of fees collected on loans is not significant to the computations. All loans and deposits are domestic.

(2) Average investment securities exclude the valuation allowance on securities available for sale.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                               NET INTEREST INCOME

ANALYSIS OF CHANGES IN NET INTEREST INCOME. Due to 2000 being the year of commencement, all interest income and expense is attributable to the volume of earning assets and interest-bearing liabilities, respectively.

INTEREST SENSITIVITY. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The following table sets forth the Company's interest rate sensitivity at December 31, 2000.

INTEREST SENSITIVITY ANALYSIS

                                                    AFTER ONE      AFTER THREE                     GREATER THAN
                                                     THROUGH         THROUGH                         ONE YEAR
                                       WITHIN ONE     THREE           TWELVE          WITHIN         OR NON-
 (DOLLARS IN THOUSANDS)                  MONTH       MONTHS          MONTHS         ONE YEAR        SENSITIVE        TOTAL
                                         ------      -------         -------        ---------       ----------       -----

ASSETS
 Earning Assets
 Loans                                   $ 2,120        $ 697      $ 4,706         $ 7,523         $ 6,453       $ 13,976
 Securities available-for-sale                 -          748          986           1,734           1,200          2,934
 Nonmarketable securities                      -            -            -               -             319            319
 Federal funds sold                        4,690            -            -           4,690               -          4,690
                                          ------       ------       ------         -------          ------        -------
   Total earning assets                    6,810        1,445        5,692          13,947           7,972         21,919
                                          ------       ------       ------         -------          ------        -------

LIABILITIES
 Interest-bearing liabilities:
 Interest-bearing deposits:
 Demand deposits                           1,253            -            -           1,253               -          1,253
 Savings deposits                          4,386            -            -           4,386               -          4,386
 Time deposits                               333          307        8,468           9,108             564          9,672
                                          ------       ------       ------         -------          ------        -------
   Total interest-bearing deposits         5,972          307        8,468          14,747             564         15,311
   Total interest-bearing liabilities      5,972          307        8,468          14,747             564         15,311
                                          ------       ------       ------         -------          ------        -------
 Period gap                               $  838      $ 1,138      $(2,776)         $ (800)        $ 7,408
                                          ======     ========      =======         =======         =======
 Cumulative gap                           $  838      $ 1,976      $  (800)         $ (800)        $ 6,608
                                          ======     ========      =======         =======         =======
 Ratio of cumulative gap to total           3.82%        9.02%       (3.65)%         (3.65)%         30.15%
  earning assets

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         NET INTEREST INCOME (CONTINUED)

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds sold are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability sensitive after the three months time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     PROVISION AND ALLOWANCE FOR LOAN LOSSES

GENERAL. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a monthly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1% to 1.25% of total loans outstanding until a history is established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, chargeoffs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               PROVISION AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

The following table sets forth certain information with respect to the Company's allowance for loan losses for the year ended December 31, 2000.

ALLOWANCE FOR LOAN LOSSES
(DOLLARS IN THOUSANDS)                                               2000
                                                                     ----

 Total loans outstanding at end of period                             $ 13,976
                                                                      --------
 Average loans outstanding                                            $  5,725
                                                                      ========
 Balance of allowance for loan losses at beginning of period          $      -
 Loan losses:
  Commercial, financial and agricultural                                     -
  Real estate - mortgage
  Consumer                                                                   -
                                                                     ---------
    Total loan losses                                                        -
                                                                     ---------
 Recoveries of previous loan losses:
  Commercial, financial and agricultural                                     -
  Real estate - mortgage
  Consumer                                                                   -
                                                                             -
    Total recoveries                                                         -
                                                                             -
 Net loan losses                                                             -
 Provision for loan losses                                                 166
                                                                    ----------
 Balance of allowance for loan losses at end of period              $      166
                                                                    ==========

 Allowance for loan losses to period end loans                            1.19%


NONPERFORMING ASSETS.  There were no nonperforming assets at December 31, 2000.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, is immaterial.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               PROVISION AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

POTENTIAL PROBLEM LOANS. At December 31, 2000, the Company had identified criticized loans totaling $172,000 and no classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. However, the overall objective of the Company has been to maintain the allowance for loan losses at approximately 1.00 to 1.25% of total loans outstanding to provide for potential problem loans.

                         NONINTEREST INCOME AND EXPENSE

NONINTEREST INCOME. The largest component of noninterest income was residential mortgage origination fees which totaled $68,186 for the year ended December 31, 2000. Service charges on deposit accounts totaled $22,966 for the year ended December 31, 2000. This amount included NSF and overdraft fees of $18,509.

The following table sets forth the principal components of noninterest income for the year ended December 31, 2000.

(DOLLARS IN THOUSANDS)                                                 2000
                                                                       ----

 Service charges on deposit accounts                                    $ 23
 Residential mortgage origination fees                                    68
 Other income                                                              5
                                                                        ----
   Total noninterest income                                             $ 96
                                                                        ====



NONINTEREST EXPENSE. Salaries and employee benefits, which totaled $497,416 for the year ended December 31, 2000, comprised the largest component of noninterest expense. Of this total, $63,287 related to salaries prior to the Bank's opening on May 10, 2000. Other operating expenses totaled $358,883 for the year ended December 31, 2000. Pre-opening expenses associated with forming the Company totaling $113,021 were included in other operating expenses.

The Company incurred expenses totaling $295,150 for the period September 29, 1998 to December 31, 1999. All of these expenses were associated with the organization and formation of the Company and the Bank.

The following table sets forth the primary components of noninterest expense for the year ended December 31, 2000, and for the period September 29, 1998 to December 31, 1999.

(DOLLARS IN THOUSANDS)                             2000           1999
                                                   -----          ----

Salaries and employee benefits                    $ 497           $ 117
Occupancy expense                                    89               -
Furniture and equipment expense                      24               5
Professional fees                                   116             117
Insurance                                            35               4
Telephone expenses                                   12               4
Data processing                                      40               -
Postage, freight and courier                         17               -
Advertising                                          84               -
Office supplies                                      20               -
Other                                                35              37
                                                  -----           -----

   Total                                          $ 969           $ 284
                                                  =====           =====

Efficiency ratio                                 127.09%              -

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                 EARNING ASSETS

LOANS. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $5,725,000 in 2000. At December 31, 2000, total loans were $13,976,163.

The following table sets forth the composition of the loan portfolio by category at the date indicated and highlights the Company's general emphasis on commercial and mortgage lending.

COMPOSITION OF LOAN PORTFOLIO

 DECEMBER 31, 2000
                                                                           PERCENT OF
(DOLLARS IN THOUSANDS)                                         AMOUNT       TOTAL
                                                               -------    -----------
 Commercial and industrial                                      $ 6,365       45.54%
 Real estate
 Construction                                                       441        3.16
 Mortgage-residential                                             5,720       40.93
 Mortgage-nonresidential                                            518        3.71
 Consumer and other (including mortgage loans held for sale)        932        6.66
                                                               --------      ------
  Total loans                                                    13,976      100.00%
                                                                             ======
 Allowance for loan losses                                         (166)
                                                               --------
  Net loans                                                    $ 13,810
                                                               ========


The largest component of loans in the Company's loan portfolio is commercial and industrial loans. At December 31, 2000 commercial and industrial loans totaled $6,365,451 and represented 45.54% of the total loan portfolio.

The Company's loan portfolio is also comprised heavily of real estate mortgage loans. At December 31, 2000, real estate mortgage loans totaled $6,237,547 and represented 44.64% of the total loan portfolio.

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

Residential mortgage loans totaled $5,719,709 at December 31, 2000. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $517,838 at December 31, 2000. The demand for residential and commercial real estate loans in the Beaufort market has remained stable. The Company has been able to compete favorably for residential mortgage loans with other financial institutions by offering fixed rate products having three and five year call provisions.

The Company's loan portfolio reflects the diversity of its market. The Company's home office is located in Beaufort County, South Carolina. The economy of Beaufort contains elements of medium and light manufacturing and distribution facilities, an institution of higher education and military bases. Management expects the area to remain stable in the near future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           EARNING ASSETS (CONTINUED)

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2000.

LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                                  OVER ONE
 DECEMBER 31, 2000                     ONE YEAR OR     YEAR THROUGH       OVER FIVE
 (DOLLARS IN THOUSANDS)                   LESS          FIVE YEARS         YEARS            TOTAL
                                          -----         -----------        ------           -----
 Commercial and industrial               $ 3,985          $ 2,328             $ 53          $ 6,366
 Real estate                               4,616              858            1,204            6,678
 Consumer and other                          448              433               51              932
                                         -------          -------          -------         --------
                                         $ 9,049          $ 3,619          $ 1,308         $ 13,976
                                         -------          -------          -------         --------

 Loans maturing after one year with:
   Fixed interest rates                                                                    $  2,927
   Floating interest rates                                                                    2,000
                                                                                           --------
                                                                                           $  4,927

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

INVESTMENT SECURITIES. The investment securities portfolio is also a component of the Company's total earning assets. Total securities available-for-sale averaged $3,380,000 in 2000. At December 31, 2000, the total securities available-for-sale was $2,933,663. All securities were designated as available-for-sale and were recorded at their estimated fair value. Investment securities also include certain nonmarketable equity securities including Federal Reserve Bank stock, Federal Home Loan Bank stock and Community Financial Services, Inc. stock. These securities are recorded at their original cost and totaled $318,548 at December 31, 2000.

The following table sets forth the estimated fair value of the securities held by the Company at December 31, 2000 and 1999.

FAIR VALUE OF SECURITIES
 DECEMBER 31,                                                2000         1999
                                                             ----         ----
 (DOLLARS IN THOUSANDS)

 U.S. government agencies and corporations                $ 2,474     $ 6,527
 Mortgage-backed securities                                   461           -
                                                             ----           -
                                                            2,935

   Total securities                                       $ 2,935     $ 6,527
                                                          =======     =======


The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2000.

INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                                                            AFTER ONE BUT
DECEMBER 31, 2000                                  WITHIN ONE YEAR           WITHIN FIVE YEARS       TOTAL
                                                   ----------------    ------------------------   -------------
(DOLLARS IN THOUSANDS)                            AMOUNT    YIELD       AMOUNT       YIELD       AMOUNT    YIELD
                                                  -------   ------     -------      -----        ------    -----

U.S. government agencies and corporations        $ 1,738      6.48%    $ 736        7.14%       $ 2,474    6.82%
                                                 -------              ------                    -------


  Total securities (1)                           $ 1,738      6.48%    $ 736        7.14%       $ 2,474    6.82%
                                                 =======              ======                    =======    ====

(1) Excludes mortgage-backed securities totaling $460,396 with a yield of 7.48%.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "--Net Interest Income-- Interest Sensitivity."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           EARNING ASSETS (CONTINUED)

SHORT-TERM INVESTMENTS. Short-term investments, which consist primarily of federal funds sold, averaged $2,493,000 in 2000. At December 31, 2000, short-term investments totaled $4,690,000. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                                    DEPOSITS

DEPOSITS. Average interest-bearing deposits totaled $4,664,000 in 2000. Average total deposits totaled $6,411,000 during 2000. At December 31, 2000, total deposits were $16,461,767.

The following table sets forth the deposits of the Company by category as of December 31, 2000.

DEPOSITS

DECEMBER 31,                                                  2000
                                                      ----------------------
                                                                 PERCENT OF
(DOLLARS IN THOUSANDS)                                AMOUNT         TOTAL
                                                      ------    -----------
Demand deposit accounts                                $ 1,150        6.99%
Money market accounts                                    1,253        7.61
Savings accounts                                         4,386       26.64
Time deposits less than $100,000                         4,716       28.65
Time deposits of $100,000 or over                        4,957       30.11
                                                     ---------     -------
  Total deposits                                     $  16,462      100.00%
                                                     =========     =======

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $11,505,079 at December 31, 2000.

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 84.90% at December 31, 2000. The maturity distribution of the Company's time deposits over $100,000 at December 31, 2000, is set forth in the following table:

                                     CAPITAL

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE


                                                                                    AFTER SIX
                                                                 AFTER THREE        THROUGH
                                                 WITHIN THREE    THROUGH SIX         TWELVE    AFTER TWELVE
(DOLLARS IN THOUSANDS)                              MONTHS          MONTHS           MONTHS       MONTHS       TOTAL
                                                    -------         -------          -------      -------      -----

 Certificates of deposit of $100,000 or more         $ 305           $ 250          $ 4,402       $    -      $ 4,957


Approximately 6.16% of the Company's time deposits over $100,000 had scheduled maturities within three months, and all time deposits over $100,000 had maturities within twelve months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                               CAPITAL (CONTINUED)

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

RISK-BASED CAPITAL RATIOS
                                                                        THE BANK      THE COMPANY
                                                                        --------      -----------
 (DOLLARS IN THOUSANDS)

Tier 1 capital                                                          $    6,379       $   8,251
Tier 2 capital                                                                 166             166
                                                                        ----------      ----------
   Total qualifying capital                                             $    6,545       $   8,417
                                                                        ==========      ==========

Risk-adjusted total assets (including off-balance sheet exposures)      $   17,208       $  17,208
                                                                        ==========      ==========

Risk-based capital ratios:
 Tier 1 risk-based capital ratio                                             37.07%          47.95%
 Total risk-based capital ratio                                              38.04%          48.91%
 Tier 1 leverage ratio                                                       31.63%          55.89%


                   LIQUIDITY MANAGEMENT AND CAPITAL RESOURCES

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. The Company believes that its capital and liquidity resources are adequate to meet its operating needs.

                               IMPACT OF INFLATION

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement
(SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

                              INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Bank faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Bank.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS

                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202
                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA                               MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                      PRIVATE COMPANIES
R. JASON CASKEY, CPA                                    PRACTICE SECTIONS

JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
DAVID J. WATKINS II, CPA


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Coastal Banking Company, Inc.
Beaufort, South Carolina

We have audited the accompanying consolidated balance sheets of Coastal Banking Company, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 2000 and for the period September 29, 1998 to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Banking Company, Inc. as of December 31, 2000 and 1999, and the consolidated results of its operations and cash flows for the year ended December 31, 2000 and for the period September 29, 1998 to December 31, 1999 in conformity with generally accepted accounting principles.

Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
February 22, 2001

                          COASTAL BANKING COMPANY, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


                                                                        2000                   1999
                                                                        ----                   ----

ASSETS:
 Cash and cash equivalents:
  Cash and due from banks                                              $ 436,807             $ 989,172
  Federal funds sold                                                   4,690,000                     -
                                                                     -----------           -----------
    Total cash and cash equivalents                                    5,126,807               989,172
                                                                     -----------           -----------
 Investment securities:
  Securities available-for-sale                                        2,933,663             6,527,012
  Nonmarketable equity securities                                        318,548                     -
                                                                     -----------           -----------
    Total investment securities                                        3,252,211             6,527,012
                                                                     -----------           -----------

 Loans receivable:                                                    13,976,163                     -
  Less allowance for loan losses                                        (165,700)                    -
                                                                     -----------           -----------
    Loans, net                                                        13,810,463                     -

 Premises, furniture and equipment, net                                2,438,623               972,042
 Accrued interest receivable                                             124,785                25,236
 Other assets                                                            206,785                14,121
                                                                     -----------           -----------
    Total assets                                                     $24,959,674            $8,527,583
                                                                     ===========           ===========

LIABILITIES:
 Deposits:
  Noninterest-bearing transaction accounts                            $1,150,525                   $ -
  Interest-bearing transaction accounts                                1,252,947                     -
  Savings                                                              4,385,837                     -
  Time deposits $100,000 and over                                      4,956,688                     -
  Other time deposits                                                  4,715,770                     -
                                                                     -----------           -----------
    Total deposits                                                    16,461,767                     -

 Accrued interest payable                                                146,455                     -
 Other liabilities                                                       100,834                   100
                                                                     -----------           -----------
    Total liabilities                                                 16,709,056                   100
                                                                     -----------           -----------

 Commitments and contingencies (Notes 11 and 12)

SHAREHOLDERS' EQUITY:
 Preferred stock, $.01 par value; 10,000,000 shares authorized                 -                     -
  and unissued
 Common stock, $.01 par value, 10,000,000 shares authorized;               9,483                 9,483
  948,281shares issued and outstanding
 Capital surplus                                                       8,724,366             8,778,690
 Retained earnings (deficit)                                            (482,463)             (233,280)
 Accumulated other comprehensive income (loss)                              (768)              (27,410)
                                                                     -----------           -----------
    Total shareholders' equity                                         8,250,618             8,527,483
                                                                     -----------           -----------

    Total liabilities and shareholders' equity                       $24,959,674            $8,527,583
                                                                     ===========           ===========


The accompanying notes are an integral part of the consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
          FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE PERIOD
                     SEPTEMBER 29, 1998 TO DECEMBER 31, 1999



                                                                 2000            1999
                                                                 ----            ----


INTEREST INCOME:
 Loans, including fees                                          $ 549,186        $      -
 Investment securities:
 Taxable                                                          218,365          49,243
 Nonmarketable equity securities                                    9,931               -
 Federal funds sold                                               147,180          12,627
                                                                 --------         -------
   Total                                                          924,662          61,870
                                                                 --------         -------

INTEREST EXPENSE:
 Time deposits $100,000 and over                                   71,528               -
 Other deposits                                                   183,354               -
 Other interest expense                                             3,497          10,689
                                                                 --------         -------
   Total                                                          258,379          10,689
                                                                 --------         -------

NET INTEREST INCOME                                               666,283          51,181

 Provision for loan losses                                        165,700               -
                                                                 --------         -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES               500,583          51,181
                                                                 --------         -------

OTHER OPERATING INCOME:
 Service charges on deposit accounts                               22,966               -
 Residential mortgage origination fees                             68,186
 Other income                                                       5,093               -
                                                                 --------         -------
   Total                                                           96,245               -
                                                                 --------         -------

OTHER OPERATING EXPENSES:
 Salaries and employee benefits                                   497,416         116,551
 Occupancy expense                                                 89,106           5,650
 Furniture and equipment expense                                   23,700               -
 Other operating expenses                                         358,883         162,260
                                                                 --------         -------
   Total                                                          969,105         284,461
                                                                 --------         -------

INCOME (LOSS) BEFORE INCOME TAXES                                (372,277)       (233,280)

 Income tax expense (benefit)                                    (123,094)              -
                                                                 --------        --------

NET INCOME (LOSS)                                              $ (249,183)     $ (233,280)
                                                                =========       =========

EARNINGS PER SHARE
 Basic earnings (losses) per share                                $ (0.26)        $ (0.25)
 Diluted earnings (losses) per share                              $ (0.26)        $ (0.25)


The accompanying notes are an integral part of the consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.


         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND
      COMPREHENSIVE INCOME FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE
                 PERIOD SEPTEMBER 29, 1998 TO DECEMBER 31, 1999


                                                                                                  ACCUMULATED
                                                                                  RETAINED          OTHER
                                         COMMON STOCK              CAPITAL        EARNINGS      COMPREHENSIVE
                                    SHARES          AMOUNT         SURPLUS        (DEFICIT)     INCOME (LOSS)       TOTAL
                                   --------         ------        ---------      ----------      ------------       -----
 Issuance of common stock            948,281        $ 9,483      $9,473,327             $ -             $ -      $9,482,810

 Cost of common stock issuance                                     (694,637)                                       (694,637)

 Net income (loss)                                                                 (233,280)                       (233,280)

 Other comprehensive income,
     net of tax benefit of $14,122                                                                  (27,410)        (27,410)
                                                                                                                  ---------

 Comprehensive income                                                                                              (260,690)
                                    --------      ---------     -----------       ----------       ----------     ---------


 BALANCE, DECEMBER 31, 1999          948,281          9,483       8,778,690        (233,280)        (27,410)      8,527,483

 Cost of common stock issuance                                      (54,324)                                        (54,324)

 Net income (loss)                                                                 (249,183)                       (249,183)

 Other comprehensive income,
     net of tax expense of $13,727                                                                   26,642          26,642
                                                                                                                  ---------

 Comprehensive income                                                                                              (222,541)
                                    --------      ---------     -----------       ----------       ----------    ----------
 BALANCE, DECEMBER 31, 2000          948,281        $ 9,483      $8,724,366       $ (482,463)         $ (768)    $8,250,618
                                    ========       ========     ===========      ===========       ==========    ==========


The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE PERIOD SEPTEMBER 29, 1998 TO
                               DECEMBER 31, 1999


                                                                        2000            1999
                                                                         -----           ----

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                     $ (249,183)     $ (233,280)
 Adjustments to reconcile net income to net cash used
  by operating activities:
 Provision for possible loan losses                                       165,700               -
 Depreciation and amortization expense                                     61,732               -
 Amortization less accretion on securities                               (125,757)        (24,007)
 Deferred income tax provision (benefit)                                 (130,076)              -
 (Increase) decrease in interest receivable                               (99,549)        (25,236)
 Increase (decrease) in interest payable                                  146,455               -
 (Increase) decrease in other assets                                      (76,315)              -
 Increase (decrease) in other liabilities                                 100,734               -
                                                                       ----------      ----------
   Net cash used by operating activities                                 (206,259)       (282,523)
                                                                       ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of securities available-for-sale                           (16,285,464)     (6,544,536)
 Maturities of securities available-for-sale                           20,044,939               -
 Net increase in loans to customers                                   (13,976,163)              -
 Purchases of premises and equipment                                   (1,528,313)       (972,042)
 Purchase of Federal Home Loan Bank stock                                 (17,200)              -
 Purchase of Community Financial Services stock                          (100,348)              -
 Purchase of Federal Reserve Bank stock                                  (201,000)              -
                                                                       ----------      ----------
   Net cash used by investing activities                              (12,063,549)     (7,516,578)
                                                                       ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand deposits, interest-bearing                      6,789,309               -
 transaction accounts, and savings accounts
 Net increase in certificates of deposit and other time deposits        9,672,458               -
 Proceeds from borrowings                                                      -              100
 Proceeds from issuance of common stock                                        -        9,482,810
 Costs of common stock issuance                                           (54,324)       (694,637)
                                                                       ----------      ----------
  Net cash provided by financing activities                            16,407,443       8,788,273
                                                                       ----------      ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               4,137,635         989,172

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            989,172               -
                                                                       ----------      ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                             $  5,126,807       $ 989,172
                                                                      ===========      ==========


The accompanying notes are an integral part of the consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION - Coastal Banking Company, Inc. (the Company) was incorporated on September 29, 1998 to organize and own all of the common stock of Lowcountry National Bank (the Bank). Lowcountry National Bank, a national bank, opened for business on May 10, 2000. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Beaufort County, South Carolina. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation.

PRE-OPENING EXPENSES - The activities associated with organizing the Bank were conducted by the Company during the developmental stage period (September 29, 1998 to May 10, 2000).

On May 10, 2000, the close of the developmental stage period, the Company's balance sheet and income statement were as follows:

 Cash and cash equivalents                                $ 6,693,462
 Premises and equipment                                     1,980,179
 Borrowings                                                  (375,000)
 Common stock subscription proceeds,
  net of $748,961 expenses of offering                     (8,733,849)
                                                           -----------

 Net pre-opening expenses                                  $ (435,208)
                                                           ===========

MANAGEMENT'S ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within Beaufort County in South Carolina. The types of securities that the Company invests in are discussed in Note 3. The types of lending that the Company engages in are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


SECURITIES AVAILABLE-FOR-SALE - Securities available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the cost of the Bank's investment in the stocks of the Federal Reserve Bank, Federal Home Loan Bank, and Community Financial Services, Inc. The stocks have no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required by law of every national bank. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank. Borrowings are collateralized by loans secured by one to four family residential mortgages. There were no borrowings at December 31, 2000. At December 31, 2000, the Company's investment in Federal Reserve Bank stock was $201,000, its the investment in Federal Home Loan Bank stock was $17,200, and its investment in Community Financial Services, Inc. was $100,348.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. Leasehold improvements are being amortized over 20 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

LOANS - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Company's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged-off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged-off are added to the allowance.

INCOME TAXES - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses, depreciable premises and equipment, and the net operating loss carryforward.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


RETIREMENT PLAN - The Company has a contributory 401(k) plan covering substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. The Company contributed $.25 per one dollar up to 6% of the employee's compensation in 2000. The Company contributed $2,996 to the plan in 2000.

STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribe by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. See Note 14.

PER SHARE AMOUNTS - Income or loss per share is computed by dividing earnings by the weighted average number of shares outstanding during the year. See Note 15.

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

During 2000, interest paid on deposits and other borrowings totaled $111,924. Interest paid during the period September 29, 1998 to December 31, 1999 on other borrowings totaled $10,689.

There were no income tax payments in 2000 or for the period September 29, 1998 to December 31, 1999.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects for the year ended December 31, 2000 and for the period September 19, 1998 to December 31, 1999 are as follows:

                                                                           2000               1999
                                                                           -----             ----

 Unrealized gains (losses) on available-for-sale securities               $  40,369       $ (41,532)
 Reclassification adjustment for gains (losses) realized in net income
                                                                          ---------       ---------

 Net unrealized gains (losses) on available-for-sale on securities           40,369         (41,532)

 Tax effect                                                                 (13,727)         14,122
                                                                          ---------       ---------

 Net-of-tax amount                                                        $  26,642       $ (27,410)
                                                                          =========       ==========

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

RECLASSIFICATIONS - Certain captions and amounts in the 1999 financial statements were reclassified to conform with the 2000 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required to maintain balances with the Bankers Bank sufficient to cover all cash letter transactions. At December 31, 2000, the requirement was met by the cash balance in the account and by the line available for federal funds.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2000 were:

                                             AMORTIZED           GROSS UNREALIZED        ESTIMATED FAIR
                                               COST           GAINS          LOSSES           VALUE
                                             ---------        -----          ------      --------------
 December 31, 2000
 U.S. government agencies and corporations   $  2,474,429        $ 8,611         $ 9,737     $ 2,473,303
 Mortgage-backed securities                       460,397              -              37         460,360
                                             ------------       --------        --------    ------------

    Total                                    $  2,934,826        $ 8,611         $ 9,774     $ 2,933,663
                                             ============       ========        ========    ============



The amortized cost and estimated fair values of securities available-for-sale at December 31, 1999 were:


                                               AMORTIZED           GROSS UNREALIZED        ESTIMATED FAIR
                                                 COST           GAINS          LOSSES           VALUE
                                               ---------        -----          ------           -----
 December 31, 1999
 U.S. government agencies and corporations     $ 6,568,544           $ 65        $ 41,597     $ 6,610,206
                                               ===========          =====       =========    ============


There were no sales of securities in 1999 or 2000.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)


The following is a summary of maturities of securities available-for-sale as of December 31, 2000. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.
                                                          SECURITIES
                                                        AVAILABLE-FOR-SALE
                                                    ----------------------------
                                                    AMORTIZED     ESTIMATE FAIR
                                                      COST            VALUE
                                                    ---------     --------------

 Due within one year                              $  1,738,040    $  1,733,555
 Due after one year but within five years              736,389         739,748
                                                 -------------     -----------
                                                     2,474,429       2,473,303
 Mortgage-backed securities                            460,397         460,360
                                                 -------------     -----------

    Total                                          $ 2,934,826     $ 2,933,663
                                                 =============     ===========

At December 31, 2000, securities having an amortized cost of $1,717,267 and an estimated fair value of $1,720,684 were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.

NOTE 4 - LOANS

Major classifications of loans receivable at December 31, 2000 are summarized as follows:
                                                                    2000
                                                                    ----
 Real estate - construction                                      $ 441,396
 Real estate - mortgage                                          6,237,547
 Commercial and industrial                                       6,365,451
 Mortgage loans held for sale                                      401,691
 Consumer and other                                                530,078
                                                            --------------

     Total gross loans                                      $   13,976,163
                                                             =============


Transactions in the allowance for loan losses for the year ended December 31, 2000 are summarized below:

                                                                   2000
                                                                   ----

 Balance, beginning of period                                 $          -
 Provision charged to operations                                   165,700
 Recoveries on loans previously charged-off                              -
 Loans charged-off                                                       -
                                                            --------------

    Balance, end of year                                      $    165,700
                                                            ==============


There were no loans in nonaccrual status and no loans past due ninety days or more and still accruing interest at December 31, 2000.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2000 and 1999:

                                                 2000             1999
                                                 ----             ----

 Land and improvements                       $  1,099,765   $     781,644
 Building                                         979,598         108,772
 Furniture and equipment                          420,992          41,169
 Construction in progress                               -          40,457
                                              -----------     -----------
    Total                                       2,500,355         972,042
 Less, accumulated depreciation                   (61,732)             -
                                               ----------     -----------

    Premises and equipment, net                $2,438,623       $ 972,042
                                               ==========       =========

NOTE 6 - DEPOSITS

At December 31, 2000, the scheduled maturities of certificates of deposit were as follows:

MATURING IN                                                         AMOUNT
------------                                                        ------

 2001                                                             $9,104,654
 2002                                                                567,804
                                                                   ---------

                                                                  $9,672,458

As of December 31, 2000, overdrafts in the amount of $4,572 were classified as loans.

NOTE 7 - OTHER OPERATING EXPENSES

Other operating expenses for the year ended December 31, 2000 and for the period September 29, 1998 to December 31, 1999 are summarized below:

                                                      2000            1999
                                                      ----            ----

Professional fees                                   $ 116,459       $ 117,188
Insurance                                              35,082           4,347
Telephone expenses                                     12,183           3,790
Data processing                                        40,178               -
Postage and freight                                    16,696               -
Advertising                                            84,268               -
Office supplies                                        19,740               -
Other                                                  34,277          36,935
                                                      -------         -------

   Total                                           $  358,883       $ 162,260
                                                   ==========       =========

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8 - INCOME TAXES

Income tax expense (benefit) for the year ended December 31, 2000 and for the period September 29, 1998 to December 31, 1999 is summarized as follows:

                                                       2000          1999
                                                       ----          ----
Currently payable:
 Federal                                       $           -       $         -
 State                                                 7,252                 -
                                               -------------         ---------
   Total current                                       7,252                 -
                                               -------------         ---------
Change in deferred income taxes:
 Federal                                            (108,950)                -
 State                                                (7,669)                -
                                               -------------         ---------
   Total deferred                                   (116,619)                -
                                               -------------         ---------

Income tax expense                             $    (109,367)       $        -
                                               =============         =========

Income tax expense is allocated as follows:
 To continuing operations                      $    (123,094)       $        -
 To shareholders' equity                              13,727           (14,122)
                                               -------------         ---------
   Income tax expense (benefit)                $    (109,367)       $  (14,122)
                                               =============         =========

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2000 and 1999 are as follows:

                                                    2000             1999
                                                    ----             ----
Deferred tax assets:
    Allowance for loan losses                  $     57,471       $          -
 Net operating loss carryforward                     23,110             89,813
 Organization costs                                 155,233                  -
 Available-for-sale securities                          395             14,121
                                               -------------         ---------
    Total deferred tax assets                       236,209            103,934
Less, valuation allowance                           (90,933)           (89,813)
                                               -------------         ---------
    Net deferred tax assets                         145,276             14,121

Deferred tax liabilities:
 Accumulated depreciation                            14,535                  -
                                               -------------         ---------

    Net deferred tax asset recognized          $    130,741       $     14,121
                                               =============         =========


Deferred tax assets represent the future tax benefit of deductible differences and, if its more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2000, management has determined that it is more likely than not that $145,276 of the total deferred tax asset will be realized, and accordingly, has established a valuation allowance of $90,933.

The Company has a net operating loss for federal income tax purposes of $72,488 as of December 31, 2000. This net operating loss expires in the year 2020.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8 - INCOME TAXES (CONTINUED)


A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the year ended December 31, 2000 and the period September 29, 1998 to December 31, 1999 is presented below:

                                                            2000            1999
                                                            ----            ----

 Tax expense at statutory rate                          $   (126,574)   $     (75,349)
 State income tax, net of federal income tax benefit          (5,877)         (14,464)
 Change in the deferred tax asset valuation allowance          1,120           89,813
 Other                                                         8,237                -
                                                       --------------  --------------
   Income tax expense (benefit)                         $   (123,094)   $           -
                                                       ==============  ==============


NOTE 9 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2000 the Bank had related party loans totaling $305,358. During 2000, $311,250 of new loans were made to related parties and repayments totaled $5,892.

NOTE 10 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

The ability of Coastal Banking Company, Inc., to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. The undivided profits of the Bank at December 31, 2000 were negative and not available to pay cash dividends to the Company.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2000, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2000:

                                                                  2000
                                                                  ----

 Commitments to extend credit                                 $  2,323,928
 Standby letters of credit                                               -


Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Beaufort County and surrounding areas.

NOTE 13 - REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to quarterly average assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - REGULATORY MATTERS (CONTINUED)


The following table summarizes the capital amounts and ratios and the regulatory minimum requirements at December 31, 2000 for the Bank.

                                                                                                   TO BE WELL-
                                                                                                  CAPITALIZED UNDER
                                                                             FOR CAPITAL          PROMPT CORRECTIVE
                                               ACTUAL                      ADEQUACY PURPOSES      ACTION PROVISIONS
                                               AMOUNT        RATIO        AMOUNT       RATIO       AMOUNT        RATIO
                                               ------        -----        ------       -----       ------        -----
DECEMBER 31, 2000

 Total capital (to risk-weighted assets)    $ 6,545,161       38.04%    $ 1,376,660       8.00%   $ 1,720,825      10.00%
 Tier 1 capital (to risk-weighted assets)     6,378,693       37.07%        688,330       4.00%     1,032,495       6.00%
 Tier 1 capital (to average assets)           6,378,693       31.63%        806,800       4.00%     1,008,500       5.00%

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies less than $150,000,000 in consolidated assets.

NOTE 14 - STOCK WARRANTS

In accordance with the provision of the Company's initial public stock offering, the directors received stock warrants which give them the right to purchase 202,000 shares of the Company's common stock at a price of $10.00 per share. The warrants vest equally over a three-year period beginning December 2, 2000 and expire on December 2, 2010 or ninety days after the warrant holder ceases to serve as a member of the Board of Directors.

As of December 31, 2000, warrants totaling 67,333 were exercisable. None of the warrants had been exercised or cancelled.

NOTE 15 - STOCK COMPENSATION PLAN

At the annual shareholders' meeting in May 2000, the shareholders approved the Company's 2000 Stock Incentive Plan (Stock Plan) that provides for the granting of options to purchase up to 142,242 shares of the Company's common stock to directors, officers, employees, or consultants of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair value of a share on the date of grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire, unexercised or are canceled become available for issuance. The options granted to the three senior officers vest equally over five years. The 10,000 options granted to a consultant vested immediately. All shares granted were at an exercise price of $10.00 per share. At December 31, 2000, there were 64,827 options available for grant.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - STOCK COMPENSATION PLAN (CONTINUED)


The Company applies APB Opinion No. 25 in accounting for stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net income
(loss) and earnings (losses) per share for the year ended December 31, 2000 would have been reduced to the pro forma amounts indicated below:


                                                                     2000
                                                                     ----
Net income (loss):
 As reported                                                    $ (249,183)
 Pro forma                                                        (328,937)

Basic earnings (losses) per share:
 As reported                                                       $ (0.26)
 Pro forma                                                           (0.35)

Diluted earnings (losses) per share:
 As reported                                                       $ (0.26)
 Pro forma                                                           (0.35)

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rates of 6.14 percent; and an expected life of 10 years.

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2000 is $4.54.

A summary of the status of the Company's stock option plan as of December 31, 2000 and changes during the year is presented below:


                                          WEIGHTED
                                                                     AVERAGE
                                                                    EXERCISE
                                                        SHARES       PRICE
                                                        ------      --------

 Outstanding at beginning of year                               -    $        -
 Granted                                                   77,415         10.00
 Exercised                                                      -             -
 Cancelled                                                      -             -
                                                       ----------    ----------
 Outstanding at end of year                                77,415    $    10.00
                                                       ==========

There were 10,000 options exercisable at December 31, 2000.

At December 31, 2000, the outstanding stock options had a weighted-average remaining life of 9.43 years and a remaining life of 9.43 years for those stock options that were exercisable. All stock options that have been issued by the Company have an exercisable price of $10.00.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 16 - EARNINGS PER SHARE

Net income per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Net income per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. There were no dilutive common share equivalents outstanding during 2000 or 1999; therefore basic earnings per share and diluted earnings per share were the same.

                                                         2000             1999
                                                         -----            ----
 Net income per share - basic computation:

 Net income available to common shareholders        $ (249,183)      $ (233,280)
                                                    ===========      ===========

 Average common shares outstanding - basic              948,281          948,281
                                                    ===========      ===========

 Net income per share - basic                       $     (.26)      $     (.25)




NOTE 17 - UNUSED LINES OF CREDIT

As of December 31, 2000, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $4,495,900. These lines of credit are available on a one to fourteen day basis for general corporate purposes.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

CASH AND DUE FROM BANKS - The carrying amount is a reasonable estimate of fair value.

FEDERAL FUNDS SOLD - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

INVESTMENT SECURITIES - The fair values of securities available for sale equal the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying amount of nonmarketable equity securities is a reasonable estimate of fair value since no ready market exists for these securities.

LOANS - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


DEPOSITS - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

ACCRUED INTEREST RECEIVABLE AND PAYABLE - The carrying value of these instruments is a reasonable estimate of fair value.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - The carrying amount for loan commitments which are off-balance-sheet financial instruments, approximates the fair value since the obligations are typically based on current market rates.

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2000 and 1999 are as follows:

                                                           2000                            1999
                                                           ----                           ----

                                                          CARRYING     ESTIMATED FAIR    CARRYING     ESTIMATED FAIR
                                                          AMOUNT           VALUE          AMOUNT          VALUE
                                                          --------     --------------     -------     --------------


FINANCIAL ASSETS:
 Cash and due from banks                                   $  436,807      $  436,807     $  989,172      $  989,172
 Federal funds sold                                         4,690,000       4,690,000              -               -
 Securities available-for-sale                              2,933,663       2,933,663      6,527,012       6,527,012
 Nonmarketable securities                                     318,548         318,548              -               -
 Loans                                                     13,976,163      13,854,817              -               -
 Allowance for loan losses                                   (165,700)       (165,700)             -               -
 Accrued interest receivable                                  124,785         124,785         25,236          25,236

FINANCIAL LIABILITIES:
 Demand deposit, interest-bearing                          $6,789,309      $6,789,309     $        -       $       -
  transaction, and savings accounts
 Certificates of deposit and other time deposits            9,672,458       9,732,605              -               -
 Accrued interest payable                                     146,455         146,455

                                                          NOTIONAL     ESTIMATED FAIR    NOTIONAL     ESTIMATED FAIR
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:                  AMOUNT           VALUE          AMOUNT          VALUE
                                                          -------          ------         -------     --------------

 Commitments to extend credit                              $2,323,928      $2,323,928      $       -       $       -
 Standby letters of credit                                          -               -              -               -

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 19 - COASTAL BANKING COMPANY, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Coastal Banking Company, Inc. (Parent Company Only).

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                            2000            1999
                                                            ----            ----


ASSETS
 Cash                                                   $ 1,913,833     $    989,172
 Securities available-for-sale                                    -        6,527,012
 Investment in banking subsidiary                         6,378,693                -
 Premises and equipment                                           -          972,042
 Other assets                                                     -           39,357
                                                       ------------    -------------
   Total assets                                         $ 8,292,526     $  8,527,583
                                                       ============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

 Other liabilities                                      $    41,908     $        100

 Shareholders' equity                                     8,250,618        8,527,483

                                                       ------------    -------------
   Total liabilities and shareholders' equity           $ 8,292,526     $  8,527,583
                                                       ============    =============





                              STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE PERIOD SEPTEMBER 29, 1998 TO DECEMBER 31, 1999


                                                             2000            1999
                                                             ----            ----
INCOME
 Interest on investments                                $   170,066     $     61,870
                                                       ------------    -------------
    Total income                                            170,066           61,870
                                                       ------------    -------------

EXPENSES
 Other expenses                                              56,802          295,150
                                                       ------------    -------------

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN             113,264         (233,280)
 UNDISTRIBUTED EARNINGS OF BANKING SUBSIDIARY

 Income tax expense                                          41,908                -

 Equity in undistributed losses of banking subsidiary      (320,539)               -
                                                       ------------    -------------

    NET INCOME (LOSS)                                   $  (249,183)     $  (233,280)
                                                       ============    =============

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - COASTAL BANKING COMPANY, INC. (PARENT COMPANY ONLY) (CONTINUED)


                            STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE PERIOD SEPTEMBER 29, 1998 TO DECEMBER 31, 1999


                                                                     2000            1999


CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                               $   (249,183)   $   (233,280)
 Adjustments to reconcile net income to net cash provided by operating activities:
 Amortization less accretion of securities                           (114,606)        (24,007)

 Equity in undistributed earnings of banking subsidiary               320,539               -
 (Increase) decrease in other assets
                                                                       39,357         (25,236)
 Increase in other liabilities
                                                                       41,808               -

    Net cash provided (used) by operating activities                   37,915        (282,523)



CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of securities available-for-sale                        (13,340,972)     (6,544,536)
 Proceeds from maturities of securities available-for-sale          20,010,000               -
 Purchases of premises and equipment                                (1,008,137)       (972,042)
 Proceeds from disposal of premises and equipment                    1,980,179               -
    Net cash provided (used) by investing activities                 7,641,070      (7,516,578)


CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from borrowings
                                                                             -              100
 Issuance of common stock                                                    -        9,482,810

 Purchase of Bank's common stock                                    (6,700,000)               -
 Costs of stock issuance                                               (54,324)        (694,637)



    Net cash (used) provided by financing activities                (6,754,324)       8,788,273


INCREASE IN CASH                                                       924,661          989,172

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         989,172                -

CASH AND CASH EQUIVALENTS, ENDING OF PERIOD                        $ 1,913,833        $ 989,172


                          COASTAL BANKING COMPANY, INC.

                                 CORPORATE DATA

                               BOARD OF DIRECTORS

Marjorie Trask Gray, DMD............................Dentist, Marjorie Gray, DMD

Dennis O. Green, CPA......................President, Keiretsu Investments, Inc.

Mark B. Heles...........................................Owner, President & CEO,
                                                 Tempo Personnel Services, Inc.

J. Phillip Hodges, Jr........................Investment Manager, KSH Properties
                                                        and KSH Properties, LLC

James W. Holden, Jr., DVM..................................Owner, Veterinarian,
                                                     Sea Island Animal Hospital

Ladson F. Howell.........................................Retired, Attorney with
                                                    Howell, Gibson & Hughes, PA

James C. Key..................................Partner, Shenandoah Group, L.L.P.

Randolph C. Kohn................................................President & CEO
                                                    Coastal Banking Company and
                                                       Lowcountry National Bank

Ron Lewis.............................Owner, McDonald's Restaurants of Beaufort

Lila N. Meeks.........................................Dean of Academic Affairs,
                                                                 USC - Beaufort

Robert B. Pinkerton.........................President & CEO, Athena Corporation

John M. Trask, III.............................Co-Owner, Lowcountry Real Estate

Matt A. Trumps........................................Co-Owner, Tideland Realty

                                 SENIOR OFFICERS

             Randolph C. Kohn, President and Chief Executive Officer

   Charlie T. Lovering, Jr., Senior Vice President and Chief Financial Officer

        Bryan K. Newton, Senior Vice President and Senior Credit Officer

                                 CORPORATE DATA

                                 ANNUAL MEETING:

The Annual Meeting of Shareholders of Coastal Banking Company, Inc. will be held at Oyster Cove, Beaufort, South Carolina on Tuesday, May 15, 2001, at 10:00 a.m.



CORPORATE OFFICE:                    GENERAL COUNSEL:
----------------                     ---------------

36 Sea Island Parkway                Nelson Mullins Riley & Scarborough, L.L.P.
Beaufort, South Carolina 29902       First Union Plaza, Suite 1400
Phone (843) 522-1228                 999 Peachtree Street, NE
Fax (843) 524-4510                   Atlanta, Georgia, 30309

STOCK TRANSFER DEPARTMENT:                      INDEPENDENT AUDITORS:

First Citizens Bank & Trust Company of SC    Tourville, Simpson & Caskey, L.L.P.
Post Office Box 29                           500 Taylor Street, Suite 101
Columbia, South Carolina 29202               Post Office Box 1769
                                             Columbia, South Carolina 29202

STOCK INFORMATION:

The Common Stock of Coastal Banking Company, Inc. is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol "CBCO." There were approximately 883 shareholders of record on December 31, 2000.

The Company has never declared or paid a cash dividend and does not expect to do so in the foreseeable future. The ability of the Company to pay cash dividends is dependent upon receiving cash dividends from the Bank. However, South Carolina and federal banking regulations restrict the amount of cash dividends that can be paid to the Company from the Bank.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED AT NO CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: CHARLIE T. LOVERING, JR., CHIEF FINANCIAL OFFICER, COASTAL BANKING COMPANY, INC., 36 SEA ISLAND PARKWAY, BEAUFORT, SOUTH CAROLINA 29902.

THIS ANNUAL REPORT SERVES AS THE ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO PART 350 OF THE FEDERAL DEPOSIT INSURANCE CORPORATION'S RULES AND REGULATIONS. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE OFFICE OF THE COMPTROLLER OF THE CURRENCY.