Form 10KSB, Exhibit 13
period 2001-12-31
COASTAL BANKING CO INC
filed 2002-04-01
CIK 1093897

                          COASTAL BANKING COMPANY, INC.



                                                                      Exhibit 13

Coastal Banking Company 2001 Annual Report










                                TABLE OF CONTENTS


                                                                                                        PAGE
                                                                                                        ----
Shareholders' Letter ..........................................................................            2
Financial Charts ..............................................................................          3-5
Selected Financial Data .......................................................................            6
Management's Discussion and Analysis ..........................................................         7-21
Independent Auditors' Report ..................................................................           22
Consolidated Balance Sheets ...................................................................           23
Consolidated Statements of Income .............................................................           24
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income ...........           25
Consolidated Statements of Cash Flows .........................................................           26
Notes to Consolidated Financial Statements ....................................................        27-43
Directors and Officers ........................................................................           44
Corporate Data ................................................................................           45


Dear Shareholder:

2001 was a year of continued growth for the Company's wholly owned subsidiary, Lowcountry National Bank, as we established ourselves as a viable banking institution in the Beaufort County community. Our local decision making coupled with our commitment to deliver superior, personal, friendly, and responsive customer service continue to be the key to our success.

The year-end 2001 also proved to be a year of "first" for the Company. It was our first full year of operation and our first year of profitability. We are pleased to report to you that year-end net income was $38,103, compared to a loss of $249,183 for the year ending December 31, 2000. Year-end diluted earnings per share were $0.04 as compared to a loss of $0.26 in 2000.

Loan demand was strong during 2001 enabling us to grow our portfolio with quality loans. At December 31, 2001 total loans were $36,053,427, which represented a 158% increase from the $13,976,163 shown at year-end December 31, 2000. Charge-offs were nominal, 0.01% as a percent of year-end total loans, reflecting our continued commitment to making quality loans. Even though we believe that our loan portfolio is of high quality, we increased our allowance for loan losses by $265,800 as a precaution against any unforeseen losses. Our loan loss reserve now stands at $427,465 or 1.18% of total loans. We continue to aggressively seek quality loan customers while continuing our commitment to overall asset quality.

Deposit growth for the year kept pace with loan growth. At December 31, 2001, total deposits had increased from $16,461,767 at December 31, 2000 to $39,478,014. This is a 140% increase during the year. We are pleased to report that this substantial growth in deposits was achieved without the necessity of paying above market rates. As you would expect, total assets also showed substantial growth for the year-end 2001 by increasing from $24,959,674 at December 31, 2000 to $48,692,697 at December 31, 2001. This represents a 95% total asset increase for the Company during 2001.

During the year, the Company was successful in locating and purchasing a tract of land in Bluffton, SC to be used for a future branch site. The property is located at the intersection of Highway 170 and Highway 278. This is the major intersection of the highways connecting Beaufort and Hilton Head and is destined to be the "cross-roads" of Beaufort County. This purchase allowed us to begin the process of studying the feasibility of opening a loan production office in the Bluffton market area. The management of Lowcountry National Bank expects this office to be up and running during the first quarter of 2002.

Management is pleased with the growth in earnings, assets and deposits despite a fourth quarter of economic uncertainties due to the September 11th tragedy. These results exceed our initial projections, therefore we remain optimistic about the continued growth and success of the Company. The foundation is firmly in place, and we continue to move forward- forward to stronger and lasting relationships with our customers, forward to investing in our community and, most importantly, forward to making our shareholder's investment grow. We thank you for your trust and support, and we pledge our continued best efforts to be worthy of both.






Ladson F. Howell                                       Randolph C. Kohn
Chairman of the Board                                  President and CEO

                         COASTAL BANKING COMPANY, INC.

                                 TOTAL DEPOSITS
                                 2000 AND 2001



                                    [CHART]

                                      2000
MAY      JUNE     JULY     AUG      SEPT     OCT       NOV     DEC
1.7      4.6      6.3      8.9      11.4     12.1     13.5     16.5


                                      2001
JAN    FEB     MAR     APR     MAY    JUNE   JULY   AUG   SEPT   OCT  NOV   DEC

20.9   21.8    23.0    23.2    26.5   27.7   29.5  32.1  31.5  37.1  39.1  39.5

                          COASTAL BANKING COMPANY, INC.

                                      LOANS
                                 2000 AND 2001



                                    [CHART]

                                      2000
MAY      JUNE     JULY     AUG      SEPT     OCT       NOV     DEC

2.8      3.8      5.8      7.8      9.6      10.9     12.8     14.0


                                      2001
JAN    FEB     MAR     APR     MAY    JUNE   JULY   AUG   SEPT   OCT  NOV   DEC

16.7   17.5    19.7    21.2    24.1   25.0   27.2  27.9  27.8  30.4  30.8  36.1

                          COASTAL BANKING COMPANY, INC.

                                  TOTAL ASSETS
                                 2000 AND 2001



                                    [CHART]

                                      2000
MAY      JUNE     JULY     AUG      SEPT     OCT       NOV     DEC

8.3      11.3     12.7     15.7    18.3     19.0     20.1     25.0


                                      2001
JAN    FEB     MAR     APR     MAY    JUNE   JULY   AUG   SEPT   OCT  NOV   DEC
27.6   28.4    29.8    30.5    33.4   34.6   36.5  39.0  38.4  43.9  46.0  48.7

                             SELECTED FINANCIAL DATA

The following selected financial data for the years ended December 31, 2001 and 2000, and for the period September 29, 1998 to December 31, 1999 is derived from the financial statements and other data of the Company. The financial statements for the years ended December 31, 2001 and 2000 and for the period September 29, 1998 to December 31, 1999, were audited by Tourville, Simpson & Caskey, L.L.P., independent auditors. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.


                                                                        2001              2000              1999
                                                                     ---------         ----------         ---------
 (Dollars in thousands)
INCOME STATEMENT DATA:
Interest income                                                      $   2,563         $      925         $      62
Interest expense                                                         1,258                258                11
                                                                     ---------         ----------         ---------
Net interest income                                                      1,305                667                51
Provision for loan losses                                                  266                166                --
                                                                     ---------         ----------         ---------
Net interest income after provision for loan losses                      1,039                501                51
Noninterest income                                                         388                 96                --
Noninterest expense                                                      1,375                969               284
                                                                     ---------         ----------         ---------
Income (loss) before income taxes                                           52               (372)             (233)
Income tax expense (benefit)                                                14               (123)               --
                                                                     ---------         ----------         ---------
Net income (loss)                                                    $      38         $     (249)        $    (233)
                                                                     =========         ==========         =========

BALANCE SHEET DATA:
Assets                                                               $  48,693         $   24,960         $   8,528
Earning assets                                                          45,288             21,919             6,527
Securities (1)                                                           8,291              2,934             6,527
Loans (2)                                                               36,053             13,976                --
Allowance for loan losses                                                  427                166                --
Deposits                                                                39,478             16,462                --
Shareholders' equity                                                     8,314              8,251             8,527

PER-SHARE DATA:
Earnings (losses) per-share                                          $    0.04         $    (0.26)        $   (0.25)
Book value (period end)                                                   8.77               8.70              8.99
Tangible book value (period end)                                          8.77               8.70              8.99

PERFORMANCE RATIOS:
Return on average assets                                                  0.11%             (1.69)               --
Return on average equity                                                  0.59              (3.00)               --
Net interest margin (3)                                                   4.03               5.64                --
Efficiency (4)                                                           81.24             127.09                --

CAPITAL AND LIQUIDITY RATIOS:
Average equity to average assets                                         18.16%             56.23                --
Leverage (4.00% required minimum)                                        19.26              55.89                --
Risk-based capital
Tier 1                                                                   22.67%             47.95                --
Total                                                                    23.84              48.91                --
Average loans to average deposits                                        85.70              90.34                --




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

Organizing activities for the Company began in September 1998. Upon the completion of the application process with the Office of the Comptroller of the Currency for a national bank charter and with the Federal Deposit Insurance Corporation for deposit insurance, the Company was ready to issue stock. In November 1999, the Company commenced an initial public offering of up to 10,000,000 shares of its common stock. The stock sale resulted in the issuance of 948,281 shares at a price of $10.00 per share. The offering resulted in capital totaling $8,733,849, net of selling expenses of $748,961. The Bank began operations on May 10, 2000 at 36 Sea Island Parkway, Beaufort, South Carolina 29902. The following discussion should be read with an understanding of the Company's short history.

                              RESULTS OF OPERATIONS

A comparison between 2001 and 2000 is not relevant since the Bank was only open for business seven and a half months in 2000.

Year ended December 31, 2001

Net interest income for the year ended December 31, 2001 was $1,304,596. Total interest income was $2,563,126 and was partially offset by interest expense of $1,258,530. The components of interest income were interest from loans and loan fees of $2,122,328, investment securities of $348,729, interest on federal funds sold of $68,848, and interest on time deposits with other banks of $23,221.

The Company's net interest spread and net interest margin were 2.96% and 4.03%, respectively, in 2001. The largest component of average earning assets was loans which had a yield of 8.67%. The yield on earning assets was 7.92% for the year. The yield on interest bearing liabilities was 4.97% for the year.

The provision for loan losses was $265,800 in 2001. The charges to the provision were primarily to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        RESULTS OF OPERATIONS (continued)

Noninterest income for the year ended December 31, 2001 totaled $387,928. The largest component of noninterest income was residential mortgage origination fees which totaled $290,234. Service charges on deposit accounts totaled $76,286 for the year ended December 31, 2001.

Noninterest expense for the year ended December 31, 2001 totaled $1,374,986. Salaries and employee benefits totaled $714,386 for the year. Other noninterest expenses totaled $660,600 for the period.

The Company's net income for the year ended December 31, 2001 was $38,103, net of income tax expense of $13,635.

Year ended December 31, 2000

Net interest income for the year ended December 31, 2000 was $666,283. Total interest income was $924,662 and was partially offset by interest expense of $258,379. The components of interest income were interest from loans and loan fees of $549,186, investment securities of $228,296 and interest on federal funds sold of $147,180.

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

Noninterest expense for the year ended December 31, 2000 totaled $969,105. Noninterest expense included $176,802 in pre-opening expenses. Salaries and employee benefits totaled $497,416 for the year. Salaries included the cost of key personnel employed during the organizational process. Other noninterest expenses totaled $471,689 for the year. These expenses included a number of one-time expenses associated with opening the Bank.

The Company's net loss for the year ended December 31, 2000 was $249,183. The net loss for the year is after the recognization of an income tax benefit of $123,094 for the period. The net loss includes pre-opening expenses of $118,457, net of tax.

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

Average Balances, Income and Expenses and Rates. The following table sets forth, for the years indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the period indicated. The period September 29, 1998 to December 31, 1999 is not presented since this information would not be meaningful because the subsidiary bank was not operating at that time.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         NET INTEREST INCOME (continued)

AVERAGE BALANCES, INCOME AND EXPENSES AND RATES

YEAR ENDED DECEMBER 31,                                              2001                              2000
                                                       ---------------------------------   ----------------------------
                                                       Average        Income/     Yield/   Average     Income/   Yield/
(Dollars in thousands)                                 BALANCE        EXPENSE      RATE    BALANCE     EXPENSE    RATE
                                                       --------       --------    ------   -------     -------   ------
Assets:
Earning Assets:
Loans (1)                                              $ 24,490       $  2,122     8.67%   $ 5,725     $  549     9.59%
Securities, taxable (2)                                   5,444            330     6.05      3,380        219     6.48
Nonmarketable securities                                    422             19     4.57        218         10     4.59
Federal funds sold                                        1,572             69     4.38      2,493        147     5.90
Time deposits with other banks                              422             23     5.51         --         --
                                                       --------       --------             -------     ------

Total earning assets                                     32,350          2,563     7.92     11,816        925     7.83
                                                                      --------                         ------
Cash and due from banks                                     578                                737
Premises and equipment                                    2,413                              2,113
Other assets                                                450                                154
Allowance for loan losses                                  (302)                               (56)
                                                       --------                           --------
Total assets                                           $ 35,489                           $ 14,764
                                                       ========                           ========
LIABILITIES:
Interest-bearing
 Liabilities:
Interest-bearing transaction accounts                  $  2,118             13     0.62%   $   490          5     0.99%
Savings deposits                                          7,368            316     4.30      1,260         65     5.18
Time deposits                                            15,788            927     5.87      2,840        185     6.51
Other borrowings                                             71              2     3.04         74          3     4.73
                                                       --------       --------             -------     ------
Total interest-bearing liabilities                       25,345          1,258     4.96      4,664        258     5.53
                                                                      --------                         ------
Demand deposits                                           3,302                              1,747
Accrued interest and other liabilities                      398                                 51
Shareholders' equity                                      6,444                              8,302
                                                       --------                           --------
Total liabilities and shareholders' equity             $ 35,489                           $ 14,764
                                                       ========                           ========
Net interest spread                                                                2.96%                          2.30%
Net interest income                                                   $  1,305                         $  667
                                                                      ========                         ======

Net interest margin                                                                4.03%                          5.64%



(1) There were no loans in nonaccrual status and the effect of fees collected on loans is not significant to the computations. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available for sale.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         NET INTEREST INCOME (continued)

Rate/Volume Analysis. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:


                                                                                     2001 COMPARED TO 2000
                                                                                 DUE TO INCREASE (DECREASE) IN
 (Dollars in thousands)                                           VOLUME            RATE         VOLUME/RATE         TOTAL
                                                                 ---------         -------       -----------       ---------
Interest income:
Loans                                                            $   1,800         $   (53)        $  (174)        $   1,573
Taxable securities                                                     133             (14)             (8)              111
Nonmarketable equity securities                                          9              --              --                 9
Federal funds sold                                                     (54)            (38)             14               (78)
Time deposits with other banks                                          --              --              23                23
                                                                 ---------         -------         -------         ---------
Total interest income                                                1,888            (105)           (145)            1,638
                                                                 ---------         -------         -------         ---------
Interest expense:
Interest-bearing transaction accounts                                   16              (2)             (6)                8
Savings deposits                                                       316             (11)            (54)              251
Time deposits                                                          842             (18)            (82)              742
Other borrowings                                                        --              (1)             --                (1)
                                                                 ---------         -------         -------         ---------
Total interest expense                                               1,174             (32)           (142)            1,000
                                                                 ---------         -------         -------         ---------
Net interest income                                              $     714         $   (73)        $    (3)        $     638
                                                                 =========         =======         =======         =========



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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         NET INTEREST INCOME (continued)

The following table sets forth the Company's interest rate sensitivity at December 31, 2001.

INTEREST SENSITIVITY ANALYSIS


                                                     AFTER ONE    AFTER THREE                   GREATER THAN
                                                      THROUGH       THROUGH                       ONE YEAR
                                      WITHIN ONE       THREE         TWELVE         WITHIN         OR NON-
(Dollars in thousands)                   MONTH         MONTHS        MONTHS        ONE YEAR       SENSITIVE     TOTAL
                                      ----------     ---------    -----------      --------     ------------   -------

ASSETS
Earning Assets
Loans                                  $ 10,885       $ 1,672       $  7,957       $ 20,514       $15,539      $36,053
Securities available-for-sale                 5            15             26             46         8,245        8,291
Nonmarketable securities                     --            --             --             --           444          444
                                       --------       -------       --------       --------       -------      -------
Total earning assets                     10,890         1,687          7,983         20,560        24,228       44,788
                                       --------       -------       --------       --------       -------      -------

LIABILITIES
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits                           2,576            --             --          2,576            --        2,576
Savings deposits                         12,137            --             --         12,137            --       12,137
Time deposits                               440         4,731         16,562         21,733           955       22,688
                                       --------       -------       --------       --------       -------      -------
Total interest-bearing deposits          15,153         4,731         16,562         36,446           955       37,401
Federal funds purchased                     618            --             --            618            --          618
                                       --------       -------       --------       --------       -------      -------
Total interest-bearing liabilities       15,771         4,731         16,562         37,064           955       38,019
                                       --------       -------       --------       --------       -------      -------
Period gap                             $ (4,881)      $(3,044)      $ (8,579)      $(16,504)      $23,273
                                                      =======       ========       ========       =======      =======
Cumulative gap                         $ (4,881)      $(7,925)      $(16,504)      $(16,504)      $ 6,769
                                                      =======       ========       ========       =======      =======
Ratio of cumulative gap to total                       (10.90)%       (17.69)%       (36.85)%      (36.85)%      15.11%
 earning assets



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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         NET INTEREST INCOME (continued)

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability sensitive for all time periods presented within one year. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

The following table sets forth certain information with respect to the Company's allowance for loan losses for the years ended December 31, 2001 and 2000.

ALLOWANCE FOR LOAN LOSSES


(Dollars in thousands)                                                                         2001                   2000
                                                                                              -------                -------
Total loans outstanding at end of period                                                      $36,053                $13,976
                                                                                              -------                -------
Average loans outstanding                                                                     $24,490                $ 5,725
                                                                                              =======                =======
Balance of allowance for loan losses at beginning of period                                   $   166                $    --
Loan losses:
Commercial, financial and agricultural                                                             --                     --
Real estate - mortgage                                                                             --                     --
Consumer                                                                                            5                     --
                                                                                              -------                -------
Total loan losses                                                                                   5                     --
                                                                                              -------                -------
Recoveries of previous loan losses:
Commercial, financial and agricultural                                                             --                     --
Real estate - mortgage
Consumer                                                                                           --                     --
                                                                                              -------                -------
Total recoveries                                                                                   --                     --
                                                                                              -------                -------
Net loan losses                                                                                     5                     --
Provision for loan losses                                                                         266                    166
                                                                                              -------                -------
Balance of allowance for loan losses at end of period                                         $   427                $   166
                                                                                              =======                =======

RATIOS:
Net charge-offs to average loans outstanding                                                     0.02%                   N/A
Net charge-offs to loans at end of year                                                          0.01%                   N/A
Allowance for loan losses to average loans                                                       1.74%                  2.90%
Allowance for loan losses to loans at end of year                                                1.18%                  1.19%
Net charge-offs to allowance for loan losses                                                     1.17%                   N/A
Net charge-offs to provisions for loan losses                                                    1.88%                   N/A



Nonperforming Assets. There were no nonperforming assets at December 31, 2001 or 2000.

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

Potential Problem Loans. At December 31, 2001, the Company had identified criticized loans totaling $23,381 and no classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. However, the overall objective of the Company has been to maintain the allowance for loan losses at approximately 1% to 1.25% of total loans outstanding to provide for potential problem loans, until a history is established.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         NONINTEREST INCOME AND EXPENSE

Noninterest Income. The largest component of noninterest income was residential mortgage origination fees which totaled $290,234 for the year ended December 31, 2001. Service charges on deposit accounts totaled $76,286 for the year ended December 31, 2001. This amount included NSF and overdraft fees of $61,719.

For the year ended December 31, 2000, the largest component of noninterest income was residential mortgage origination fees which totaled $68,186. Service charges on deposit accounts totaled $22,966 for the year ended December 31, 2000. This amount included NSF and overdraft fees of $18,509.

There was no noninterest income for the period September 29, 1998 to December 31, 1999.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2001 and 2000.


(Dollars in thousands)                                                   2001                2000
                                                                        ------               -----
Service charges on deposit accounts                                     $   76               $  23
Residential mortgage origination fees                                      290                  68
Other income                                                                22                   5
                                                                        ------               -----
Total noninterest income                                                $  388               $  96
                                                                        ======               =====


Noninterest Expense. Salaries and employee benefits, which totaled $714,386 for the year ended December 31, 2001, comprised the largest component of noninterest expense. Other noninterest expenses totaled $660,600 for the year ended December 31, 2001.

Salaries and employee benefits, which totaled $497,416 for the year ended December 31, 2000, comprised the largest component of noninterest expense. Of this total, $63,287 related to salaries prior to the Bank's opening on May 10, 2000. Other noninterest expenses totaled $471,689 for the year ended December 31, 2000. Pre-opening expenses associated with forming the Company totaling $113,515 were included in other noninterest expenses.

The Company incurred noninterest expenses totaling $284,461 for the period September 29, 1998 to December 31, 1999. All of these expenses were associated with the organization and formation of the Company and the Bank.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                   NONINTEREST INCOME AND EXPENSE (continued)

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2001 and 2000 and for the period September 29, 1998 to December 31, 1999.


(Dollars in thousands)                                              2001                   2000                  1999
                                                                  --------                ------                ------
Salaries and employee benefits                                    $    714                $  497                $  117
Occupancy expense                                                      152                    89                    --
Furniture and equipment expense                                         43                    25                     5
Professional fees                                                       59                   116                   117
Insurance                                                               32                    35                     4
Telephone expenses                                                      17                    12                     4
Data processing                                                         98                    40                    --
Postage, freight and courier                                            28                    17                    --
Advertising                                                             57                    84                    --
Office supplies                                                         37                    20                    --
Other                                                                  138                    34                    37
                                                                  --------                ------                ------

 Total                                                            $  1,375                $  969                $  284
                                                                  ========                ======                ======


Efficiency ratio                                                     81.24%               127.09%                   --




                                 EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $24,490,428 in 2001 compared to $5,725,000 in 2000. At December 31, 2001, total loans were $36,053,427 compared to $13,976,163 at December 31, 2000.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company's general emphasis on commercial and mortgage lending.

COMPOSITION OF LOAN PORTFOLIO


 DECEMBER 31,                                              2001                                          2000
                                             ---------------------------------             ---------------------------------
                                                                    PERCENT OF                                   PERCENT OF
(Dollars in thousands)                         AMOUNT                 TOTAL                 AMOUNT                  TOTAL
                                             --------               ----------             --------              -----------
Commercial and industrial                    $ 15,925                 44.17%               $  6,365                 45.54%
Real estate
Construction                                    5,025                 13.94                     441                  3.16
Mortgage-residential                           10,753                 29.82                   5,720                 40.93
Mortgage-nonresidential                            --                    --                     518                  3.71
Mortgages-held for sale                         3,060                  8.49                     402                  2.87
Consumer and other                              1,290                  3.58                     530                  3.79
                                             --------               -------                --------               -------
 Total loans                                   36,053                100.00%                 13,976                100.00%
                                             ========               =======                ========               =======
 Allowance for loan losses                       (427)                                         (166)
                                             --------                                      --------
 Net loans                                   $ 35,626                                      $ 13,810
                                             =========                                     ========


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           EARNING ASSETS (continued)

The largest component of loans in the Company's loan portfolio is commercial and industrial loans. At December 31, 2001 commercial and industrial loans totaled $15,925,333 and represented 44.17% of the total loan portfolio, an increase of $9,559,882 or 150.18% over the December 31, 2000 amount.

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

The Company's loan portfolio is also comprised heavily of real estate mortgage loans. At December 31, 2001, real estate mortgage loans totaled $13,813,511 and represented 38.31% of the total loan portfolio as compared to $6,639,238 at December 31, 2000.

Residential mortgage loans totaled $10,753,575 at December 31, 2001. This is an increase of $5,033,866 over the December 31, 2000 total of $5,719,709. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings that are not held for sale. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $517,838 at December 31, 2000. The Company did not have any nonresidential mortgage loans at December 31, 2001. The demand for residential and commercial real estate loans in the Beaufort market has remained stable. The Company has been able to compete favorably for residential mortgage loans with other financial institutions by offering fixed rate products having three and five year call provisions.

The Company's loan portfolio reflects the diversity of its market. The Company's home office is located in Beaufort County, South Carolina. The economy of Beaufort contains elements of medium and light manufacturing and distribution facilities, an institution of higher education and military bases. Management expects the area to remain stable in the near future.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2001.

LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES


                                                                          OVER ONE
 DECEMBER 31, 2001                                    ONE YEAR OR       YEAR THROUGH        OVER FIVE
 (Dollars in thousands)                                   LESS           FIVE YEARS            YEARS              TOTAL
                                                      -----------       ------------        ----------          ---------
Commercial and industrial                              $   6,852          $   8,146          $     927          $  15,925
Real estate                                                7,545              2,447              5,786             15,778
Consumer and other                                         3,693                655                  2              4,350
                                                       ---------          ---------          ---------          ---------
 (including mortgage loans held for sale)
                                                       $  18,090          $  11,248          $   6,715          $  36,053
                                                       =========          =========          =========          =========

 Loans maturing after one year with:
 Fixed interest rates                                                                                           $  10,599
 Floating interest rates                                                                                            7,364
                                                                                                                ---------
                                                                                                                $  17,963
                                                                                                                =========


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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           EARNING ASSETS (CONTINUED)

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total amortized cost of securities available-for-sale averaged $5,443,883 in 2001 and $3,380,000 in 2000. At December 31, 2001, the fair value of securities available-for-sale was $8,290,532, which is $5,356,869 more than at December 31, 2000. All securities were designated as available-for-sale and were recorded at their estimated fair value. Investment securities also included certain nonmarketable equity securities including Federal Reserve Bank stock, Federal Home Loan Bank stock and Community Financial Services, Inc. stock. These securities are recorded at their original cost and totaled $444,350 at December 31, 2001 and $318,548 at December 31, 2000.

The following table sets forth the estimated fair value of the securities held by the Company at December 31, 2001 and 2000.

FAIR VALUE OF SECURITIES

 DECEMBER 31,                                                            2001            2000
                                                                       --------        --------
 (Dollars in thousands)
U.S. government agencies and corporations                              $  4,791        $  2,473
Mortgage-backed securities                                                3,500             461
                                                                       --------        --------
                                                                          2,935           2,935
                                                                       --------        --------
Total securities                                                       $  8,291        $  2,934
                                                                       ========        ========



The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2001.

INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS


                                                      AFTER ONE YEAR BUT     AFTER FIVE YEARS BUT
DECEMBER 31, 2001                                      WITHIN FIVE YEARS        WITHIN TEN YEARS            TOTAL
                                                      -------------------    --------------------     ----------------
(Dollars in thousands)                                AMOUNT       YIELD     AMOUNT        YIELD      AMOUNT    YIELD
                                                      -------     -------    -------      -------     -------   ------
U.S. government agencies and corporations (1)          $ 4,223      4.53%       $ 568       6.06%      $ 4,791    4.71%
                                                       =======                  =====                  =======



(1) Excludes mortgage-backed securities totaling $3,499,099 with a yield of 5.93%.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "--Net Interest Income-- Interest Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, averaged $1,572,145 and $2,493,000 in 2001 and 2000, respectively. At December 31, 2001, the Company did not have any short-term investments. At December 31, 2000, short-term investments totaled $4,690,000. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                 DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Average interest-bearing liabilities increased $20,680,539 or 443.41% to $25,344,539 in 2001, from $4,664,000 in 2000. Average interest-bearing deposits increased $20,683,386 or 450.62% to $25,273,386 in 2001, from $4,590,000 in
2000. These increases resulted from increases in all categories of interest-bearing liabilities, primarily as a result of the continued growth of the Company.

Deposits. Average interest-bearing deposits totaled $25,273,386 and $4,590,000 in 2001 and 2000, respectively. Average total deposits were $28,576,061 during 2001 and $6,337,000 during 2000. At December 31, 2001 and December 31, 2000, total deposits were $39,478,014 and $16,461,767, respectively.

The following table sets forth the deposits of the Company by category as of December 31, 2001 and 2000.

DEPOSITS


DECEMBER 31,                                        2001                            2000
                                         -----------------------------    -----------------------------
(Dollars in thousands)                    AMOUNT     PERCENT OF TOTAL     AMOUNT       PERCENT OF TOTAL
                                         --------   ------------------    -------     -----------------
Demand deposit accounts                  $ 4,653         11.79%           $ 2,403         14.60%
Money market accounts                     11,755         29.78              4,225         25.66
Savings accounts                             382          0.97                161          0.98
Time deposits less than $100,000          13,381         33.89              4,716         28.65
Time deposits of $100,000 or over          9,307         23.57              4,957         30.11
                                         -------        ------            -------        ------
Total deposits                           $39,478        100.00%           $16,462        100.00%
                                         =======        ======            =======        ======

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $30,170,762 at December 31, 2001 compared to $11,505,079 at December 31, 2000.

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 91.33% at December 31, 2001 and 84.90% at December 31, 2000. The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 2001, is set forth in the following table:

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE


                                                                                     AFTER SIX
                                                                     AFTER THREE      THROUGH
                                                      WITHIN THREE   THROUGH SIX       TWELVE      AFTER TWELVE
(Dollars in thousands)                                   MONTHS         MONTHS         MONTHS         MONTHS          TOTAL
                                                      ------------   -----------       ------      ------------      -------
 Certificates of deposit of $100,000 or more             $ 4,000       $ 1,634        $ 3,573          $ 100         $ 9,307

Approximately 42.98% of the Company's time deposits of $100,000 or more had scheduled maturities within three months, and 98.93% of time deposits of $100,000 or more had maturities within twelve months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                     CAPITAL

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

ANALYSIS OF CAPITAL AND CAPITAL RATIOS

                                                                               THE BANK         THE COMPANY
 (Dollars in thousands)
 Tier 1 capital                                                                 $ 6,436           $ 8,290
 Tier 2 capital                                                                     427               427
                                                                                -------           -------
 Total qualifying capital                                                       $ 6,863           $ 8,717
                                                                                =======           =======

 Risk-adjusted total assets (including off-balance sheet exposures)             $36,143           $36,558
                                                                                =======           =======

 Risk-based capital ratios:
 Tier 1 risk-based capital ratio                                                  17.81%            22.67%
 Total risk-based capital ratio                                                   18.99%            23.84%
 Tier 1 leverage ratio                                                            15.10%            19.26%

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                     IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and loans sold with limited recourse. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.

Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Company and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to the Company within 90 days of any one of the loan's first four payments being missed. The Company's exposure to credit loss in the event of nonperformance by the other party to the loan is represented by the contractual notional amount of the loan. Since none of the loans sold have ever been returned to the Company, the total loans sold with limited recourse amount does not necessarily represent future cash requirements. The Company uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Beaufort County and surrounding areas.

As of December 31, 2001, commitments to extend credit totaled $6,708,835 and loans sold with limited recourse totaled $13,352,304.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In July, 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company adopted SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

                              INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Company faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

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

                          COASTAL BANKING COMPANY, INC.












                          COASTAL BANKING COMPANY, INC.

                        Consolidated Financial Statements

                     Years Ended December 31, 2001 and 2000

                                       and

                          Independent Auditors' Report








                                                TABLE OF CONTENTS

                                                                                                              PAGE NO.
                                                                                                              --------
Independent Auditors' Report.....................................................................................22
Consolidated Balance Sheets......................................................................................23
Consolidated Statements of Income................................................................................24
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income..............................25
Consolidated Statements of Cash Flows............................................................................26
Notes to Consolidated Financial Statements....................................................................27-43

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

JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
W. CLAYTON HESLOP, CPA
TIMOTHY S. VOGEL, CPA


                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Coastal Banking Company, Inc.
Beaufort, South Carolina


We have audited the accompanying consolidated balance sheets of Coastal Banking Company, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the years ended December 31, 2001 and 2000 and for the period September 29, 1998 to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Banking Company, Inc., as of December 31, 2001 and 2000, and the consolidated results of its operations and cash flows for the years ended December 31, 2001 and 2000 and for the period September 29, 1998 to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.



Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
February 13, 2002

                          COASTAL BANKING COMPANY, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


                                                                                    2001                           2000
                                                                                ------------                   ------------
 ASSETS:
 Cash and cash equivalents:
 Cash and due from banks                                                        $    621,929                   $    436,807
 Federal funds sold                                                                       --                      4,690,000
                                                                                ------------                   ------------
 Total cash and cash equivalents                                                     621,929                      5,126,807
                                                                                ------------                   ------------

 Time deposits with other banks                                                      500,000                             --
                                                                                ------------                   ------------

 Investment securities:
 Securities available-for-sale                                                     8,290,532                      2,933,663
 Nonmarketable equity securities                                                     444,350                        318,548
                                                                                ------------                   ------------
 Total investment securities                                                       8,734,882                      3,252,211
                                                                                ------------                   ------------

 Loans receivable:
 Loans                                                                            32,993,491                     13,574,472
 Loans held for sale                                                               3,059,936                        401,691
                                                                                ------------                   ------------
 Loans, gross                                                                     36,053,427                     13,976,163
 Less allowance for loan losses                                                     (427,465)                      (165,700)
                                                                                ------------                   ------------
 Loans, net                                                                       35,625,962                     13,810,463

 Premises, furniture and equipment, net                                            2,781,728                      2,438,623
 Accrued interest receivable                                                         254,749                        124,785
 Other assets                                                                        173,447                        206,785
                                                                                ------------                   ------------

 Total assets                                                                   $ 48,692,697                   $ 24,959,674
                                                                                ============                   ============

 LIABILITIES:
 Deposits:
 Noninterest-bearing transaction accounts                                       $  2,076,488                   $  1,150,525
 Interest-bearing transaction accounts                                             2,576,333                      1,252,947
 Savings                                                                          12,137,077                      4,385,837
 Time deposits $100,000 and over                                                   9,307,252                      4,956,688
 Other time deposits                                                              13,380,864                      4,715,770
                                                                                ------------                   ------------
 Total deposits                                                                   39,478,014                     16,461,767

 Federal funds purchased                                                             618,000                             --
 Accrued interest payable                                                            186,468                        146,455
 Other liabilities                                                                    95,863                        100,834
                                                                                ------------                   ------------
 Total liabilities                                                                40,378,345                     16,709,056
                                                                                ------------                   ------------

 Commitments and contingencies (Notes 10 and 11)

 SHAREHOLDERS' EQUITY:
 Preferred stock, $.01 par value; 10,000,000 shares authorized                            --                             --
 and unissued
 Common stock, $.01 par value, 10,000,000 shares authorized;                           9,483                          9,483
  948,281 shares issued and outstanding
 Capital surplus                                                                   8,724,366                      8,724,366
 Retained earnings (deficit)                                                        (444,360)                      (482,463)
 Accumulated other comprehensive income (loss)                                        24,863                           (768)
                                                                                ------------                   ------------
 Total shareholders' equity                                                        8,314,352                      8,250,618
                                                                                ------------                   ------------

 Total liabilities and shareholders' equity                                     $ 48,692,697                   $ 24,959,674
                                                                                ============                   ============


The accompanying notes are an integral part of the consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.


                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000, AND
             FOR THE PERIOD SEPTEMBER 29, 1998 TO DECEMBER 31, 1999


                                                                   2001                  2000                   1999
                                                                ----------             ---------              ---------
INTEREST INCOME:
Loans, including fees                                           $2,122,328             $ 549,186              $      --
Investment securities:
Taxable                                                            329,453               218,365                 49,243
Nonmarketable equity securities                                     19,276                 9,931                     --
Federal funds sold                                                  68,848               147,180                 12,627
Time deposits with other banks                                      23,221                    --                     --
                                                                ----------             ---------              ---------
Total                                                            2,563,126               924,662                 61,870
                                                                ----------             ---------              ---------

INTEREST EXPENSE:
Time deposits $100,000 and over                                    419,286                71,528                     --
Other deposits                                                     837,079               183,354                     --
Other interest expense                                               2,165                 3,497                 10,689
                                                                ----------             ---------              ---------
Total                                                            1,258,530               258,379                 10,689
                                                                ----------             ---------              ---------

NET INTEREST INCOME                                              1,304,596               666,283                 51,181

Provision for loan losses                                          265,800               165,700                     --
                                                                ----------             ---------              ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              1,038,796               500,583                 51,181
                                                                ----------             ---------              ---------

OTHER OPERATING INCOME:
Service charges on deposit accounts                                 76,286                22,966                     --
Residential mortgage origination fees                              290,234                68,186                     --
Other income                                                        21,408                 5,093                     --
                                                                ----------             ---------              ---------
Total                                                              387,928                96,245                     --
                                                                ----------             ---------              ---------

OTHER OPERATING EXPENSES:
Salaries and employee benefits                                     714,386               497,416                116,551
Occupancy expense                                                  151,775                89,106                  5,650
Furniture and equipment expense                                     45,613                25,195                     --
Other operating expenses                                           463,212               357,388                162,260
                                                                ----------             ---------              ---------
Total                                                            1,374,986               969,105                284,461
                                                                ----------             ---------              ---------

INCOME (LOSS) BEFORE INCOME TAXES                                   51,738              (372,277)              (233,280)

Income tax expense (benefit)                                        13,635              (123,094)                    --
                                                                ----------             ---------              ---------

NET INCOME (LOSS)                                               $   38,103             $(249,183)             $(233,280)
                                                                ==========             =========              =========

EARNINGS PER SHARE
Basic earnings (losses) per share                               $     0.04             $   (0.26)             $   (0.25)
Diluted earnings (losses) per share                             $     0.04             $   (0.26)             $   (0.25)


The accompanying notes are an integral part of the consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.


           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000, AND
             FOR THE PERIOD SEPTEMBER 29, 1998 TO DECEMBER 31, 1999


                                                                                                ACCUMULATED
                                            COMMON STOCK                            RETAINED       OTHER
                                       -----------------------       CAPITAL        EARNINGS    COMPREHENSIVE
                                        SHARES        AMOUNT         SURPLUS        (DEFICIT     INCOME (LOSS)    TOTAL
                                       --------      ---------      ----------     ---------    --------------  ----------
 Issuance of common stock               948,281      $   9,483      $9,473,327     $      --      $     --      $9,482,810

 Cost of common stock issuance                                        (694,637)                                   (694,637)

 Net loss                                                                           (233,280)                     (233,280)

 Other comprehensive income,
     net of tax benefit of $14,122                                                                 (27,410)        (27,410)
                                                                                                                ----------

 Comprehensive income                                                                                             (260,690)

 BALANCE, DECEMBER 31, 1999             948,281          9,483       8,778,690      (233,280)      (27,410)      8,527,483

 Cost of common stock issuance                                         (54,324)                                    (54,324)

 Net loss                                                                           (249,183)                     (249,183)

 Other comprehensive income,
     net of tax expense of $13,727                                                                  26,642          26,642
                                                                                                                ----------

 Comprehensive income                                                                                             (222,541)
                                       --------      ---------      ----------     ---------      --------      ----------

 BALANCE, DECEMBER 31, 2000             948,281          9,483       8,724,366      (482,463)         (768)      8,250,618

 Net income                                                                           38,103                        38,103

 Other comprehensive income,
     net of tax expense of $13,203                                                                  25,631          25,631
                                                                                                                ----------

 Comprehensive income                                                                                               63,734
                                       --------      ---------      ----------     ---------      --------      ----------

 BALANCE, DECEMBER 31, 2001             948,281      $   9,483      $8,724,366     $(444,360)     $ 24,863      $8,314,352
                                       ========      =========      ==========     =========      ========      ==========


The accompanying notes are an integral part of the consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000, AND
             FOR THE PERIOD SEPTEMBER 29, 1998 TO DECEMBER 31, 1999



                                                                            2001                2000                1999
                                                                       ------------         ------------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                      $     38,103         $   (249,183)        $  (233,280)
Adjustments to reconcile net income to net cash used
 by operating activities:
Provision for possible loan losses                                          265,800              165,700                  --
Depreciation and amortization expense                                       118,799               61,732                  --
Amortization less accretion on securities                                   (17,186)            (125,757)            (24,007)
Deferred income tax provision (benefit)                                      (1,294)            (130,076)                 --
Proceeds of sales of residential mortgages                               17,819,357            3,449,587                  --
Disbursements for residential mortgages held-for-sale                   (20,477,601)          (3,851,278)                 --
Increase in interest receivable                                            (129,964)             (99,549)            (25,236)
Increase in interest payable                                                 40,013              146,455                  --
(Increase) decrease in other assets                                          21,429              (76,315)                 --
Increase (decrease) in other liabilities                                     (4,971)             100,834                  --
                                                                       ------------         ------------         -----------
Net cash used by operating activities                                    (2,327,515)            (607,850)           (282,523)
                                                                       ------------         ------------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of time deposits with other banks                                (500,000)                  --                  --
Purchases of securities available-for-sale                               (9,280,386)         (16,285,464)         (6,544,536)
Maturities of securities available-for-sale                               3,979,537           20,044,939                  --
Net increase in loans to customers                                      (19,423,055)         (13,574,472)                 --
Purchases of premises and equipment                                        (461,904)          (1,528,313)           (972,042)
Purchase of Federal Home Loan Bank stock                                    (44,600)             (17,200)                 --
Purchase of Community Financial Services stock                              (81,202)            (100,348)                 --
Purchase of Federal Reserve Bank stock                                           --             (201,000)                 --
                                                                       ------------         ------------         -----------
Net cash used by investing activities                                   (25,811,610)         (11,661,858)         (7,516,578)
                                                                       ------------         ------------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, interest-bearing                        10,000,589            6,789,309                  --
 transaction accounts, and savings accounts
Net increase in certificates of deposit and other time deposits          13,015,658            9,672,458                  --
Proceeds from federal funds purchased                                       618,000                   --                  --
Proceeds from borrowings                                                         --                   --                 100
Repayment of borrowings                                                          --                 (100)                 --
Proceeds from issuance of common stock                                           --                   --           9,482,810
Costs of common stock issuance                                                   --              (54,324)           (694,637)
                                                                       ------------         ------------         -----------
 Net cash provided by financing activities                               23,634,247           16,407,343           8,788,273
                                                                       ------------         ------------         -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (4,504,878)           4,137,635             989,172

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            5,126,807              989,172                  --
                                                                       ------------         ------------         -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                               $    621,929         $  5,126,807         $   989,172
                                                                       ============         ============         ===========


The accompanying notes are an integral part of the consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION - Coastal Banking Company, Inc., (the Company) was incorporated on September 29, 1998 to organize and own all of the common stock of Lowcountry National Bank (the Bank). Lowcountry National Bank, a national bank, opened for business on May 10, 2000. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Beaufort County, South Carolina. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation.

PRE-OPENING EXPENSES - The activities associated with organizing the Bank were conducted by the Company during the developmental stage period (September 29, 1998 to May 10, 2000).

On May 10, 2000, the close of the developmental stage period, the Company's balance sheet and income statement were as follows:

 Cash and cash equivalents                                 $6,693,462
 Premises and equipment                                     1,980,179
 Borrowings                                                  (375,000)
 Common stock subscription proceeds,                       (8,733,849)
                                                           -----------
  net of $748,961 expenses of offering

 Net pre-opening expenses                                  $ (435,208)
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

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within Beaufort County in South Carolina. The types of securities that the Company invests in are discussed in Note 2. The types of lending that the Company engages in are discussed in Note 3. The Company does not have any significant concentrations to any one industry or customer.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)


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

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the cost of the Bank's investment in the stocks of the Federal Reserve Bank, Federal Home Loan Bank, and Community Financial Services, Inc. The stocks have no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required by law of every national bank. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank. Borrowings are collateralized by loans secured by one to four family residential mortgages. There were no borrowings at December 31, 2001. At December 31, 2001, the Company's investment in Federal Reserve Bank stock was $201,000, its investment in Federal Home Loan Bank stock was $61,800, and its investment in Community Financial Services, Inc., was $181,550.

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

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RETIREMENT PLAN - The Company has a contributory 401(k) plan covering substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. The Company contributed $0.50 and $0.25 per one dollar up to 6% of the employee's compensation in 2001 and 2000, respectively. The Company contributed $10,954 and $2,996 to the plan in 2001 and 2000, respectively.

STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. See Note 14.

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

During 2001 and 2000, interest paid on deposits and other borrowings totaled $1,218,517 and $111,924, respectively. Interest paid for the period September 29, 1998 to December 31, 1999 on other borrowings totaled $10,689.

There were no income tax payments in 2001, 2000, or for the period September 29, 1998 to December 31, 1999.

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

The components of other comprehensive income and related tax effects for the years ended December 31, 2001 and 2000 and for the period September 29, 1998 to December 31, 1999 are as follows:


                                                                         2001             2000             1999
                                                                       --------         --------         --------
 Unrealized gains (losses) on available-for-sale securities            $ 38,834         $ 40,369         $(41,532)
 Reclassification adjustment for gains realized in net income                --               --               --
                                                                                                         --------

 Net unrealized gains (losses) on available-for-sale securities          38,834           40,369          (41,532)

 Tax effect                                                             (13,203)         (13,727)          14,122
                                                                       --------         --------         --------

 Net-of-tax amount                                                     $ 25,631         $ 26,642         $(27,410)
                                                                       ========         ========         ========

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and loans sold with limited recourse. These financial instruments are recorded in the financial statements when they become payable by the customer.

RECENT ACCOUNTING PRONOUNCEMENTS - In July, 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company adopted SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

RECLASSIFICATIONS - Certain captions and amounts in the 2000 and 1999 financial statements were reclassified to conform with the 2001 presentation.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2001 were:

                                                                               GROSS UNREALIZED
                                                           AMORTIZED         -----------------------    ESTIMATED FAIR
                                                              COST           GAINS          LOSSES           VALUE
                                                           ----------       --------        --------    --------------
 DECEMBER 31, 2001
 U.S. government agencies and corporations                 $4,774,777       $ 36,011        $ 19,355      $4,791,433
 Mortgage-backed securities                                 3,478,084         32,744          11,729       3,499,099
                                                           ----------       --------        --------      ----------

 Total                                                    $ 8,252,861       $ 68,755        $ 31,084      $8,290,532
                                                          ===========       ========        ========      ==========


The amortized cost and estimated fair values of securities available-for-sale at December 31, 2000 were:

                                                                         GROSS UNREALIZED
                                                       AMORTIZED        -------------------      ESTIMATED FAIR
                                                         COST            GAINS      LOSSES            VALUE
                                                      ------------      -------     -------        -----------
 DECEMBER 31, 2000
 U.S. government agencies and corporations            $  2,474,429      $ 8,611     $ 9,737        $ 2,473,303
 Mortgage-backed securities                                460,397           --          37            460,360
                                                      ------------      -------     -------        -----------

 Total                                                $ 2,934,826       $ 8,611     $ 9,774        $ 2,933,663
                                                      ===========       =======     =======        ==========


There were no sales of securities in 2001 or 2000.

The following is a summary of maturities of securities available-for-sale as of December 31, 2001. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                               SECURITIES
                                                           AVAILABLE-FOR-SALE
                                                       -----------------------------
                                                        AMORTIZED     ESTIMATE FAIR
                                                          COST            VALUE
                                                       ----------        ----------
 Due after one year but within five years              $4,215,036        $4,222,908
 Due after five years but within ten years                559,741           568,525
                                                       ----------        ----------
                                                        4,774,777         4,791,433
 Mortgage-backed securities                             3,478,084         3,499,099
                                                       ----------        ----------

 Total                                                 $8,252,861        $8,290,532
                                                       ==========        ==========


At December 31, 2001, securities having an amortized cost of $4,846,361 and an estimated fair value of $4,868,159 were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.

                          COASTAL BANKING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - LOANS

Major classifications of loans receivable at December 31, 2001 and 2000 are summarized as follows:

                                                                                        2001                2000
                                                                                     -----------        -----------
 Real estate - construction                                                          $ 5,024,503        $   441,396
 Real estate - mortgage                                                               10,753,575          6,237,547
 Commercial and industrial                                                            15,925,333          6,365,451
 Mortgage loans held for sale                                                          3,059,936            401,691
 Consumer and other                                                                    1,290,080            530,078
                                                                                     -----------        -----------

     Total gross loans                                                               $36,053,427        $13,976,163
                                                                                     ===========        ===========

Transactions in the allowance for loan losses for the years ended December 31, 2001 and 2000 are summarized below:

                                                            2001                   2000
                                                         -----------            -----------
Balance, beginning of period                             $ 165,700                $     --
Provision charged to operations                            265,800                 165,700
Recoveries on loans previously charged-off                      --                      --
Loans charged-off                                           (4,035)                     --

Balance, end of year                                     $ 427,465                $165,700

There were no loans in nonaccrual status and no loans past due ninety days or more and still accruing interest at December 31, 2001.


NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2001 and 2000:

                                           2001                2000
                                       -----------         -----------
 Land and improvements                 $ 1,514,668         $ 1,099,765
 Building                                  985,002             979,598
 Furniture and equipment                   462,589             420,992
                                       -----------         -----------
 Total                                   2,962,259           2,500,355
 Less, accumulated depreciation           (180,531)            (61,732)
                                       -----------         -----------

 Premises and equipment, net           $ 2,781,728         $ 2,438,623
                                       ===========         ===========

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - DEPOSITS

At December 31, 2001, the scheduled maturities of certificates of deposit were as follows:

 MATURING IN                                             AMOUNT
 -----------                                         ------------
 2002                                                $ 21,733,496
 2003                                                     939,620
 2004                                                      15,000
                                                     ------------
                                                     $ 22,688,116
                                                     ============

As of December 31, 2001, overdrafts in the amount of $2,695 were classified as loans.

As of December 31, 2001, 12.67% of total deposits was from a single customer.

NOTE 6 - OTHER OPERATING EXPENSES

Other operating expenses for the years ended December 31, 2001 and 2000 and for the period September 29, 1998 to December 31, 1999 are summarized below:

                               2001              2000              1999
                             --------          --------          --------
Professional fees            $ 59,184          $116,459          $117,188
Insurance                      31,780            35,082             4,347
Telephone expenses             16,849            12,183             3,790
Data processing                97,958            40,178                --
Postage and freight            27,648            16,696                --
Advertising                    57,115            84,268                --
Office supplies                36,774            19,740                --
Other                         135,904            32,782            36,935
                             --------          --------          --------

Total                        $463,212          $357,388          $162,260
                             ========          ========          ========

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7 - INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 2001 and 2000 and for the period September 29, 1998 to December 31, 1999 is summarized as follows:

                                                       2001              2000               1999
                                                     -------          ---------           --------
Currently payable:
Federal                                              $13,308          $      --           $     --
State                                                  1,621              7,252                 --
                                                     -------          ---------           --------
Total current                                         14,929              7,252                 --
                                                     -------          ---------           --------
Change in deferred income taxes:
Federal                                               10,394           (108,950)           (12,710)
State                                                  1,515             (7,669)            (1,412)
                                                     -------          ---------           --------
Total deferred                                        11,909           (116,619)           (14,122)
                                                     -------          ---------           --------

Income tax expense (benefit)                         $26,838          $(109,367)          $(14,122)
                                                     =======          =========           ========

Income tax expense is allocated as follows:
To continuing operations                             $13,635          $(123,094)          $     --
To shareholders' equity                               13,203             13,727            (14,122)
                                                     -------          ---------           --------

Income tax expense (benefit)                         $26,838          $(109,367)          $(14,122)
                                                     =======          =========           ========

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 are as follows:

                                              2001                2000
                                           ---------           ---------
Deferred tax assets:
   Allowance for loan losses               $ 148,603           $  57,471
Net operating loss carryforward                4,749              23,110
Organization costs                           117,945             155,233
Available-for-sale securities                     --                 395
                                           ---------           ---------
Total deferred tax assets                    271,297             236,209
Less, valuation allowance                   (102,018)            (90,933)
                                           ---------           ---------
Net deferred tax assets                      169,279             145,276
                                           ---------           ---------

Deferred tax liabilities:
Available-for-sale securities                 12,808                  --
Accumulated depreciation                      37,639              14,535
                                           ---------           ---------
                                              50,447              14,535

Net deferred tax asset recognized          $ 118,832           $ 130,741
                                           =========           =========


Deferred tax assets represent the future tax benefit of deductible differences and, if its more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2001, management has determined that it is more likely than not that $118,832 of the total deferred tax asset will be realized, and accordingly, has established a valuation allowance of $102,018.

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7 - INCOME TAXES (continued)

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 2001 and 2000 and for the period September 29, 1998 to December 31, 1999 is presented below:

                                                                2001                2000               1999
                                                              --------           ---------           --------
Tax expense at the statutory rate                             $ 17,591           $(126,574)          $(75,349)
State income tax, net of federal income tax benefit              2,070              (5,877)           (14,464)
Change in the deferred tax asset valuation allowance            11,085               1,120             89,813
Other                                                          (17,111)              8,237                 --
                                                              --------           ---------           --------

Income tax expense (benefit)                                  $ 13,635           $(123,094)          $     --
                                                              ========           =========           ========

NOTE 8 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2001 and 2000 the Bank had related party loans totaling $820,549 and $331,983, respectively. During 2001, $803,418 of new loans were made to related parties and repayments totaled $314,852.

Deposits from related parties held by the Company at December 31, 2001 amounted to $1,116,240.


NOTE 9 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

The ability of Coastal Banking Company, Inc., to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. The undivided profits of the Bank at December 31, 2001 were negative and not available to pay cash dividends to the Company.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2001, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and loans sold with limited recourse. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.

Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Company and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to the Company within 90 days of any one of the loan's first four payments being missed. The Company's exposure to credit loss in the event of nonperformance by the other party to the loan is represented by the contractual notional amount of the loan. Since none of the loans sold have ever been returned to the Company, the total loans sold with limited recourse amount does not necessarily represent future cash requirements. The Company uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2001 and 2000:

                                              2001                2000
                                          -----------          ----------
Commitments to extend credit              $ 6,708,835          $2,323,928
Loans sold with limited recourse           13,352,304           3,449,587

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Beaufort County and surrounding areas.


NOTE 12 - REGULATORY MATTERS

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

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 12 - REGULATORY MATTERS (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to quarterly average assets (as defined). Management believes, as of December 31, 2001, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios and the regulatory minimum requirements at December 31, 2001 and December 31, 2000 for the Bank.


                                                                                                                TO BE WELL-
                                                                                                             CAPITALIZED UNDER
                                                                                     FOR CAPITAL             PROMPT CORRECTIVE
                                                         ACTUAL                  ADEQUACY PURPOSES           ACTION PROVISIONS
                                                --------------------         -----------------------     -----------------------
                                                  AMOUNT       RATIO            AMOUNT        RATIO         AMOUNT        RATIO
                                                  ------       -----            ------        -----         ------        -----
 DECEMBER 31, 2001
 Total capital (to risk-weighted assets)       $ 6,863,198     18.99%        $ 2,891,439       8.00%     $ 3,614,299     10.00%
 Tier 1 capital (to risk-weighted assets)        6,435,733     17.81%          1,445,720       4.00%       2,168,579      6.00%
 Tier 1 capital (to average assets)              6,435,733     15.10%          1,705,223       4.00%       2,131,529      5.00%

 DECEMBER 31, 2000
 Total capital (to risk-weighted assets)       $ 6,545,161     38.04%        $ 1,376,660       8.00%     $ 1,720,825     10.00%
 Tier 1 capital (to risk-weighted assets)        6,378,693     37.07%            688,330       4.00%       1,032,495      6.00%
 Tier 1 capital (to average assets)              6,378,693     31.63%            806,800       4.00%       1,008,500      5.00%


The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies less than $150,000,000 in consolidated assets.


NOTE 13 - STOCK WARRANTS

In accordance with the provision of the Company's initial public stock offering, the directors received stock warrants which give them the right to purchase 202,000 shares of the Company's common stock at a price of $10.00 per share. The warrants vest equally over a three-year period beginning December 2, 1999 and expire on December 2, 2010 or ninety days after the warrant holder ceases to serve as a member of the Board of Directors.

As of December 31, 2001, warrants totaling 134,666 were exercisable. None of the warrants had been exercised or cancelled.

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - STOCK COMPENSATION PLAN

At the annual shareholders' meeting in May 2000, the shareholders approved the Company's 2000 Stock Incentive Plan (Stock Plan) that provides for the granting of options to purchase up to 142,242 shares of the Company's common stock to directors, officers, employees, or consultants of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair value of a share on the date of grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire, unexercised or are canceled become available for reissuance. The options granted to the three senior officers vest equally over five years. The 10,000 options granted to a consultant vested immediately. All options granted were at an exercise price of $10.00 per share. At December 31, 2001, there were 59,827 options available for grant.

The Company applies APB Opinion No. 25 in accounting for stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net income
(loss) and earnings (losses) per share for the years ended December 31, 2001 and 2000 would have been reduced to the pro forma amounts indicated below:

                                                  2001                 2000
                                              ----------          -----------
Net income (loss):
As reported                                   $   38,103          $  (249,183)
Pro forma                                          8,264             (302,562)

Basic earnings (losses) per share:
As reported                                   $     0.04          $     (0.26)
Pro forma                                           0.01                (0.32)

Diluted earnings (losses) per share:
As reported                                   $     0.04          $     (0.26)
Pro forma                                           0.01                (0.32)

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001 and 2000:

                                                2001           2000
                                              --------       ---------

 Dividend yield                                  0.00%           0.00%
 Expected volatility                            56.53%           0.00%
 Risk-free interest rate                         5.36%           6.14%
 Expected life                                10 years        10 years

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2001 and 2000 were $4.95 and $4.54, respectively.

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - STOCK COMPENSATION PLAN (continued)

A summary of the status of the Company's Stock Plan as of December 31, 2001 and 2000 and changes during the years ended on those dates is presented below:


                                                  2001                      2000
                                            -------------------      ---------------------
                                                       WEIGHTED                   WEIGHTED
                                                       AVERAGE                    AVERAGE
                                                       EXERCISE                   EXERCISE
                                            SHARES      PRICE        SHARES        PRICE
                                            ------     --------      ------       -------
 Outstanding at beginning of year           77,415     $ 10.00            --      $    --
 Granted                                    15,000       10.00        77,415        10.00
 Exercised                                      --          --            --           --
 Cancelled                                  10,000       10.00            --           --
                                           -------                   -------
 Outstanding at end of year                 82,415     $ 10.00        77,415      $ 10.00
                                           =======                   =======


There were 21,483 and 10,000 options exercisable at December 31, 2001 and 2000, respectively.

At December 31, 2001, the outstanding stock options had a weighted-average remaining life of 8.72 years and a remaining life of 8.44 years for those stock options that were exercisable. All stock options that have been issued by the Company have an exercisable price of $10.00.


NOTE 15 - EARNINGS PER SHARE

Net income per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Net income per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. There were no dilutive common share equivalents outstanding during the years ended December 31, 2001 or 2000 or for the period September 29, 1998 to December 31, 1999; therefore basic earnings per share and diluted earnings per share were the same.

                                                       2001                2000                1999
                                                     --------          ----------           ---------
Net income per share - basic computation:

Net income available to common shareholders          $ 38,103          $ (249,183)          $(233,280)
                                                     ========          ==========           =========

Average common shares outstanding - basic             948,281             948,281             948,281
                                                     ========          ==========           =========

Net income per share - basic                             0.04               (0.26)              (0.25)
                                                     ========          ==========           =========

NOTE 16 - UNUSED LINES OF CREDIT

As of December 31, 2001, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $3,250,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The Company may also borrow additional amounts from the Federal Home Loan Bank on a predetermined formula. Advances are subject to approval by the Federal Home Loan Bank and may require the Company to pledge additional collateral. The amount the Company was eligible to borrow at December 31, 2001 was $4,827,779.

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Time Deposits with Other Banks - The fair value of time deposits with other banks is estimated using a discounted cash flow analysis based on current rates for similar types of deposits.

Federal Funds Sold - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

Investment Securities - The fair values of securities available-for-sale equal the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying amount of nonmarketable equity securities is a reasonable estimate of fair value since no ready market exists for these securities.

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

Federal Funds Purchased - Federal funds purchased are for a term of one day and the carrying amount approximates the fair value.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - The carrying amount for loan commitments and loans sold with limited recourse, which are off-balance-sheet financial instruments, approximates the fair value since the obligations are typically based on current market rates.

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2001 and 2000 are as follows:

                                                                     2001                                     2000
                                                       ----------------------------------        -----------------------------------
                                                         CARRYING          ESTIMATED FAIR          CARRYING           ESTIMATED FAIR
                                                          AMOUNT               VALUE                AMOUNT                VALUE
                                                       ------------         -------------        ------------         ------------
Financial Assets:
Cash and due from banks                                $    621,929         $    621,929         $    436,807         $    436,807
Federal funds sold                                               --                   --            4,690,000            4,690,000
Time deposits with other banks                              500,000              502,976                   --                   --
Securities available-for-sale                             8,290,532            8,290,532            2,933,663            2,933,663
Nonmarketable equity securities                             444,350              444,350              318,548              318,548
Loans                                                    36,053,427           36,104,329           13,976,163           13,854,817
Allowance for loan losses                                  (427,465)            (427,465)            (165,700)            (165,700)
Accrued interest receivable                                 254,749              254,749              124,785              124,785

FINANCIAL LIABILITIES:
Demand deposit, interest-bearing                       $ 16,789,898         $ 16,789,898         $  6,789,309         $  6,789,309
 transaction, and savings accounts
Certificates of deposit and other time deposits          22,688,116           22,807,288            9,672,458            9,732,605
Federal funds purchased                                     618,000              618,000                   --                   --
Accrued interest payable                                    186,468              186,468              146,455              146,455


                                                         NOTIONAL          ESTIMATED FAIR          NOTIONAL          ESTIMATED FAIR
 Off-Balance-Sheet Financial Instruments:                 Amount                Value                Amount               Value
                                                       ------------         ------------         ------------         ------------
Commitments to extend credit                           $  6,708,835         $  6,708,835         $  2,323,928         $  2,323,928
Loans sold with limited recourse                         13,352,304           13,352,304            3,449,587            3,449,587

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - COASTAL BANKING COMPANY, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Coastal Banking Company, Inc. (Parent Company Only).

                                 BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


                                                      2001              2000
                                                  ----------        ----------
Assets
Cash                                              $1,455,795        $1,913,833
Investment in banking subsidiary                   6,460,797         6,378,693
Premises and equipment                               414,904                --
                                                  ----------        ----------
Total assets                                      $8,331,496        $8,292,526
                                                  ==========        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities                                 $   17,144        $   41,908

Shareholders' equity                               8,314,352         8,250,618
                                                  ----------        ----------

Total liabilities and shareholders' equity        $8,331,496        $8,292,526
                                                  ==========        ==========


                              STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000, AND FOR
               THE PERIOD SEPTEMBER 29, 1998 TO DECEMBER 31, 1999


                                                               2001             2000              1999
                                                            --------         ---------         ---------
Income
Interest on investments                                     $     --         $ 170,066         $ 61,870
Other income                                                  10,000                --                --
                                                            --------         ---------         ---------
Total income                                                  10,000           170,066            61,870
                                                            --------         ---------         ---------

EXPENSES
Other expenses                                                43,834            56,802           295,150
                                                            --------         ---------         ---------

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN              (33,834)          113,264          (233,280)
 UNDISTRIBUTED EARNINGS OF BANKING SUBSIDIARY

Income tax expense (benefit)                                 (15,464)           41,908                --

Equity in undistributed losses of banking subsidiary          56,473          (320,539)               --
                                                            --------         ---------         ---------

NET INCOME (LOSS)                                           $ 38,103         $(249,183)        $(233,280)
                                                            ========         =========         =========

                          COASTAL BANKING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - COASTAL BANKING COMPANY, INC. (PARENT COMPANY ONLY) (continued)

                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000, AND FOR
               THE PERIOD SEPTEMBER 29, 1998 TO DECEMBER 31, 1999


                                                                     2001                 2000                1999
                                                                 -----------         ------------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                $    38,103         $   (249,183)        $  (233,280)
Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
Amortization less accretion of securities                                 --             (114,606)            (24,007)
Equity in undistributed earnings of banking subsidiary               (56,473)             320,539                  --
(Increase) decrease in other assets                                       --               39,357             (25,236)
Increase (decrease) in other liabilities                             (24,764)              41,908                  --
                                                                 -----------         ------------         -----------
Net cash provided (used) by operating activities                     (43,134)              38,015            (282,523)
                                                                 -----------         ------------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available-for-sale                                --          (13,340,972)         (6,544,536)
Proceeds from maturities of securities available-for-sale                 --           20,010,000                  --
Purchases of premises and equipment                                 (414,904)          (1,008,137)           (972,042)
Proceeds from disposal of premises and equipment                          --            1,980,179                  --
                                                                 -----------         ------------         -----------
Net cash provided (used) by investing activities                    (414,904)           7,641,070          (7,516,578)
                                                                 -----------         ------------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings                                                  --                   --                 100
Repayment of borrowings                                                   --                 (100)                 --
Issuance of common stock                                                  --                   --           9,482,810
Purchase of Bank's common stock                                           --           (6,700,000)                 --
Costs of stock issuance                                                   --              (54,324)           (694,637)
                                                                 -----------         ------------         -----------
Net cash provided (used) by financing activities                          --           (6,754,424)          8,788,273
                                                                 -----------         ------------         -----------

INCREASE (DECREASE) IN CASH                                         (458,038)             924,661             989,172

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     1,913,833              989,172                  --
                                                                 -----------         ------------         -----------

CASH AND CASH EQUIVALENTS, ENDING OF PERIOD                      $ 1,455,795         $  1,913,833         $   989,172
                                                                 ===========         ============         ===========

                          COASTAL BANKING COMPANY, INC.
                                 CORPORATE DATA


                               BOARD OF DIRECTORS

Marjorie Trask Gray, DMD...........................Dentist, Marjorie Gray, DMD

Dennis O. Green, CPA.....................President, Keiretsu Investments, Inc.

Mark B. Heles..........................................Owner, President & CEO,
                                                Tempo Personnel Services, Inc.

J. Phillip Hodges, Jr.......................Investment Manager, KSH Properties
                                                       and KSH Properties, LLC

James W. Holden, Jr., DVM.................................Owner, Veterinarian,
                                                    Sea Island Animal Hospital

Ladson F. Howell........................................Retired, Attorney with
                                                   Howell, Gibson & Hughes, PA

James C. Key.................................Partner, Shenandoah Group, L.L.P.

Randolph C. Kohn...............................................President & CEO
                                                   Coastal Banking Company and
                                                      Lowcountry National Bank

Ron Lewis............................Owner, McDonald's Restaurants of Beaufort

Lila N. Meeks........................................Dean of Academic Affairs,
                                                                USC - Beaufort

Robert B. Pinkerton........................President & CEO, Athena Corporation

John M. Trask, III............................Co-Owner, Lowcountry Real Estate

Matt A. Trumps.......................................Co-Owner, Tideland Realty

                                 SENIOR OFFICERS

             Randolph C. Kohn, President and Chief Executive Officer

   Charlie T. Lovering, Jr., Senior Vice President and Chief Financial Officer

                                 CORPORATE DATA

                                 ANNUAL MEETING:

The Annual Meeting of Shareholders of Coastal Banking Company, Inc. will be held at Oyster Cove, Beaufort, South Carolina on May 21, 2002, at 10:00 a.m.

CORPORATE OFFICE:                                    GENERAL COUNSEL:
----------------                                     ---------------

36 Sea Island Parkway                                Nelson Mullins Riley & Scarborough, L.L.P.
Beaufort, South Carolina 29902                       First Union Plaza, Suite 1400
Phone (843) 522-1228                                 999 Peachtree Street, NE
Fax (843) 524-4510                                   Atlanta, Georgia, 30309

STOCK TRANSFER DEPARTMENT:                           INDEPENDENT AUDITORS:
--------------------------                           ---------------------

First Citizens Bank & Trust Company of SC            Elliott Davis, LLP
Post Office Box 29                                   870 South Pleasantburg Drive
Columbia, South Carolina 29202                       P.O. Box 6286
                                                     Greenville, South Carolina 29606

STOCK INFORMATION:
-----------------

The Common Stock of Coastal Banking Company, Inc. is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol "CBCO." There were approximately 883 shareholders of record on December 31, 2001.

The Company has never declared or paid a cash dividend and does not expect to do so in the foreseeable future. The ability of the Company to pay cash dividends is dependent upon receiving cash dividends from the Bank. However, South Carolina and federal banking regulations restrict the amount of cash dividends that can be paid to the Company from the Bank.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED AT NO CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: CHARLIE T. LOVERING, JR., CHIEF FINANCIAL OFFICER, COASTAL BANKING COMPANY, INC., 36 SEA ISLAND PARKWAY, BEAUFORT, SOUTH CAROLINA 29902.

THIS ANNUAL REPORT SERVES AS THE ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO PART 350 OF THE FEDERAL DEPOSIT INSURANCE CORPORATION'S RULES AND REGULATIONS. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE OFFICE OF THE COMPTROLLER OF THE CURRENCY.