Form 10KSB, Exhibit 13
period 2002-12-31
COASTAL BANKING CO INC
filed 2003-03-31
CIK 1093897

Exhibit 13.1

                          Coastal Banking Company, Inc.

                                Table of Contents



                                                                          Page

To Our Shareholders..........................................................2
Selected Financial Data......................................................6
Management's Discussion and Analysis of Financial Condition
   and Results of Operations.................................................7
Report of Independent Certified Public Accountants..........................19
Consolidated Financial Statements...........................................20
Notes to Consolidated Financial Statements..................................25
Corporate and Shareholder Information.......................................39

                          Coastal Banking Company, Inc.



Dear Shareholder:


2002 was a year of continued growth for the Company's wholly owned subsidiary, Lowcountry National Bank, as we continue to establish ourselves as a viable banking institution in the Beaufort County community. Our local decision making coupled with our commitment to deliver superior, personal, friendly, and responsive customer service continue to be the key to our success.

The year-end 2002 also proved to be a milestone for our Company. We are pleased to report to you that year-end net income was $516,000, compared to $38,000 for the year ending December 31, 2001. Year-end earnings per share were $0.54 as compared to $0.04 in 2001. This tremendous growth in earnings allows us to report that the Company is now cumulatively profitable with retained earnings of $72,000.

Loan demand was strong during 2002 enabling us to grow our portfolio to 49,690,000 at December 31, 2002, which represented a 51% increase from the $32,993,000 shown at year-end December 31, 2001. Charge-offs were nominal, .07% as a percent of year-end total loans, reflecting our continued commitment to making quality loans. Even though we believe that our loan portfolio is of high quality, we increased our allowance for loan losses by $197,000 in accordance with our allowance for loan loss methology against any unforeseen losses. Our loan loss reserve now stands at $624,000, or 1.26% of total loans. We continue to aggressively seek quality loan customers while continuing our commitment to overall asset quality.

Deposit growth for the year kept pace with loan growth. At December 31, 2002, total deposits had increased from $39,478,000 at December 31, 2001 to $65,948,000. This is a 67% increase during the year. We are pleased to report that this substantial growth in deposits was achieved without the necessity of paying above market rates. As you would expect, total assets also showed substantial growth for the year-end 2002 by increasing from $48,693,000 at December 31, 2001 to $75,697,000 at December 31, 2002. This represents a 55% total asset increase for the Company during 2002.

During 2002, the bank successfully established a loan production office to service the Bluffton Market area. Based on the success of the establishment of the LPO, the Company decided to move forward with a full service branch to serve this market. It was decided that leasing a branch facility was in the bank's best interest as opposed to constructing our own building. To that end, we entered into a lease to open our first branch at Moss Creek Village, Bluffton, South Carolina. This will be a full service branch to include a 24- hour ATM. The management of Lowcountry National Bank expects this office to be fully operational by mid second quarter 2003.

Management is pleased with the growth in earnings, assets and deposits despite continued economic uncertainties due to the September 11th tragedy and war with Iraq. These results exceed our initial projections, therefore we remain optimistic about the continued growth and success of the Company. The foundation is firmly in place, and we continue to move forward - forward to stronger and lasting relationships with our customers, forward to investing in our community and, most importantly, forward to making our shareholders' investment grow. We thank you for your trust and support; and we pledge our continued best efforts to be worthy of both.



/s/ Ladson F. Howell                                     /s/ Randolph C. Kohn
--------------------                                     ---------------------
Ladson F. Howell                                         Randolph C. Kohn
Chairman of the Board                                    President and CEO

                             GRAPH OF TOTAL ASSETS

                            GRAPH OF TOTAL DEPOSITS

                              GRAPH OF TOTAL LOANS

                          COASTAL BANKING COMPANY, INC.

                             SELECTED FINANCIAL DATA

                                                            2002               2001                2000               1999
                                                            ----               ----                ----               ----

FOR THE YEAR
     Net interest income                            $        2,344,944         $ 1,304,596          $  666,283     $   51,181
     Provision for loan losses                                 232,200             265,800             165,700             -
     Noninterest income                                        507,029             387,928              96,245             -
     Noninterest expense                                     1,835,721           1,374,986             969,105        284,461
     Income taxes (benefit)                                    268,119              13,635           (123,094)             -
     Net earnings (loss)                            $          515,933              38,103           (249,183)       (233,280)

PER COMMON SHARE
     Basic earnings (loss)                          $              .54                 .04               (.26)           (.25)
     Diluted earnings (loss)                                       .54                 .04               (.26)           (.25)
     Cash dividends declared                                         -                   -                  -               -
     Book value                                     $             9.53                8.77                8.70           8.99

AT YEAR END
     Loans, net                                     $       49,065,800          32,566,026          13,810,463              -
     Earnings assets                                        70,470,548          45,288,309          21,918,374      6,527,012
     Assets                                                 75,696,898          48,692,697          24,959,674      8,527,583
     Deposits                                               65,947,791          39,478,014          16,461,767              -
     Shareholders' equity                           $        9,036,692           8,314,352           8,250,618      8,527,483
     Common shares outstanding                                 948,281             948,281             948,281        948,281

AVERAGE BALANCES
     Loans                                          $       41,842,080          24,490,000           5,725,000              -
     Earnings assets                                        58,103,534          32,350,000          11,816,000              -
     Assets                                                 61,240,904          35,489,000          14,764,000              -
     Deposits                                               51,972,457          26,755,000           6,337,000              -
     Shareholders' equity                           $        8,630,130           8,265,000           8,302,000              -
     Weighted average shares
        outstanding                                            948,281             948,281             948,281        948,281

KEY PERFORMANCE RATIOS
     Return on average assets                                     .84%                .11%             (1.69)%              -
     Return on average shareholders'
        equity                                                   5.98%                .46%             (3.00)%
     Net interest margin                                         4.04%               4.03%               5.64%              -
     Dividend payout ratio                                           -                   -                   -              -
     Average equity to average assets                           14.09%              23.29%              56.23%              -

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                     General

Coastal Banking Company, Inc. is a bank holding company headquartered in Beaufort, South Carolina organized to own all of the common stock of its bank subsidiary, Lowcountry National Bank. The principal activity of the bank is to provide banking services to domestic markets, principally in Beaufort County, South Carolina. The Bank is primarily regulated by the Office of the Comptroller of the Currency ("OCC") and undergoes periodic examinations by this regulatory agency. The holding company is regulated by the Federal Reserve Bank and also is subject to periodic examinations. The bank opened for business on May 10, 2000 at 36 Sea Island Parkway, Beaufort, South Carolina 29902.

The following discussion focuses on significant changes in the financial condition and results of operations during the two years ended December 31, 2002. This discussion and the financial information contained herein are presented to assist the reader in understanding and evaluating our financial condition, results of operations, and future prospects and should be read as a supplement to and in conjunction with the Consolidated Financial Statements and Related Notes.

                           Forward-Looking Statements

This report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

    o significant increases in competitive pressure in the banking and financial services industries;
    o changes in the interest rate environment which could reduce anticipated or actual margins;
    o changes in political conditions or the legislative or regulatory environment;
    o general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;
    o     changes occurring in business conditions and inflation;
    o     changes in technology;
    o     changes in monetary and tax policies;
    o     the level of allowance for loan loss;
    o     the rate of delinquencies and amounts of charge-offs;
    o     the rate of loan growth;
    o adverse changes in asset quality and resulting credit risk-related losses and expenses;
    o     changes in the securities markets;
    o risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.


                          Critical Accounting Policies

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in note 1 in the footnotes to the consolidated financial statements at December 31, 2002 included elsewhere in this annual report.

We believe that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Please refer to the portion of management's discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of our processes and methodology for determining the allowance for loan losses.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued

                              Results of Operations

A comparison between 2001 and 2000 is not relevant due to the fact that the bank was only open for business for a portion of the year during 2000.

Net income for 2002 was $516,000, or $.54 per common share compared to $38,000, or $.04 per common share in 2001. Our operational results depend to a large degree on net interest income, which is the difference between the interest income received from our investments (such as loans, investment securities, federal funds sold) and interest expense, which is paid on deposit liabilities and other borrowings. Net interest income was $2,345,000 for the year ended December 31, 2002 compared to net interest income of $1,305,000 for the year ended December 31, 2001.

The provision for loan losses in 2002 was $232,000 compared to $266,000 in 2001. The decrease in the provision for loan losses was attributable to the slowing of our loan growth during 2002. The provision for loan losses continues to reflect our estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Other operating income for the year ended December 31, 200, totaled $507,000, representing a $119,000 (31%) increase from December 31, 2001. This increase was primarily associated with the increase in fees and service charges due to the increase in the number of our customers during 2002. Other operating expenses in 2002 were $1,836,000, a $461,000 (34%) increase compared with the 2001 amount, primarily due to an increase in salaries and employee benefits paid related to additional employees hired in 2002.

In 2002, we recognized $268,000 of income tax expense compared to an income tax expense of $14,000 in 2001. Our effective tax rate was 34% in 2002 and 27% in 2001.

Net Interest Income

For the year ended December 31, 2002, net interest income totaled $2,345,000 as compared to $1,305,000 for the same period in 2001. Interest income from loans, including fees, increased $998,000, or 47% to $3,120,000 for the year ended December 31, 2002. This increase in income was partially offset by increased interest expense, which totaled $1,467,000 for the year ended December 31, 2002 compared to $1,258,000 in 2001. The increase in net interest income is due to the overall growth in the volume of interest earning assets, partially offset by decreases in overall weighted average interest rates. The net interest margin realized on earning assets and the interest rate spread were 4.04% and 3.56%, respectively, for the year ended December 31, 2002. For the year ended December 31, 2001, the net interest margin was 4.03% and the interest rate spread was 2.96%.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued


Average Balances and Interest Rates

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2002 and 2001, and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

                                                                      For the Years Ended December 31,
                                                                      --------------------------------
                                                                      (Amounts presented in thousands)
                                                              2002                                       2001
                                                -----------------------------------------------------------------------------
                                                Average                    Yield/        Average                        Yield/
                                                Balance       Interest      Rate         Balance        Interest         Rate
                                                -------       --------      ----         -------        --------         ----
Assets:
   Interest earning assets:
     Loans (including loan fees)          $      41,842         3,120       7.46%         24,490            2,122       8.67%
     Investment securities                       14,335           658       4.59%          5,866              349       5.95%
     Interest-bearing deposits                      142             5       3.66%            422               23       5.51%
     Federal funds sold                           1,785            29       1.60%          1,572               69       4.38%
                                                -------       --------                   --------           -----

  Total interest earning assets                  58,104         3,812       6.56%         32,350            2,563       7.92%
  Other non-interest earning assets               3,137                                    3,139
                                                -------                                  --------

           Total assets                   $      61,241                                   35,489
                                                =======                                  ========

Liabilities and shareholders' equity:
   Interest-bearing liabilities:
     Deposits:
       Interest-bearing demand
         and savings                      $      18,793           428       2.28%          9,486              329         3.47%
       Time                                      29,837         1,035       3.47%         15,788              927         5.87%
     Other                                          195             4       2.15%             71                2         3.04%
                                               ---------      --------                  ---------           -----


           Total interest-bearing
             Liabilities                         48,825         1,467       3.00%         25,345            1,258         4.96%
                                                                -----                                       -----

Other non-interest bearing liabilities:           3,786                                    1,879
Shareholders' equity                              8,630                                    8,265
                                               ---------                                ---------

           Total liabilities and
             shareholders' equity         $      61,241                                   35,489
                                                 ======                                   ======

Excess of interest-earning assets
  over interest bearing liabilities       $       9,279                                    7,005
                                                 ======                                   ======

Ratio of interest-earning assets
   to interest-bearing liabilities                  119%                                     128%

Net interest income                                             2,345                                       1,305
                                                                =====                                       =====

Net interest spread                                                         3.56%                                         2.96%
                                                                            =====                                         =====

Net interest margin                                                         4.04%                                         4.03%
                                                                            =====                                         =====

Non-accrual loans and the interest income which was recorded on these loans, if any, are included in the yield calculation for loans in all periods reported.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued

Volume/Rate Analysis

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.

                                                                        2002 Compared to 2001
                                                                Increase (decrease) due to changes in
                                                               ------------------------------------------
                                                               Volume          Rate          Net Change
Interest income on:                                            ------------------------------------------
     Loans (including loan fees)                          $        1,638             (640)            998
     Investment securities                                           619             (310)            309
     Interest-bearing deposits                                       (14)              (4)            (18)
     Federal funds sold                                                3              (43)            (40)
                                                                 -------           -------         ------
                                                                   2,246             (997)          1,249
                                                                   -----           -------         ------
Interest expense on:
      Interest-bearing demand and savings                         (1,589)           1,687              98
      Time                                                          (228)             336             108
      Other                                                            6               (4)              2
                                                                  -------          -------         ------
                                                                  (1,811)           2,019             208
                                                                  -------          -------         ------
                                                          $        4,057           (3,017)          1,040
                                                                   =====           =======         ======

Interest Rate Sensitivity and Asset Liability Management

Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the bank's net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2002, the bank, as measured by gap, is in a liability sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

                                       At December 31, 2002
                                     Maturing or Repricing in
                                      ----------------------
                                      (dollars in thousands)

                                                              3 Months     4 Months to      1 to 5       Over 5
                                                              or Less       12 Months       Years         Years        Total
                                                              -------       ---------       -----         -----        -----

Interest-earning assets:
   Federal funds sold                                $         1,557           -             -            -            1,557
   Investment securities                                       -                257         7,328        7,968        15,553
   Loans held-for-sale                                         3,671           -             -            -            3,671
   Loans                                                      19,121          4,454        24,874        1,241        49,690
                                                              ------          -----        ------        -----        ------

Total interest-earning assets                                 24,349          4,711        32,202        9,209        70,471
                                                              ------          -----        ------        -----        ------

Interest-bearing liabilities:
   Deposits:
      Savings and demand                                      30,461           -             -            -           30,461
      Time deposits                                           10,956         16,825         7,706         -           35,487
                                                              ------         ------         -----        -----        ------

Total interest-bearing liabilities                            41,417         16,825         7,706         -           65,948
                                                              ------         ------         -----        -----        ------

Interest sensitive difference per period             $       (17,068)       (12,114)       24,496        9,209         4,523
                                                             -------         ------        ------        -----         =====
Cumulative interest sensitivity difference           $       (17,068)       (29,182)       (4,686)       4,523
                                                              ======        =======        ======        =====
Cumulative difference to total assets                           (23%)          (39%)          (6%)          6%
                                                              ======        =======        ======        =====



At December 31, 2002, the difference between the bank's liabilities and assets repricing or maturing within one year was $29,182,000. Due to an excess of liabilities repricing or maturing within one year, a rise in interest rates would cause the bank's net interest income to decline.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors which may affect the assumptions made in the table include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

Provision and Allowance for Loan Losses

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $232,000 for the year ended December 31, 2002 as compared to $266,000 for the year ended December 31, 2001. The change in the provision was the result of loans growing faster in 2001 than in 2002. The loan portfolio increased by approximately $ 16.5 million during the year ended December 31, 2002 as compared to growth of $18.3 million in 2001. The allowance for loan losses was 1.17% of gross loans at December 31, 2002. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid,

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued

risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may not prove to be accurate. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. Thus, there is a risk that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

The following table summarizes information concerning the allowance for loan losses:

                                                                                    December 31,
                                                                                    ------------
                                                                   2002               2001                2000
                                                                   ----               ----                ----
                                                                        (Amounts are presented in thousands)

Total loans outstanding, end of year                      $        53,361            36,053                13,976
                                                                   ------            ------                ------
Average loans outstanding                                 $        41,842            24,490                 5,725
                                                                   ------            ------                ------
Balance at beginning of year                              $           427               166                     -
Charge-offs:
    Commercial                                                         35                 -                     -
    Real estate - construction                                          -                 -                     -
    Real estate - mortgage                                              -                 -                     -
    Consumer                                                            -                 5                     -
                                                                   ------           --------               ------

        Total charge-offs                                              35                 5                     -
                                                                   ------           --------               ------

Recoveries:
    Commercial                                                          -                  -                   -
    Real estate - construction                                          -                  -                   -
    Real estate - mortgage                                              -                  -                   -
    Consumer                                                            -                  -                   -
                                                                    ------             ------              ------

        Total recoveries                                                -                  -                   -
                                                                    ------             ------              ------

Net charge-offs                                                        35                  5                   -

Additions charged to operations                                       232                266                  166
                                                                    ------            -------              ------

Balance at end of year                                    $           624               427                   166
                                                                    ======            =======              =======
Ratio of net charge-offs during the period to
    average loans outstanding during the period                       .09%              .02%                   NA
                                                                    ======            =======              =======
Allowance for loan losses to loans, end of year                      1.17%             1.18%                 1.19%
                                                                    ======            =======              =======



The following table summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2002 and 2002 (amounts are presented in thousands):

                                                             December 31,
                                                         2002           2001
                                                         ----           ----

Other real estate and repossessions               $         -             -
Accruing loans 90 days or more past due                     -             -
Non-accrual loans                                          97             -
Interest on non-accrual loans which
  would have been reported                                  -             -


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued

Noninterest Income and Expense


Noninterest income for the year ended December 31, 2002 totaled $507,000 as compared to $388,000 for the year ended December 31, 2001. This increase in noninterest income was primarily due to an increase in fees and service charges during 2002. Residential mortgage origination fees totaled $304,000 and $290,000 in 2002 and 2001, respectively. Lower market interest rates created significant refinancing volume in the residential mortgage market and the Company was able to grow its business in this area with additional personnel added for the 2002 period. We also recognized a gain on the sale of certain investment securities available-for-sale totaling $34,000 during the year ended December 31, 2002.


Total noninterest expense for the year ended December 31, 2002 was $1,836,000 as compared to $1,375,000 for the same period in 2001. Salaries and benefits, the largest component of noninterest expense, totaled $982,000 for the year ended December 31, 2002, compared to $714,000 for the same period a year ago. Salary and benefits expense primarily increased due to the addition of three employees. In 2002, one of these employees was responsible for operation of the bank's loan processing center located in Bluffton, South Carolina. Other operating expenses were $628,000 for the year ended December 31, 2002 as compared to $463,000 for the year ended December 31, 2001. This increase in noninterest expense was due to the continued growth of the bank.

                               Financial Condition

Total assets increased $27,004,000, or 55% from December 31, 2001 to December 31, 2002. The primary source of growth in assets was net loans, which increased $16,500,000, or 51% during the year ended December 31, 2002. Investment securities available-for-sale increased $6,482,000 from December 31, 2001 to $14,772,000 at December 31, 2002. Total deposits increased $26,470,000, or 67%, from the December 31, 2001 amount of $39,478,000 to $65,947,791 at December 31, 2002.

Interest-Earning Assets

Loans

Gross loans totaled $49,689,000 at December 31, 2002, an increase of $16,696,000, or 51% since December 31, 2001. The largest increase in loans was in commercial and industrial loans, which increased $11,659,000, or 73% to $27,584,000 at December 31, 2002. Real estate - mortgage loans increased $5,231,000 during 2002. Balances within the major loans receivable categories as of December 31, 2002 and December 31, 2001 are as follows (amounts in thousands):

                                                             2002                            2001
                                                             ----                            ----

   Real estate - construction                    $        3,781          8%      $        5,025         15%
   Real estate - mortgage                                15,984         32%              10,753         33%
   Commercial and industrial                             27,584         56%              15,925         48%
   Consumer and other                                     2,340          4%               1,290          4%
                                                         -------                         -------

                                                 $       49,689                  $       32,993
                                                         ======                          ======

As of December 31, 2002, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

                                                                      Real Estate
                                                       Commercial     Construction      Total
                                                       ----------     -------------     ---------
     Maturity

     Within 1 year                                $        12,539          1,624        14,163
     1 to 5 years                                          15,019          1,807        16,826
     Over 5 years                                              26            350           376
                                                       ----------     -------------    ----------

        Totals                                    $        27,584          3,781        31,365
                                                      ===========     =============    ===========

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued


As of December 31, 2002, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

                                                    Fixed Interest   Variable Interest
                                                        Rates              Rates           Total
                                                  -----------------  ------------------   --------
  Commercial
       1 to 5 years                              $        9,612               5,407          15,019
       Over 5 years                                         -                    26              26

  Real estate - construction
       1 to 5 years                                         -                 1,807           1,807
       Over 5 years                                         -                   350             350
                                                          -----             ------        --------

                                                 $        9,612               7,590          17,202
                                                          =====               =====          ======

Investment Securities

Investment securities available-for-sale increased to $14,772,000 at December 31, 2002 from $8,291,000 at December 31, 2001. This increase was the result of an increase in deposits being invested in securities. All of the bank's marketable investment securities were designated as available-for-sale at December 31, 2002.

The following table presents the investments by category at December 31, 2002 and 2001:

                                                                   2002                               2001
                                                                   ----                               ----
                                                                    (Amounts are presented in thousands)

                                                                          Estimated                          Estimated
                                                      Amortized Cost     Fair Value     Amortized Cost      Fair Value
                                                      --------------     ----------     --------------      -----------
United States government agencies                $          7,516           7,691             4,775           4,791
State, county and municipal                                   100             100               -                 -
Mortgage-backed                                             6,805           6,981             3,478           3,499
                                                            -----           -----             -----           -----

                                                 $         14,421          14,772             8,253           8,290
                                                           ======          ======             =====           =====


The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented. Yields are based on amortized cost of securities. (Amounts are presented in thousands)

                                             U S Government         Weighted
                                           and State, County        Average           Mortgage-backed       Weighted Average
                                             and Municipals          Yields             Securities               Yields
                                            ----------------        -------         -----------------       ---------------
Maturities at December 31, 2002

Within 1 year                                     $ 257               5.72%              $    -                    -
After 1 through 5 years                           6,407               4.06%                   921                5.47%
After 5 through 10 years                          1,027               6.35%                 3,522                5.48%
After 10 years                                      100               5.00%                 2,538                5.73%
                                              -------------                                 -----

Totals                                          $ 7,791                                    $6,981
                                                  =====                                     =====

Mortgage backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued

Deposits

At December 31, 2002, total deposits increased by $26,470,000, or 67% from December 31, 2001. Noninterest-bearing demand deposits increased $3,872,000, or 186% and interest-bearing deposits increased $22,597,000, or 60%.

Balances within the major deposit categories as of December 31, 2002 and December 31, 2001 as follows (amounts in thousands):

                                                                  2002                        2001
                                                                  ----                        ----
      Noninterest-bearing demand deposits           $       5,949         9%     $     2,076         5%
      Interest-bearing demand deposits                     23,868        36%          14,331        36%
      Savings deposits                                        644         1%             383         1%
      Certificates of deposit $100,000 and over            15,846        24%           9,307        24%
      Other time deposits                                  19,641        30%          13,381        34%
                                                           ------                     ------

                                                     $     65,948                $    39,478
                                                           ======                     ======

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

                                                                            December 31,
                                                                    2002                        2001
                                                                    ----                        ----
                                                                (Amounts are presented in thousands)

                                                          Amount        Rate         Amount          Rate

      Noninterest-bearing demands                   $         3,342        -           $  1,481          -
      Interest-bearing demand and savings                    18,793        2.28%          9,486         3.47%
      Time deposits                                          29,837        3.47%         15,788         5.87%
                                                             ------                      ------

           Totals                                   $        51,972                    $ 26,755
                                                             ======                      ======



Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2002, are summarized as follows (amounts are presented in thousands):


      Within 3 months                                                         $          7,401
      After 3 through 6 months                                                           1,352
      After 6 through 12 months                                                          5,337
      After 12 months                                                                    1,756
                                                                                      -- -----

      Total                                                                   $         15,846
                                                                                        ======


Capital Resources

Total shareholders' equity increased from $8,314,000 at December 31, 2001 to $9,037,000 at December 31, 2002. This increase was attributable to net earnings for the period and an increase of $206,000 in the fair value of securities available-for-sale, net of tax.

Bank holding companies, such as us, and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued

assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes the bank's risk-based capital ratios at December 31, 2002:

   Tier 1 capital (to risk-weighted assets)                                             12.65%
   Total capital (to risk-weighted assets)                                              13.78%
   Tier 1 capital (to total average assets)                                              9.90%

Liquidity

The bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the bank to monitor its liquidity to meet regulatory requirements and their local funding requirements.

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and loans sold with limited recourse. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

Loans sold with limited resource are 1-4 family residential mortgages originated by us and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to us within 90 days of any one of the loan's first four payments being missed. Our exposure to credit loss in the event of nonperformance by the other party to the loan is represented by the contractual notional amount of the loan. Since none of the loans sold have ever been returned to us, the total loans sold with limited resource amount does not necessarily represent future cash requirements. We use the same credit policies in making loans held-for-sale as we do for on-balance-sheet instruments.

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2002:

         Commitments to extend credit                                        $     10,012,000
         Loans sold with limited recource                                    $      7,905,000


Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Beaufort County and surrounding areas.

The bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the bank has arrangements with a commercial bank for short term unsecured advances up to $7,000,000.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued


Cash and cash equivalents as of December 31, 2002 increased $3,569,000 from December 31, 2001. Cash provided by operating activities totaled $465,000 in 2002, while inflows from financing activities totaled $25,852,000, which was attributable to an increase in deposits.

During 2002, investing activities used $22,748,000. Investing activities included net loans made to customers of approximately $16,732,000 and purchases of investment securities available-for-sale of $15,065,000, partially offset by sales and maturities of investment securities available-for-sale of approximately $8,992,000.

Inflation

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation through the management of interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs and through managing our level of net income relative to our dividend payout policy.

Selected Ratios

The following table sets out certain ratios for the years indicated.

                                                                             2002           2001
                                                                             ----           ----
           Net income to:
                Average shareholders' equity                                 5.98%            .46%
                Average assets                                                .84%            .11%
           Dividends to net income                                              -               -

           Average equity to average assets                                 14.09%          23.29%

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 will be effective on January 1, 2003 and addresses the accounting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We believe the adoption of SFAS No. 143 will not have a material impact on our financial position, results of operations or liquidity.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes prior pronouncements associated with impairment or disposal of long-lived assets. The statement establishes methodologies for assessing impairment of long-lived assets, including assets to be disposed of by sale or by other means. The adoption of this standard had no impact on the financial position of the Company.

In April 2002, the FASB issued SFAS No. 145, Rescission of Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections. Prior to the issuance of SFAS No. 145, net gains or losses resulting from the extinguishments of debt that were included in the income statement were classified as an extraordinary item, net of related income tax effect. Under the provisions of SFAS No. 145, these gains and losses will be classified as extraordinary items only if they meet the definition of that term: the gain or loss must be unusual in nature and infrequent in occurrence. We believe the adoption of SFAS No. 143 will not have a material impact on our financial position, results of operations or liquidity.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated With Exit or Disposal Activities. SFAS No. 146, effective for affected activities occurring after December 31, 2002, addresses accounting for costs associated with exit or disposal activities. Such costs include, but are not limited to termination benefits, contract terminations, and costs to consolidate facilities or relocate employees. We believe the adoption of SFAS No. 146 will not have a material impact on our financial position, results of operations or liquidity.

In October 2002, the FASB issued SFAS No. 147, Accounting for Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS, continued


intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends
SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company's financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this standard effective December 31, 2002 and has included the required disclosure in the footnotes to the financials. The Company has not elected the fair value treatment of stock-based compensation and the adoption of this standard had no impact on its financial position.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Coastal Banking Company, Inc.
Beaufort, South Carolina


           We have audited the accompanying consolidated balance sheet of Coastal Banking Company, Inc. (the "Company") and Subsidiary as of December 31, 2002 and the related consolidated statements of operations, changes in shareholders' equity, comprehensive income (loss), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Coastal Banking Company, Inc. as of December 31, 2001 and for each of the years in the two years then ended were audited by other auditors whose report dated February 13, 2002 expressed an unqualified opinion on these statements.

           We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Banking Company, Inc. and Subsidiary at December 31, 2002 and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.





/s/Elliott Davis, LLC
--------------------------
Greenville, South Carolina
January 31, 2003

                          COASTAL BANKING COMPANY, INC.

                           Consolidated Balance Sheets

                           December 31, 2002 and 2001

                                                                                               2002             2001
                                                                                               ----             ----
                                                            Assets
                                                            ------
Cash and due from banks                                                             $      2,633,914           621,929
Federal funds sold                                                                         1,557,000              -
                                                                                         -----------          --------

                    Cash and cash equivalents                                              4,190,914           621,929

Interest-bearing deposits                                                                       -              500,000
Investment securities available-for-sale                                                  14,772,168         8,290,532
Other investments                                                                            780,750           444,350
Loans held-for-sale                                                                        3,670,939         3,059,936
Loans, net                                                                                49,065,800        32,566,026
Premises and equipment, net                                                                2,752,846         2,781,728
Accrued interest receivable and other assets                                                 463,481           428,196
                                                                                        ------------      ------------

                    Total assets                                                    $     75,696,898        48,692,697
                                                                                          ==========        ==========

                                                 Liabilities and Shareholders' Equity
                                                 ------------------------------------
Deposits:
   Demand                                                                           $     5,948,935        2,076,488
     Money market and NOW accounts                                                       23,868,354       14,331,455
     Savings                                                                                643,919          381,955
     Time                                                                                19,640,967       13,380,864
     Time over $100,000                                                                  15,845,616        9,307,252
                                                                                         ----------       -----------

                    Total deposits                                                       65,947,791       39,478,014

Federal funds purchased                                                                         -            618,000
Accrued interest payable and other liabilities                                              712,415          282,331
                                                                                       -------------     ------------

                    Total liabilities                                                    66,660,206       40,378,345
                                                                                       -------------     ------------


Commitments and contingencies - Note 9

Shareholders' equity:

   Preferred stock, $.01 par value; 10,000,000 shares
     authorized; no shares issued and outstanding                                             -                 -
   Common stock, par value $.01; 10,000,000 shares authorized;
     948,281 shares issued and outstanding                                                      9,483            9,483
   Additional paid-in capital                                                               8,724,366        8,724,366
   Retained earnings (accumulated deficit)                                                     71,573         (444,360)
   Accumulated other comprehensive income                                                     231,270           24,863
                                                                                         ------------    -------------

                    Total shareholders' equity                                              9,036,692        8,314,352
                                                                                          -----------    -------------

                    Total liabilities and shareholders' equity                      $      75,696,898       48,692,697
                                                                                           ==========       ==========




See accompanying notes to consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.

                      Consolidated Statements of Operations

              For the Years Ended December 31, 2002, 2001 and 2000


                                                                                  2002            2001           2000
                                                                                  ----            ----           ----

Interest income:
     Loans and fees on loans                                              $     3,120,099       2,122,328        549,186
     Investment securities                                                        657,706         348,729        228,296
     Federal funds sold                                                            28,513          68,848        147,180
     Interest-bearing deposits                                                      5,178          23,221          -
                                                                                ----------     -----------       --------

              Total interest income                                             3,811,496       2,563,126        924,662
                                                                                ---------       ---------        -------

Interest expense:
     Deposits                                                                   1,462,363       1,256,365        254,882
     Other                                                                          4,189           2,165          3,497
                                                                                ----------      ----------      --------

              Total interest expense                                            1,466,552       1,258,530        258,379
                                                                                ---------       ---------        -------

              Net interest income                                               2,344,944       1,304,596        666,283

Provision for loan losses                                                         232,200         265,800        165,700
                                                                               ----------      ----------        -------

              Net interest income after provision for loan losses               2,112,744       1,038,796        500,583
                                                                                ---------       ---------        -------

Other income:
     Service charges on deposit accounts                                          163,009          76,286         22,966
     Residential mortgage origination fees                                        304,060         290,234         68,186
     Gain on sale of securities                                                    33,788               -              -
     Other income                                                                   6,172          21,408          5,093
                                                                             ------------      -----------     ----------

              Total other income                                                  507,029         387,928         96,245
                                                                             ------------       ----------     ---------

Other expenses:
     Salaries and employee benefits                                               981,615         714,386        497,416
     Occupancy and equipment                                                      226,590         197,388        114,301
     Other operating                                                              627,516         463,212        357,388
                                                                             ------------       ----------      --------

              Total other expenses                                              1,835,721       1,374,986        969,105
                                                                                ---------       ---------        -------

              Earnings (loss) before income taxes                                 784,052          51,738       (372,277)

              Income tax expense (benefit)                                        268,119          13,635       (123,094)
                                                                             ------------      -----------      ---------

              Net earnings (loss)                                         $       515,933          38,103       (249,183)
                                                                             ==========        ===========        =======

              Basic and diluted earnings (loss) per share                 $           .54             .04           (.26)
                                                                             ===========       ===========     ===========

See accompanying notes to consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.

             Consolidated Statements of Comprehensive Income (Loss)

              For the Years Ended December 31, 2002, 2001 and 2000


                                                                                      2002         2001          2000
                                                                                      ----         ----          ----

Net earnings (loss)                                                           $      515,933       38,103     (249,183)
                                                                                     -------       ------     ---------

Other comprehensive income, net of tax:
   Unrealized gains on investment securities
      available-for-sale arising during the period, net of
      tax of $119,289, $13,203 and $13,727, respectively                             228,707       25,631       26,642
   Reclassification adjustment for gains included in net
      earnings, net of tax of $11,488 in 2002                                        (22,300)         -            -
                                                                                    --------       ------      -------

          Total other comprehensive income, net of tax                               206,407       25,631       26,642
                                                                                     -------       ------       ------

          Comprehensive income (loss)                                         $      722,340       63,734     (222,541)
                                                                                     =======       ======     =========




See accompanying notes to consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.

           Consolidated Statements of Changes in Shareholders' Equity

              For the Years Ended December 31, 2002, 2001 and 2000


                                                                            Retained         Accumulated
                                                            Additional      Earnings            Other
                                               Common        Paid-in       (Accumulated      Comprehensive
                                               Stock         Capital         Deficit)        Income (Loss)        Total
                                            ------------    -----------     ------------     ---------------   ----------
Balance, December 31, 1999                   $ 9,483        8,778,690        (233,280)          (27,410)       8,527,483

Cost of common stock issuance                   -             (54,324)           -                  -            (54,324)

Change in unrealized loss
   on securities available-for-
   sale, net of tax                             -               -              -                  26,642          26,642

Net loss                                        -               -             (249,183)             -           (249,183)
                                               -----       ---------          ---------         --------        ---------

Balance, December 31, 2000                     9,483        8,724,366        (482,463)             (768)       8,250,618

Change in unrealized loss
   on securities available-for-
   sale, net of tax                             -               -              -                  25,631          25,631

Net earnings                                    -               -              38,103               -             38,103
                                               -----       ---------        ---------           --------       ---------

Balance, December 31, 2001                     9,483        8,724,366        (444,360)            24,863       8,314,352

Change in unrealized gain
   on securities available-for-
   sale, net of tax                             -               -               -                206,407         206,407


Net earnings                                    -               -             515,933               -            515,933
                                               -----       ---------          -------           --------       ---------

Balance, December 31, 2002                   $ 9,483        8,724,366          71,573            231,270       9,036,692
                                               =====        =========         ======            =======       =========




See accompanying notes to consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.

                      Consolidated Statements of Cash Flows

              For the Years Ended December 31, 2002, 2001 and 2000

                                                                                2002                2001               2000
                                                                                ----                ----               ----
Cash flows from operating activities:
Net earnings (loss)                                                          $  515,933              38,103            (249,183)
Adjustments to reconcile net earnings (loss) to net
cash provided (used) by operating activities:
Depreciation, amortization and accretion                                         73,601             101,613             (64,025)
Provision for loan losses                                                       232,200             265,800             165,700
Provision for deferred income taxes (benefit)                                         -              (1,294)           (130,076)
Gain on sale of securities available-for-sale                                   (33,788)              -
Disbursements for loans held-for-sale                                       (28,591,332)        (20,477,601)         (3,851,278)
Proceeds from sale of loans held-for-sale                                    27,980,329          17,819,357           3,449,587
Change in other assets and other liabilities                                    288,348             (73,493)             71,425
                                                                            ------------       -------------        ------------

        Net cash provided (used) by operating activities                        465,291          (2,327,515)           (607,850)
                                                                            ------------       -------------           --------

Cash flows from investing activities:
Net change in interest-bearing deposits                                         500,000             (500,000)              -
Proceeds from calls and maturities of investment securities
available-for-sale                                                            8,251,449           3,979,537          20,044,939
Proceeds from sales of investment securities available-for-sale                 740,625                -                   -
Purchases of investment securities available-for-sale                       (15,064,857)         (9,280,386)        (16,285,464)
Purchases of other investments                                                 (336,400)           (125,802)           (318,548)
Net change in loans                                                         (16,731,974)        (19,423,055)        (13,574,472)
Purchase of premises and equipment                                             (106,926)           (461,904)         (1,528,313)
                                                                            ------------        ------------         ----------

             Net cash used by investing activities                          (22,748,083)        (25,811,610)        (11,661,858)
                                                                            -----------          -----------         -----------

Cash flows from financing activities:
Net change in deposits                                                       26,469,777          23,016,247          16,461,767
Repayment of borrowings                                                               -                   -                (100)
Net change in federal funds purchased                                          (618,000)            618,000                   -
Costs of common stock issuance                                                      -                   -               (54,324)
                                                                            ----------          ------------           ---------

             Net cash provided by financing activities                       25,851,777          23,634,247          16,407,343
                                                                             ----------          ----------          ----------

Net change in cash and cash equivalents                                       3,568,985          (4,504,878)          4,137,635
Cash and cash equivalents at beginning of year                                 621,929            5,126,807             989,172
                                                                           ------------         ------------        -----------
Cash and cash equivalents at end of year                                  $  4,190,914             621,929            5,126,807
                                                                           ===========          ==========            =========

Supplemental schedule of noncash investing and financing
   activities consisting of change in unrealized gain/loss
   on investment securities available-for-sale, net of tax                $    206,407              25,631               26,642

Supplemental disclosures of cash flow information:
   Cash paid during the year for interest                                 $  1,342,232           1,218,517              111,924
   Cash paid during the year for income taxes                             $     34,024
                                                                                                        -                     -





See accompanying notes to consolidated financial statements.

                          COASTAL BANKING COMPANY, INC.

                   Notes to Consolidated Financial Statements

(1)     Summary of Significant Accounting Policies
        ------------------------------------------
        Basis of Presentation and Nature of Operations
        The consolidated financial statements include the accounts of Coastal Banking Company, Inc. (the "Company") and its wholly owned subsidiary, Lowcountry National Bank (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

        The Bank commenced business on May 10, 2000 upon receipt of its banking charter from the Office of the Comptroller of the Currency (the "OCC"). The Bank is primarily regulated by the OCC and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve Bank and also is subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services throughout the Beaufort County area in South Carolina.

        The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

        Cash and Cash Equivalents
        --------------------------
        Cash equivalents include amounts due from banks, interest-bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.

        Investment Securities
        -------------------------
        The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2002 and 2001, all securities were classified as available-for-sale.

        Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are recognized in earnings. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

        A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

        Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

        Other Investments
        ------------------
        Other investments include equity securities with no readily determinable fair value. These investments are carried at cost. The Bank, as a member institution, is required to own certain stock investments in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank. The stock is generally pledged against any borrowings from these institutions. No ready market exists for the stock and it has not quoted market price. However, redemption of these stocks has historically been at par value.

                          COASTAL BANKING COMPANY, INC.

(1)    Summary of Significant Accounting Policies, continued
        Loans Held-for-Sale
        -------------------
        Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net earnings in the period in which the change occurs. The Company has recorded no valuation allowance related to its loans held-for-sale as their cost approximates market value.

        Loans and Allowance for Loan Losses
        -----------------------------------
        Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination and commitment fees and direct loan origination costs are deferred and amortized over the contractual life of the related loan or commitments as an adjustment of the related loan yields.

        A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful. When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

        Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. In determining the adequacy of the allowance for loan losses management uses four different methods as indicators of the reasonableness of the allowance. The methods used include a risk method (using internal classifications along with regulatory classifications), historical charge-offs, comparison to a peer group, and current classifications based on the loan grading system. The combination of these results are compared quarterly to the recorded allowance for loan losses for reasonableness and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an external loan review program to challenge and corroborate the internal loan grading system and provide additional analysis in determining the adequacy of the allowance and the future provisions for estimated loan losses.

        Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

        Non-performing Assets
        ---------------------
        Loans are placed in a non-accrual status when, in the opinion of management, the collection of additional interest is questionable. Thereafter, no interest is taken into income unless received in cash or until such time as the borrower demonstrates the ability to pay principal and interest.

                          COASTAL BANKING COMPANY, INC.

(1)    Summary of Significant Accounting Policies, continued
       Premises and Equipment
       ----------------------
       Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Costs incurred for maintenance and repairs are expensed currently.

       Depreciation expense is computed using the straight-line method over the following estimated useful lives:

           Building and improvements                              10 - 40 years
           Furniture and equipment                                 3 - 10 years

       Income Taxes
       ------------
       Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

       Stock-Based Compensation
       ------------------------
       At December 31, 2002, the Company sponsors stock-based compensation plans, which are described more fully in Note 11. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the years ended December 31, 2002, 2001 and 2000.

                                                                                           December 31,
                                                                                   -------------------------
                                                                                2002          2001           2000
                                                                                ----          ----           ----
               Net earnings (loss) as reported                           $       515,933         38,103     (249,183)

               Deduct: Total stock-based employee compensation
                 expense determined under fair-value based method
                 for all awards                                                  (44,192)       (29,839)     (53,379)
                                                                                 -------        -------      -------

               Pro forma net earnings (loss)                             $       471,741          8,264     (302,562)
                                                                                 =======          =====      =======
               Basic and diluted earnings (loss) per share:

                 As reported                                             $           .54            .04         (.26)
                                                                                ========         =======       ======

                 Pro forma                                               $           .50            .01         (.32)
                                                                                ========         ======        ======


                          COASTAL BANKING COMPANY, INC.

(1)    Summary of Significant Accounting Policies, continued
       Net Earnings Per Common Share
       The Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of operations. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period, which was 948,281 in 2002, 2001 and 2000, while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share". For all years presented, the potential effect of outstanding options would be antidilutive, and therefore is not presented. Antidilutive potential common shares totaled 82,415 at December 31, 2002 and 2001.

       Recent Accounting Pronouncements
       In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of assets. A corresponding asset (which is depreciated over the life of the asset) must also be recorded. The provisions of SFAS No. 143 were adopted by the Company on January 1, 2003 with no impact on financial position and results of operations.

       In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes prior pronouncements associated with impairment or disposal of long-lived assets. The statement establishes methodologies for assessing impairment of long-lived assets, including assets to be disposed of by sale or by other means. The adoption of this standard had no impact on the financial position of the Company.

       In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishments of Debt, and SFAS No. 64 Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement also rescinds SFAS No. 44, Accounting for Intangible Assets or Motor Carriers and amends SFAS No. 13, Accounting for Leases. This new statement requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if they meet the criteria of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classifications as an extraordinary item. The adoption of the provisions of SFAS No. 145 had no impact on the Company's financial position or results of operations.

       In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated With Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-2, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This Statement applies to costs associated with specific exit activities and requires a liability for a cost associated with an exit or disposal activity to recognized and measured initially at its fair value in the period in which the liability is incurred. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31m 2002. The provisions of this statement were adopted by the Company on January 1, 2003 with no impact on financial position or results of operation.

       In October 2002, the FASB issued SFAS No. 147, Acquisition of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company's financial statements.

                          COASTAL BANKING COMPANY, INC.

(1)    Summary of Significant Accounting Policies, continued
       Recent Accounting Pronouncements, continued
       --------------------------------------------
       In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this standard effective December 31, 2002 and has included the required disclosure in the footnotes to the financials. The Company has not elected the fair value treatment of stock-based compensation and the adoption of this standard had no impact on its financial position.

       Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

       Concentrations of Credit Risk
       --------------------------------------------
       The Company, through its subsidiary, makes loans to individuals and businesses in and around Beaufort County, South Carolina for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

       Reclassifications
       --------------------------------------------
       Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with classifications used for 2002.

(2)    Restrictions on Cash and Due From Banks
       The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or on deposit with the Federal Reserve Bank. At December 31, 2002 and 2001, these required reserves were met by vault cash.

(3)    Investment Securities
       Investment securities available-for-sale at December 31, 2002 and 2001 are as follows:

                                                                                 December 31, 2002
                                                               ----------------------------------------------------

                                                                                  Gross           Gross       Estimated
                                                               Amortized        Unrealized      Unrealized       Fair
                                                                  Cost            Gains           Losses        Value
                                                               ---------       ------------     -----------    ---------
        U.S. Government agencies                               $  7,516,567       175,000              -        7,691,567
        State, county and municipals                                100,000           183              -          100,183
        Mortgage-backed securities                                6,805,072       175,306             160       6,980,418
                                                                  ---------       -------             ---     -----------

                                                               $ 14,421,639       350,689             160      14,772,168
                                                                 ==========       =======             ===      ==========

                                                                                 December 31, 2001
                                                               ---------------------------------------------------

                                                                                  Gross           Gross       Estimated
                                                               Amortized        Unrealized      Unrealized       Fair
                                                                  Cost            Gains           Losses        Value
                                                              ------------     ------------     -----------   -----------
        U.S. Government agencies                              $   4,774,777        36,011          19,355       4,791,433
        Mortgage-backed securities                                3,478,084        32,744          11,729       3,499,099
                                                              ------------      ----------       ---------    -----------

                                                              $   8,252,861        68,755          31,084       8,290,532
                                                                 =========         ======          ======       =========



                          COASTAL BANKING COMPANY, INC.

(3)    Investment Securities, continued
       The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                               Amortized      Estimated
                                                                                                 Cost         Fair Value
        U.S. Government agencies and state, county and municipals                              ---------      ----------
                Within 1 year                                                                    $  251,395       257,422
                1 to 5 years                                                                      6,290,393     6,406,843
                5 to 10 years                                                                       974,779     1,027,302
                More than 10 years                                                                  100,000       100,183
        Mortgage-backed securities                                                                6,805,072     6,980,418
                                                                                                -----------     ---------
                                                                                                $14,421,639    14,772,168
                                                                                                ===========     =========

       Proceeds from sales of securities available-for-sale during 2002 totaled approximately $741,000. There were no sales of securities available-for-sale in 2001 or 2000. Gross gains of $33,788 were realized on those sales during 2002 and no losses were realized on sales during 2002.

       Securities with a carrying value of approximately $8,029,000 and $4,868,000 as of December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes as required by law.

(4)    Loans
       Major classifications of loans at December 31, 2002 and 2001 are summarized as follows:

                                                                                                2002           2001
                                                                                                ----           ----

             Commercial, financial and agricultural                                      $     27,584,464     15,925,333
             Real estate - construction                                                         3,781,028      5,024,503
             Real estate - mortgage                                                            15,983,891     10,753,575
             Consumer                                                                           2,340,308      1,290,080
                                                                                               ----------      ---------
                                                                                               49,689,691     32,993,491

              Less:   Allowance for loan losses                                                   623,891        427,465
                                                                                                ---------       --------
                                                                                         $     49,065,800     32,566,026
                                                                                               ==========     ==========

       The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of the city of Beaufort, Beaufort County, South Carolina and adjoining counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

       An analysis of the activity in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000 is presented below:

                                                                                        2002         2001         2000
                                                                                        ----         ----         ----

             Balance at beginning of year                                      $       427,465      165,700         -
             Provision charged to operations                                           232,200      265,800      165,700
             Loans charged off                                                         (36,074)      (4,035)        -
             Recoveries                                                                    300         -            -
                                                                                     ----------      -------      ----

             Balance at end of year                                            $       623,891      427,465      165,700
                                                                                       =======      =======      =======


                          COASTAL BANKING COMPANY, INC.

(4)    Loans, continued
       At December 31, 2002, nonaccrual loans were approximately $97,000. There were no nonaccrual loans at December 31, 2001. Foregone interest income on nonaccrual loans in 2002, 2001 and 2000 was an insignificant amount. At December 31, 2002 there were no impaired loans.

(5)    Premises and Equipment
       Major classifications of premises and equipment are summarized as follows:

                                                                                        2002          2001
                                                                                        ----          ----

             Land and improvements                                               $   1,514,668     1,514,668
             Building and improvements                                                 995,258       985,002
             Furniture and equipment                                                   529,987       462,589
                                                                                    ----------       -------

                                                                                     3,039,913     2,962,259
             Less accumulated depreciation                                             287,067       180,531
                                                                                    ----------       -------

                                                                                 $   2,752,846     2,781,728
                                                                                     =========     =========

       Depreciation expense amounted to $135,808, $118,799 and $61,732 in 2002, 2001 and 2000, respectively.

(6)    Deposits
       Maturities of time deposits at December 31, 2002 are as follows:

             Maturing in:
                 2003                                    $       27,781,784
                 2004                                             5,197,630
                 2005                                             1,657,307
                 2006                                                  -
                 2007                                               849,862
                                                                  -----------

                                                         $       35,486,583


(7)    Other Operating Expenses
       Components of other operating expenses, which are greater than 1% of interest income and other operating income are as follows:

                                                     2002                 2001                2000
                                                     ----                 ----                ----

           Professional fees                        $  45,104               59,184            116,459
           Insurance                                   50,172               31,780             35,082
           Telephone                                   21,907               16,849             12,183
           Data processing                            138,628               97,958             40,178
           Postage and freight                         14,054               27,648             16,696
           Advertising                                 55,857               57,115             84,268
           Office supplies                             40,179               36,774             19,740
           Other                                      261,615              135,904             32,782
                                                      -------              -------      --     ------
                                                    $ 627,516              463,212            357,388
                                                      =======              =======            =======


                          COASTAL BANKING COMPANY, INC.

 (8)   Income Taxes
       The components of income tax expense (benefit) for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                                                              2002          2001          2000
                                                                              ----          ----          ----

             Currently payable                                        $      244,579         1,726        7,252
             Deferred tax expense (benefit)                                   23,600           824     (131,466)
             Change in valuation allowance                                     -            11,085        1,120
                                                                            --------        ------    ---------

                                                                      $      268,119        13,635     (123,094)
                                                                             =======        ======      =======

       The differences between income tax expense (benefit) and income tax expense (benefit) computed by applying the statutory federal income tax rate to earnings (loss) before taxes for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                                                                 2002             2001         2000
                                                                                 ----             ----         ----
           Pretax income (loss) at statutory rate                        $       266,578         17,591    (126,574)
               Add (deduct):
               State income taxes, net of federal benefit                         15,300          -             -
               Change in valuation allowance                                        -            11,085       1,120
               Non-deductible expenses                                             2,400          -             -
               Other                                                             (16,159)       (15,041)      2,360
                                                                                 -------        -------     --------
                                                                         $       268,119         13,635    (123,094)
                                                                                 =======        =======    ========

       The following summarizes the components of deferred taxes at December 31, 2002 and 2001.

                                                                                                  2002          2001
                                                                                                  ----          ----
             Deferred income tax assets:
                Allowance for loan losses                                                   $    170,076       148,603
                Pre-opening expenses                                                              85,247       117,945
                Operating loss carryforwards and credits                                              -          4,749
                Other                                                                              2,203         -
                                                                                                 -------       -------
                  Total deferred tax assets                                                      257,526       271,297
                Less, valuation allowance                                                        102,018       102,018
                                                                                                 -------       -------

             Net deferred income tax assets                                                      155,508       169,279
                                                                                                 -------       -------

             Deferred income tax liabilities:
                Premises and equipment                                                            47,068        37,639
                Unrealized gain on securities available-for-sale                                 119,258        12,808
                                                                                                 -------      --------
             Total gross deferred tax liabilities                                                166,326        50,447
                                                                                                 -------      --------
             Net deferred tax asset (liability)                                             $    (10,818)      118,832
                                                                                                ========       =======

       The net deferred tax asset (liability) is included in other liabilities or other assets in the consolidated balance sheets. The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance has been established for a potion of the net deferred tax asset, as management has determined that it is not more likely than not that the entire deferred tax asset will be realized.

                          COASTAL BANKING COMPANY, INC.

 (9)   Commitments
       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. The Bank's loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

       Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

       The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

                                                                                               2002          2001
                                                                                               ----          ----
             Financial instruments whose contract amounts represent credit risk:
                   Commitments to extend credit                                      $   10,012,000       6,709,000
                   Standby letters of credit                                                356,000         -
                   Loans sold with limited recourse                                  $    7,905,000      13,352,000

(10)   Unused Lines of Credit
       At December 31, 2002, the Bank had $7,000,000 of lines of credit to purchase federal funds from unrelated banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. All of the lenders have reserved the right to withdraw these lines at their option.

       At December 31, 2002, the Bank had the ability to borrow an additional $7,570,000 or 10% of total assets. The borrowings are available by pledging collateral and purchasing additional stock in the FHLB.

(11)   Employee and Director Benefit Programs
       In connection with the Company's initial public stock offering, the directors received warrants to purchase 202,000 shares of the Company's common stock at a price of $10.00 per share. The warrants vest equally over a three-year period beginning December 2, 1999 and expire on December 2, 2010 or 120 days after the warrant holder ceased to serve as a member of the board of directors. As of December 31, 2002, all of the warrants are exercisable as none of the warrants had been exercised or cancelled. Also in connection with the Company's initial public stock offering, the Company issued 10,000 options at $10.00 per share to a consultant. These options vested immediately and expire on December 2, 2010.

       The Company adopted a Stock Incentive Plan in 2000 covering up to 142,242 shares of the Company's common stock. The Plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of common stock to officers, directors, employees or consultants of the Company and Bank. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee, and are exercisable no later than ten years after the date of grant. As of December 31, 2002, 69,827 shares were available for grant under this plan.

                          COASTAL BANKING COMPANY, INC.

(11)   Employee and Director Benefit Programs, continued
       A summary status of the Company's stock option plan as of December 31, 2002, 2001 and 2000, and changes during the years, are presented below:

                                                     2002                        2001                      2000
                                           ---------------------       ---------------------      --------------------
                                                          Weighted                    Weighted                  Weighted
                                                           Average                    Average                    Average
                                                          Exercise                    Exercise                  Exercise
                                             Shares         Price        Shares         Price       Shares         Price
                                             ------     -----------      ------     ----------      ------     ---------


        Outstanding, beginning of year      72,415        $ 10.00       67,415       $ 10.00          -        $     -
        Granted during the year                -              -         15,000         10.00       67,415        10.00
        Cancelled during the year              -                        10,000         10.00          -              -
                                            ------                      ------                     -------

        Outstanding, end of year            72,415          10.00       72,415         10.00       67,415        10.00
                                            ======                      ======                     ======

        Options exercisable at year end     37,449          10.00       11,483         10.00          -          10.00
                                            ======                      ======                     ======

       The weighted average remaining contractual life of these stock options was 8 years as of December 31, 2002.

(12)   Related Party Transactions
       In the normal course of business, officers and directors of the Bank, and certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Bank. Transactions with officers and directors are made on terms comparable to those available to other Bank customers. At December 31, 2002 and 2001, deposits from directors, executive officers, and their related interests aggregated approximately $1,397,000 and $1,116,000, respectively. The following summary reflects related party loan activity:

                                                                                        2002             2001
                                                                                        ----             ----
               Beginning balance                                             $          821,000         333,000
               New loans                                                              2,877,000         803,000
               Repayments                                                            (1,166,000)       (315,000)
                                                                                     ----------         -------

               Ending balance                                                $        2,532,000         821,000
                                                                                      =========         =======

(13)   Regulatory Matters
       The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

       As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                          COASTAL BANKING COMPANY, INC.

(13)   Regulatory Matters, continued
       The actual capital amounts and ratios are also presented in the table.

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                              For Capital           Prompt Corrective
                                                     Actual                Adequacy Purposes        Action Provisions
                                                -------------------        -----------------        -----------------
                                               Amount         Ratio        Amount       Ratio       Amount       Ratio
                                               ------         -----        ------       -----       ------       -----
        As of December 31, 2002:
        Total Capital
            (to Risk Weighted Assets)           $7,632,000      13.78%     $4,431,000      8.0%     $5,539,000     10.0%
        Tier 1 Capital
            (to Risk Weighted Assets)            7,008,000      12.65       2,215,000      4.0       3,323,000      6.0
        Tier 1 Capital
            (to Average Assets)                  7,008,000       9.90       2,831,000      4.0       3,539,000      5.0

        As of December 31, 2001:
        Total Capital
            (to Risk Weighted Assets)           $6,863,000      18.99%     $2,891,000      8.0%     $3,614,000     10.0%
        Tier 1 Capital
            (to Risk Weighted Assets)            6,436,000      17.81       1,446,000      4.0       2,169,000      6.0
        Tier 1 Capital
            (to Average Assets)                  6,436,000      15.10       1,705,000      4.0       2,132,000      5.0

       Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. As of December 31, 2002, the Bank is substantially restricted from paying dividends to the Company.

(14)   Shareholders' Equity
       Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(15)   Fair Value of Financial Instruments
       SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information, whether or not recognized in the balance sheets, when it is practical to estimate the fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligation, which require the exchange of cash or other financial instruments.

       Certain items are specifically excluded from the disclosure requirements, including the Company's common stock, premises and equipment and other assets and liabilities.

       Fair value approximates carrying value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, federal funds sold, interest-bearing deposits, federal funds purchased, demand deposit accounts, and interest-bearing accounts with no fixed maturity date.

       Securities are valued using quoted market prices. Fair value for the Company's off-balance sheet financial instruments is not considered material because they are generally made using variable rates.

       Fair value for fixed rate loans maturing after one year is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

       Fair value for Certificate of Deposit accounts are valued by discounting at rates currently available on similar account types.

                          COASTAL BANKING COMPANY, INC.

(15)   Fair Value of Financial Instruments, continued
       The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

       The estimated fair values of the Company's financial instruments are as follows:

                                                                                       December 31,
                                                                           2002                                  2001
                                                          ----------------------------------           ---------------------
                                                                Carrying             Fair             Carrying           Fair
                                                                 amount             value              amount            value
                                                                 ------             -----              ------            -----
      Financial assets:
          Cash and due from banks                              $ 2,633,914           2,633,914           621,929          621,929
          Federal funds sold                                     1,557,000           1,557,000              -               -
          Interest-bearing deposits                                  -                   -               500,000          500,000
          Investment securities available-for-sale              14,772,168          14,772,168         8,290,532        8,290,532
          Loans held-for-sale                                    3,670,939           3,670,939         3,059,936        3,059,936
          Loans, net                                            49,065,800          49,941,980        32,566,026       33,044,393
          Other investments                                        780,750             780,750           444,350          444,350

      Financial liabilities:
          Deposits                                              65,947,791          66,349,156        39,478,014       39,597,186



(16)  Coastal Banking Company, Inc. (Parent Company Only) Financial Information

                            Condensed Balance Sheets

                           December 31, 2002 and 2001


                                                                                                   2002           2001
                                                                                                   ----           ----
                                                            Assets
                                                            ------
       Cash                                                                              $      1,334,520      1,455,795
       Investment in Bank                                                                       7,239,850      6,460,797
       Premises and equipment                                                                     414,904        414,904
       Other assets                                                                                47,418           -
                                                                                              -----------        -------

                                                                                         $      9,036,692      8,331,496
                                                                                                =========      =========

                                                   Liabilities and Shareholders' Equity

       Other liabilities                                                                 $          -             17,144
       Shareholders' equity                                                                     9,036,692      8,314,352
                                                                                                ---------      ---------

                          Total liabilities and shareholders' equity                     $      9,036,692      8,331,496
                                                                                                =========      =========

                          COASTAL BANKING COMPANY, INC.

(16)     Coastal Banking Company, Inc. (Parent Company Only) Financial
                             Information, continued

                       Condensed Statements of Operations

              For the Years Ended December 31, 2002, 2001 and 2000

                                                                                    2002           2001           2000
                                                                                    ----           ----           ----
       Income:
           Interest income                                                  $         -             -            170,066
           Other income                                                               -            10,000           -
                                                                                   -------         ------          -----

              Total income                                                            -            10,000        170,066
                                                                                   -------         ------        -------

       Other operating expenses                                                     87,251         43,834         56,802
                                                                                    ------         ------        -------

              Earnings (loss) before equity in undistributed earnings
                (loss) of Bank and income taxes                                    (87,251)       (33,834)       113,264

       Equity in undistributed earnings (loss) of Bank                             572,646         56,473       (320,539)

       Income tax expense (benefit)                                                 30,538        (15,464)        41,908
                                                                                    ------         ------         ------

                Net earnings (loss)                                         $      515,933         38,103       (249,183)
                                                                                   =======         ======        =======


                          COASTAL BANKING COMPANY, INC.

(16)   Coastal Banking Company, Inc. (Parent Company Only) Financial
                              Information, continued

                       Condensed Statements of Cash Flows

              For the Years Ended December 31, 2002, 2001 and 2000

                                                                                        2002          2001              2000
                                                                                        ----          ----              ----
Cash flows from operating activities:
     Net earnings (loss)                                                       $       515,933        38,103          (249,183)
     Adjustments to reconcile net earnings to net cash provided (used)
        by operating activities:
         Equity in undistributed (earnings) loss of Bank                              (572,646)      (56,473)          320,539
         Amortization and accretion                                                      -             -              (114,606)
         Change in other assets                                                        (47,418)        -                39,357
         Change in other liabilities                                                   (17,144)      (24,764)           41,908
                                                                                      ---------     ----------       ----------

                  Net cash provided (used) by operating activities                    (121,275)      (43,134)           38,015
                                                                                      ---------     ----------       ----------

Cash flows from investing activities:
     Purchases of securities available-for-sale                                          -              -          (13,340,972)
     Proceeds from maturities and calls of securities available-for-sale                 -              -           20,010,000
     Investment in subsidiary bank                                                       -              -           (6,700,000)
     Proceeds from sales of premises and equipment                                       -              -            1,980,179
     Purchase of premises and equipment                                                  -          (414,904)       (1,008,137)
                                                                                    ----------       ---------       ----------

                  Net cash provided (used) by investing activities                       -          (414,904)          941,070
                                                                                    ----------      ----------       ----------

Cash flows from financing activities:
     Repayment of borrowings                                                             -              -                 (100)
     Costs of stock issuance                                                             -              -              (54,324)
                                                                                     ---------      ---------          -------

                  Net cash used by financing activities                                  -              -              (54,424)
                                                                                     ---------      ---------          -------

Net change in cash and cash equivalents                                               (121,275)     (458,038)          924,661

Cash and cash equivalents at beginning of year                                       1,455,795     1,913,833           989,172
                                                                                     ---------     ---------           -------

Cash and cash equivalents at end of year                                       $     1,334,520     1,455,795         1,913,833
                                                                                     =========     =========         =========

                          COASTAL BANKING COMPANY, INC.

                                 CORPORATE DATA

                               BOARD OF DIRECTORS

Marjorie Trask Gray, DMD............................Dentist, Marjorie Gray, DMD

Dennis O. Green, CPA.......................President, Keiretsu Investments, Inc.

Mark G. Heles ...........................................Owner, President & CEO
                                                  Tempo Personnel Services, Inc.

James W. Holden, Jr., DVM...................................Owner, Veterinarian
                                                     Sea Island Animal Hospital

Ladson F. Howell.........................................Retired, Attorney with
                                                    Howell, Gibson & Hughes, PA

James C. Key...................................Partner, Shenandoah Group, L.L.P

Randolph C. Kohn................................................President & CEO
                                              Coastal Banking Company, Inc. and
                                                       Lowcountry National Bank

Ron Lewis.............................Owner, McDonald's Restaurants of Beaufort

Lila N.Meeks...........................................Dean of Academic Affairs
                                                                 USC - Beaufort

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

Matt A. Trumps........................................Co-Owner, Tideland Realty


                                 SENIOR OFFICERS

             Randolph C. Kohn, President and Chief Executive Officer

   Charlie T. Lovering, Jr., Senior Vice President and Chief Financial Officer

                          COASTAL BANKING COMPANY, INC.

                                 CORPORATE DATA

                                 ANNUAL MEETING:

The Annual Meeting of Shareholders of Coastal Banking Company, Inc. will be held at Oyster Cove, Beaufort, South Carolina on May 20, 2003, at 10:00 a.m.

CORPORATE OFFICE:                    GENERAL COUNSEL:

36 Sea Island Parkway                Nelson Mullins Riley & Scarborough, L.L.P.
Beaufort, South Carolina 29907       First Union Plaza, Suite 1400
Phone (843) 522-1228                 999 Peachtree Street, NE
Fax: (843) 524-4510                  Atlanta, Georgia 30309

STOCK TRANSFER DEPARTMENT:           INDEPENDENT AUDITORS:

First Citizens Bank &                Elliott Davis, LLC
Trust Company of SC                  200 East Broad Street
Post Office Box 29                   Post Office Box 6286
Columbia, South Carolina 29202       Greenville, South Carolina 29606


STOCK INFORMATION:

The Common Stock of Coastal Banking Company, Inc. is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol "CBCO." There were approximately 733 shareholders of record on December 31, 2002.

The Company has never declared or paid a cash dividend and does not expect to do so in the foreseeable future. The ability of the Company to pay cash dividends is dependent upon receiving cash dividends from the Bank. However, South Carolina and federal banking regulations restrict the amount of cash dividends that can be paid to the Company from the Bank.

Copies of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, will be furnished at no charge to shareholders as of the record date upon written request to: Charlie T. Lovering, Jr., Chief Financial Officer, Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29907.

This Annual Report serves as the Annual Financial Disclosure Statement furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation's Rules and Regulations. This Statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.