Form 10KSB, Exhibit 13
period 2003-12-31
COASTAL BANKING CO INC
filed 2004-03-30
CIK 1093897

Exhibit 13

2003 Annual Report of the Company

Exhibit 13

COASTAL BANKING COMPANY, INC.

2003 ANNUAL REPORT

Coastal Banking Company, Inc.

Dear Shareholder:

Coastal Banking Company experienced continued growth and success during 2003. The Company and our wholly owned subsidiary, Lowcountry National Bank, are well positioned to continue the expansion of our franchise in the Beaufort, South Carolina area. Our commitment to deliver superior, personal, friendly, and responsive customer service has been rewarded with solid financial performance.

We experienced record earnings during 2003. Net income was $864,000, compared to $516,000 for the year ended December 31, 2002. Basic earnings per share were $0.87 as compared to $0.52 in 2002, while diluted earnings per share were $0.82 in 2003 compared to $0.52 in 2002. We are also pleased to announce that the Company declared a five percent stock dividend in early 2004.

Our balance sheet growth was led by a thirty-eight percent increase in loans to a total of $68,354,000 as of December 31, 2003. We have not compromised our credit quality while experiencing this growth. Our non-performing assets and charge-off history remains negligible as of and for the year ended December 31, 2003. Our allowance for loan losses has maintained the pace of our loan growth and stands at 1.27% of loans as of December 31, 2003. We also increased our investment securities portfolio in 2003 by approximately $20,002,720 to take advantage of certain attractive investment options. Because of our profitability we were able to purchase our first tax-free securities during 2003. Of the $20,002,720 increase in our securities portfolio, $3,321,000 purchased was in tax-free securities in order to reduce our effective income tax rate to the Company.

Deposit growth during 2003 was very strong. At December 31, 2003, total deposits were $96,436,000 compared to $65,948,000 as of December 31, 2002. This forty-six percent increase in deposits was mainly due to an increase in our interest-bearing demand accounts. This increase in deposits came from local depositors and occurred despite an overall decrease in our cost of funds during 2003.

I am pleased to report that during the second quarter of 2003, we successfully opened our first full-service branch office. It is located in the Moss Creek Village, Bluffton, SC. This office has progressed well by contributing $13,562,000 in loans and $5,626,000 in deposits to the above referenced totals as of December 31, 2003. Management feels this office will be an integral part of our structure which will allow us to maintain, and/or increase our expected growth level.

We continue to work to improve the foundation that we feel is necessary for the company to move forward – forward to sound, increased growth, forward to continued investments in our community, and most importantly, forward to continued shareholder’s investment growth. We thank you for your continued trust and support; and we pledge our continued best efforts to be worthy of both.

/s/ Ladson F. Howell	/s/ Randolph C. Kohn
Ladson F. Howell	Randolph C. Kohn
Chairman of the Board	President and CEO

Financial Highlights

(this page contains graphs and charts which have been omitted)

COASTAL BANKING COMPANY, INC.
SELECTED FINANCIAL DATA

	2003	2002	2001	2000
FOR THE YEAR
Net interest income	$3,328,024	$2,344,944	$1,304,596	$666,283
Provision for loan losses	253,500	232,200	265,800	165,700
Noninterest income	790,667	507,029	387,928	96,245
Noninterest expense	2,541,808	1,835,721	1,374,986	969,105
Income taxes (benefit)	458,933	268,119	13,635	(123,094)
Net earnings (loss)	864,450	515,933	38,103	(249,183)
PER COMMON SHARE*
Basic earnings (loss)	$0.87	$0.52	$0.04	$(0.25)
Diluted earnings (loss)	0.82	0.52	0.04	(0.25)
Cash dividends declared	-	-	-	-
Book value	9.80	9.08	8.35	8.29
AT YEAR END
Loans, net	$67,488,128	$49,065,800	$32,566,026	$13,810,463
Earnings assets	104,034,196	70,470,548	45,288,309	21,918,374
Assets	107,874,055	75,696,898	48,692,697	24,959,674
Deposits	96,435,587	65,947,791	39,478,014	16,461,767
Shareholders' equity	9,753,467	9,036,692	8,314,352	8,250,618
Common shares outstanding*	995,695	995,695	995,695	995,695
AVERAGE BALANCES
Loans	$60,860,974	$41,842,080	$24,490,000	$5,725,000
Earnings assets	87,772,570	58,103,534	32,350,000	11,816,000
Assets	91,417,046	61,240,904	35,489,000	14,764,000
Deposits	81,427,295	51,972,457	26,755,000	6,337,000
Shareholders' equity	9,375,405	8,630,130	8,265,000	8,302,000
Weighted average shares outstanding*	995,695	995,695	995,695	995,695
KEY PERFORMANCE RATIOS
Return on average assets	0.98%	0.84%	0.11%	(1.69)%
Return on average shareholders'
equity	9.22%	5.98%	0.46%	(3.00)%
Net interest margin	3.79%	4.04%	4.03%	5.64%
Dividend payout ratio	-	-	-	-
Average equity to average assets	10.26%	14.09%	23.29%	56.23%
*	All per share amounts as well as the common shares outstanding and weighted average shares outstanding have been restated to reflect a five percent stock dividend effective December 31, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Coastal Banking Company, Inc. is a bank holding company headquartered in Beaufort, South Carolina organized to own all of the common stock of its bank subsidiary, Lowcountry National Bank. The principal activity of the bank is to provide banking services to domestic markets, principally in Beaufort County, South Carolina. The Bank is primarily regulated by the Office of the Comptroller of the Currency (“OCC”) and undergoes periodic examinations by this regulatory agency. The holding company is regulated by the Federal Reserve Bank and also is subject to periodic examinations. The bank opened for business on May 10, 2000 at 36 Sea Island Parkway, Beaufort, South Carolina 29902.

The following discussion describes our results of operations for 2003 as compared to 2002 and also analyzes our financial condition as of December 31, 2003 as compared to December 31, 2002. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balance during 2003 and 2002 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a “Sensitivity Analysis Table” to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb possible losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses. See comments in the section entitled “Provision and Allowance for Loan Losses.”

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

Forward-Looking Statements

This report contains “forward-looking statements” relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

o	significant increases in competitive pressure in the banking and financial services industries;
o	changes in the interest rate environment which could reduce anticipated or actual margins;
o	changes in political conditions or the legislative or regulatory environment;
o	general economic conditions, either nationally or regionally and especially in primary service area, becoming less favorable expected resulting in, among other things, a deterioration in credit quality;
o	changes occurring in business conditions and inflation;
o	changes in technology;
o	o changes in monetary and tax policies;
o	the level of allowance for loan loss;
o	the rate of delinquencies and amounts of charge-offs;
o	the rate of loan growth;
o	adverse changes in asset quality and resulting credit risk-related losses and expenses;
o	changes in the securities markets;
o	risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Critical Accounting Policies

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in Note 1 in the footnotes to the consolidated financial statements at December 31, 2003 included elsewhere in this annual report.

We believe that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Please refer to the portion of management’s discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of our processes and methodology for determining the allowance for loan losses.

Results of Operations

Overview

Net income for 2003 was $864,000, or $.87 per common share compared to $516,000, or $.52 per common share in 2002. Our operational results depend to a large degree on net interest income, which is the difference between the interest income received from our investments (such as loans, investment securities, federal funds sold) and interest expense, which is paid on deposit liabilities and other borrowings. Net interest income was $3,328,000 for the year ended December 31, 2003 compared to net interest income of $2,345,000 for the year ended December 31, 2002.

The provision for loan losses in 2003 was $254,000 compared to $232,000 in 2002. The increase in the provision for loan losses was attributable to the increase in our loan growth during 2003. The provision for loan losses continues to reflect our estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Other operating income for the year ended December 31, 2003, totaled $791,000, representing a $284,000 (56%) increase from December 31, 2002. This increase was primarily associated with the increase in mortgage origination fees during 2003. Other operating expenses in 2003 were $2,542,000, a $706,000 (38%) increase compared with the 2002 amount, primarily due to an increase in salaries and employee benefits paid related to additional employees hired in 2003 and increased commissions paid to our mortgage originators.

In 2003, we recognized $459,000 of income tax expense compared to an income tax expense of $268,000 in 2002. Our effective tax rate was 35% in 2003 and 34% in 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

Net Interest Income

For the year ended December 31, 2003, net interest income totaled $3,328,000 as compared to $2,345,000 for the same period in 2002. Interest income from loans, including fees, increased $1,111,000, or 36% to $4,232,000 for the year ended December 31, 2003. This increase in income was partially offset by increased interest expense, which totaled $1,830,000 for the year ended December 31, 2003 compared to $1,467,000 in 2002. The increase in net interest income is due to the overall growth in the volume of interest earning assets, partially offset by decreases in overall weighted average interest rates. The net interest margin realized on earning assets and the interest rate spread were 3.79% and 3.48%, respectively, for the year ended December 31, 2003. For the year ended December 31, 2002, the net interest margin was 4.04% and the interest rate spread was 3.56%.

Average Balances and Interest Rates

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2003 and 2002, and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

			For the Years Ended December 31,
			(Amounts presented in thousands)
		2003			2002
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Interest earning assets:
Loans (including loan fees)	$60,861	$4,231	6.95%	$41,842	$3,120	7.46%
Investment securities	22,682	883	3.89%	14,335	658	4.59%
Interest-bearing deposits	-	-	- %	142	5	3.66%
Federal funds sold	4,230	44	1.04%	1,785	29	1.60%

Total interest earning assets	87,773	5,158	5.88%	58,104	3,812	6.56%
Other non-interest earning assets	3,644			3,137

Total assets	$91,417			$61,241

Liabilities and shareholders' equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand
and savings	$40,125	$773	1.93%	$18,793	$428	2.28%
Time	36,330	1,056	2.91%	29,837	1,035	3.47%
Other	47	1	1.51%	195	4	2.15%

Total interest-bearing
liabilities	76,502	1,830	2.39%	48,825	1,467	3.00%

Other non-interest bearing liabilities	5,540			3,786
Shareholders' equity	9,375			8,630

Total liabilities and
shareholders' equity	$91,417			$61,241

Excess of interest-earning assets
over interest bearing liabilities	$11,271			$9,279

Ratio of interest-earning assets
to interest-bearing liabilities	115%			119%
Net interest income		$3,328			$2,345

Net interest spread			3.49%			3.56%

Net interest margin			3.79%			4.04%

Non-accrual loans and the interest income which was recorded on these loans, if any, are included in the yield calculation for loans in all periods reported.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

Volume/Rate Analysis

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. The effect of a change in average balance has been determined by applying the average rate in the earlier year to the change in average balance in the later year, as compared with the earlier year. The effect of a change in the average rate has been determined by applying the average balance in the earlier year to the change in the average rate in the later year, as compared with the earlier year.

	2003 Compared to 2002
	Increase (decrease) due to changes in
	Volume	Rate	Net Change
Interest income on:
Loans (including loan fees)	$1,335	$(223)	$1,112
Investment securities	337	(112)	225
Interest-bearing deposits	(5)	-	(5)
Federal funds sold	28	(13)	15

	1,695	(348)	1,347

Interest expense on:
Interest-bearing demand and savings	420	(74)	346
Time	204	(183)	21
Other	(2)	(1)	(3)

	622	(258)	364

	$1,073	$(90)	$983

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

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. “Gap” is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the bank’s net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly is expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2003, the bank, as measured by gap, is in a liability sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank’s savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the “Three Months or Less” category, although historical experience has proven these deposits to be more stable over the course of a year.

At December 31, 2003
Maturing or Repricing in
(dollars in thousands)

	3 Months	4 Months to	1 to 5	Over 5
	or Less	12 Months	Years	Years	Total
Interest-earning assets:
Investment securities	$201	$-	$6,712	$28,643	$5,556
Loans held for sale	124	-	-	-	-
Loans	22,139	8,630	37,027	558	68,354

Total interest-earning assets	22,464	8,630	43,739	29,201	104,034

Interest-bearing liabilities:
Deposits:
Savings and demand	50,585	-	-	-	50,585
Time deposits	6,667	19,119	14,998	-	40,784
Federal funds purchased	600	-	-	-	600

Total interest-bearing liabilities	57,852	19,119	14,998	-	91,969

Interest sensitive difference per period	$(35,388)	$(10,489)	$28,741	$29,201	$12,065

Cumulative interest sensitivity difference	$(35,388)	$(45,877)	$(17,136)	$12,065

Cumulative difference to total assets	(33%)	(43%)	(16%)	11%

At December 31, 2003, the difference between the bank’s liabilities and assets repricing or maturing within one year was $45,877,000. Due to an excess of liabilities repricing or maturing within one year, a rise in interest rates would cause the bank’s net interest income to decline.

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

Impaired Loans

A loan will be considered to be impaired when, in management’s judgment based on current information and events, it is probable that the loan’s principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans, when not material, will be carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying values of any material impaired loans will be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

Loans which management identifies as impaired generally will be nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. At December 31, 2003 and 2002, the Bank had no nonaccrual loans or loans 90 days or more past due and no restructured loans.

Generally, the accrual of interest will be discontinued on impaired loans and any previously accrued interest on such loans will be reversed against current income. Any subsequent interest income will be recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan will not be returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status, or loans that are past due 90 days or more and still accruing interest. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. These loans are designated as such in order to be monitored more closely than other credits in the Bank’s portfolio. There were no loans determined by management to be potential problem loans at December 31, 2003.

Provision and Allowance for Loan Losses

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $254,000 for the year ended December 31, 2003 as compared to $232,000 for the year ended December 31, 2002. The change in the provision was the result of loans growing faster in 2003 than in 2002. The loan portfolio increased by approximately $18.4 million during the year ended December 31, 2003 as compared to growth of $16.5 million in 2002. The allowance for loan losses was 1.27% of gross loans at December 31, 2003 as compared to 1.26% at December 31, 2002. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

The following table summarizes information concerning the allowance for loan losses:

	December 31,
	2003	2002
	(Amounts are presented in
	thousands)
Total loans outstanding, end of year	$68,354	$49,690

Average loans outstanding	$60,861	$41,842

Balance at beginning of year	624	427
Charge-offs:
Commercial, financial and industrial	17	35
Real estate - construction	-	-
Real estate - mortgage	-	-
Consumer	-	-

Total charge-offs	17	35

Recoveries:
Commercial, financial and industrial	5	-
Real estate - construction	-	-
Real estate - mortgage	-	-
Consumer	-	-

Total recoveries	5	-

Net charge-offs	12	35
Additions charged to operations	254	232

Balance at end of year	$866	$624

Ratio of net charge-offs during the period to
average loans outstanding during the period	0.02%	0.09%

Allowance for loan losses to loans, end of year	1.26%	1.26%

The following table summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2003 and 2002 (amounts are presented in thousands):

	December 31,
	2003	2002
Other real estate and repossessions	$-	$-
Accruing loans 90 days or more past due	-	-
Non-accrual loans	47	97
Interest on non-accrual loans which
would have been reported	-	-

Noninterest Income and Expense

Noninterest income for the year ended December 31, 2003 totaled $791,000 as compared to $507,000 for the year ended December 31, 2002. This increase in noninterest income was primarily due to an increase in residential mortgage origination fees and an increase in service charges on deposit accounts during 2003. Residential mortgage origination fees totaled $542,000 and $304,000 in 2003 and 2002, respectively. Lower market interest rates created significant refinancing volume in the residential mortgage market and we were able to grow our business in this area with additional personnel added for the 2003 period. We also recognized a gain on the sale of certain investment securities available for sale totaling $42,000 during the year ended December 31, 2003 as compared to gains of $34,000 in 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

Total noninterest expense for the year ended December 31, 2003 was $2,542,000 as compared to $1,836,000 for the same period in 2002. Salaries and benefits, the largest component of noninterest expense, totaled $1,400,000 for the year ended December 31, 2003, compared to $982,000 for the same period a year ago. Other operating expenses were $865,000 for the year ended December 31, 2003 as compared to $628,000 for the year ended December 31, 2002. This increase in noninterest expense was due to the continued growth of the bank.

Financial Condition

Total assets increased $32,177,000 or 42% from December 31, 2002 to December 31, 2003. The primary sources of growth in assets was net loans, which increased $18,422,000 or 38%, and investment securities, which increased $19,924,000 or 135% during the year ended December 31, 2003. Total deposits increased $30,488,000 or 46% from the December 31, 2002 amount of $65,948,000 to $96,436,000 at December 31, 2003.

Interest-Earning Assets

Loans

Gross loans totaled $68,354,000 at December 31, 2003, an increase of $18,664,000 or 38% since December 31, 2002. The largest increase in loans was in real estate – mortgage loans, which increased $11,034,000 or 35% to $42,303,000 at December 31, 2003. Real estate — construction loans increased $7,307,000 during 2003. Balances within the major loans receivable categories as of December 31, 2003 and December 31, 2002 are as follows (amounts in thousands):

	2003		2002
Real estate - construction	$17,974	26%	$10,667	22%
Real estate - mortgage	42,303	62%	31,269	63%
Commercial, financial and industrial	5,354	8%	5,028	10%
Consumer and other	2,723	4%	2,726	5%

	$68,354		$49,690

As of December 31, 2003, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

		Real Estate
	Commercial	Construction	Total
Maturity
Within 1 year	$3,941	$12,078	$16,019
1 to 5 years	1,401	5,869	7,270
Over 5 years	12	27	39

Totals	$5,354	$17,974	$23,328

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

As of December 31, 2003, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

	Fixed Interest	Variable Interest
	Rates	Rates	Total
Commercial
1 to 5 years	$1,185	$216	$1,401
Over 5 years	12	-	12
Real estate - construction
1 to 5 years	5,029	840	5,869
Over 5 years	27	-	27

	$6,253	$1,056	$7,309

Investment Securities

Investment securities available for sale increased to $31,274,000 at December 31, 2003 from $14,672,000 at December 31, 2002. Investment securities held to maturity increased from $100,000 at December 31, 2002 to $3,421,000 at December 31, 2003. These increases were the result of an increase in deposits being invested in securities.

The following table presents the investments by category at December 31, 2003 and 2002:

	2003		2002
		(Amounts are presented in thousands)
		Estimated		Estimated
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available for Sale
Federal agencies	$21,606	$21,694	$7,516	$7,691
Mortgage-backed	9,542	9,580	6,805	6,981

	$31,148	$31,274	$14,321	$14,672

Held to maturity
State, county and municipals	$3,421	$3,353	$100	$100

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented. Yields are based on amortized cost of securities. (Amounts are presented in thousands)

	State,	Weighted		Weighted		Weighted
	County and	Average	Federal	Average	Mortgage-	Average
	Municipals	Yields	Agencies	Yields	backed	Yields
Maturities at
December 31, 2003
Within 1 year	$-	-%	$201	3.45%	$-	-%
After 1 through 5 years	-	-%	6,655	3.62%	-	-%
After 5 through 10 years	500	3.38%	13,778	4.57%	5,272	3.86%
After 10 years	2,921	3.65%	972	4.77%	4,270	4.58%

Totals	$3,421		$21,606		$9,542

Mortgage-backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

Deposits

At December 31, 2003, total deposits increased by $30,488,000 or 46% from December 31, 2002. Noninterest-bearing demand deposits decreased $882,000 or 15% while interest-bearing deposits increased $31,370,000 or 52%.

Balances within the major deposit categories as of December 31, 2003 and December 31, 2002 as follows (amounts in thousands):

	2003		2002
Noninterest-bearing demand deposits	$5,067	5%	$5,949	9%
Interest-bearing demand deposits	49,686	52%	23,868	36%
Savings deposits	899	1%	644	1%
Certificates of deposit $100,000 and over	15,353	16%	15,846	24%
Other time deposits	25,431	26%	19,641	30%

	$96,436		$65,948

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

		December 31,
	2003		2002
	(Amounts are presented in thousands)
	Amount	Rate	Amount	Rate
Noninterest-bearing demand	$4,972	- %	$3,342	- %
Interest-bearing demand	39,352	1.95%	18,300	2.30%
Savings	773.96%		493	1.31%
Time deposits	36,330	2.91%	29,837	3.47%

Totals	$81,427		$51,972

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2003, are summarized as follows (amounts are presented in thousands):

Within 3 months	$2,875
After 3 through 6 months	2,017
After 6 through 12 months	5,175
After 12 months	5,286

Total	$15,353

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

Capital Resources

Total shareholders’ equity increased from $9,037,000 at December 31, 2002 to $9,753,000 at December 31, 2003. This increase was attributable to net earnings for the period partially offset by a decrease of $148,000 in the fair value of securities available for sale, net of tax.

Bank holding companies, such as us, and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders’ equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because Coastal Banking Company, Inc. has less than $150 million in assets, it currently is not subject to these guidelines. However, Lowcountry National Bank falls under these rules as set by bank regulatory agencies.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes the bank’s risk-based capital ratios at December 31, 2003:

Tier 1 capital (to risk-weighted assets)	10.50%
Total capital (to risk-weighted assets)	11.65%
Tier 1 capital (to total average assets)	7.59%

Liquidity

The bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors’ accounts and to supply new borrowers with funds. To meet these obligations, the bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the bank to monitor its liquidity to meet regulatory requirements and their local funding requirements.

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit, standby letters of credit and loans sold with limited recourse. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

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

Loans sold with limited recourse are 1-4 family residential mortgages originated by us and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to us within 90 days of any one of the loan’s first four payments being missed. Our exposure to credit loss in the event of nonperformance by the other party to the loan is represented by the contractual notional amount of the loan. Since none of the loans sold have ever been returned to us, the total loans sold with limited recourse amount does not necessarily represent future cash requirements. We use the same credit policies in making loans held for sale as we do for on-balance-sheet instruments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2003:

Commitments to extend credit	$19,372,000
Standby letters of credit	$117,360
Loans sold with limited recourse	$6,713,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the bank’s loan portfolio is diversified, a substantial portion of its borrowers’ ability to honor the terms of their loans is dependent on the economic conditions in Beaufort County and surrounding areas.

The bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the bank has arrangements with a commercial bank for short term unsecured advances up to $5,050,000.

Cash and cash equivalents as of December 31, 2003 decreased $3,986,000 from December 31, 2002. Cash provided by operating activities totaled $4,224,000 in 2003, while inflows from financing activities totaled $31,088,000, which was attributable to an increase in deposits.

During 2003, investing activities used $39,298,000. Investing activities included net loans made to customers of approximately $18,676,000 and purchases of investment securities of $32,387,000, partially offset by sales and maturities of investment securities available for sale of approximately $12,113,000.

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

Selected Ratios

The following table sets out certain ratios for the years indicated.

	2003	2002
Net income to:
Average shareholders' equity	9.22%	5.98%
Average assets	0.98%	0.84%
Dividends to net income	- %	-%
Average equity to average assets	10.26%	14.09%

Recent Accounting Pronouncements

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Principles Board (“APB”) Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company has elected to account for its stock-based compensation using the intrinsic value method

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS, continued

of APB Opinion No. 25 and the adoption of SFAS No. 148 did not have a material impact on the financial condition or operating resultsof the Company.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances.) Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN No. 46,Consolidation of Variable Interest Entities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material impact on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. EITF No. 03-1 is effective for fiscal years ending after December 15, 2003. Adopting the disclosure provisions of EITF No. 03-1 did not have a material impact on the Company’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Coastal Banking Company, Inc.
Beaufort, South Carolina

        We have audited the accompanying consolidated balance sheets of Coastal Banking Company, Inc. (the “Company”) and Subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of earnings, changes in shareholders’ equity, comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coastal Banking Company, Inc. and Subsidiary at December 31, 2003 and 2002 and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC
Elliott Davis, LLC

Greenville, South Carolina
January 30, 2004, except for Note 16, as to
           which the date is February 19, 2004

COASTAL BANKING COMPANY, INC.

Consolidated Balance Sheets

	December 31,
	2003	2002
Assets
Cash and due from banks	$205,082	$2,633,914
Federal funds sold	-	1,557,000

Cash and cash equivalents	205,082	4,190,914
Investment securities available for sale	31,274,470	14,672,168
Investment securities held to maturity (fair value of $3,352,500 in 2003 and
$100,183 in 2002)	3,421,218	100,000
Other investments, at cost	859,950	780,750
Loans held for sale	124,202	3,670,939
Loans, net	67,488,128	49,065,800
Premises and equipment, net	2,965,183	2,752,846
Accrued interest receivable and other assets	1,535,822	463,481

Total assets	$107,874,055	75,696,898

Liabilities and Shareholders' Equity
Deposits:
Demand	$5,066,772	$5,948,935
Money market and NOW accounts	49,685,955	23,868,354
Savings	898,816	643,919
Time	25,431,294	19,640,967
Time over $100,000	15,352,750	15,845,616

Total deposits	96,435,587	65,947,791
Federal funds purchased	600,000	-
Accrued interest payable and other liabilities	1,085,001	712,415

Total liabilities	98,120,588	66,660,206

Commitments and contingencies - Notes 5, 9 and 11
Shareholders' equity:
Preferred stock, $.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, par value $.01; 10,000,000 shares authorized; 995,695 and
948,281 shares issued and outstanding in 2003 and 2002, respectively	9,957	9,483
Additional paid-in capital	9,482,517	8,724,366
Retained earnings	177,398	71,573
Accumulated other comprehensive income	83,595	231,270

Total shareholders' equity	9,753,467	9,036,692

Total liabilities and shareholders' equity	$107,874,055	$75,696,898

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC.

Consolidated Statements of Earnings

	For the years ended December 31,
	2003	2002
Interest income:
Loans and fees on loans	$4,231,576	$3,120,099
Investment securities	883,020	657,706
Federal funds sold	43,834	28,513
Interest-bearing deposits	-	5,178

Total interest income	5,158,430	3,811,496

Interest expense:
Deposits	1,829,707	1,462,363
Other	699	4,189

Total interest expense	1,830,406	1,466,552

Net interest income	3,328,024	2,344,944
Provision for loan losses	253,500	232,200

Net interest income after provision for loan losses	3,074,524	2,112,744

Other income:
Service charges on deposit accounts	204,481	163,009
Residential mortgage origination fees	541,854	304,060
Gain on sale of securities	42,268	33,788
Other income	2,064	6,172

Total other income	790,667	507,029

Other expenses:
Salaries and employee benefits	1,400,186	981,615
Occupancy and equipment	276,662	226,590
Other operating	864,960	627,516

Total other expenses	2,541,808	1,835,721

Earnings before income taxes	1,323,383	784,052
Income tax expense	458,933	268,119

Net earnings	$864,450	$515,933

Basic earnings per share	$0.87	$0.52

Diluted earnings per share	$0.82	$0.52

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC.

Consolidated Statements of Comprehensive Income

	For the years ended December 31,
	2003	2002
Net earnings	$864,450	$515,933

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on investment securities
available for sale arising during the period, net of
tax of $61,704 in 2003 and $119,289 in 2002	(119,778)	228,707
Reclassification adjustment for gains included in net
earnings, net of tax of $14,371 in 2003 and $11,488 in 2002	(27,897)	(22,300)

Total other comprehensive income (loss), net of tax	(147,675)	206,407

Comprehensive income	$716,775	$722,340

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC.

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2003 and 2002

				Retained	Accumulated
			Additional	Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance, December 31, 2001	948,281	$9,483	$8,724,366	$(444,360)	$24,863	$8,314,352
Change in unrealized gain
on securities available for
sale, net of tax	-	-	-	-	206,407	206,407
Net earnings	-	-	-	515,933	-	515,933

Balance, December 31, 2002	948,281	9,483	8,724,366	71,573	231,270	9,036,692
Change in unrealized gain
on securities available for
sale, net of tax	-	-	-	-	(147,675)	(147,675)
Stock dividend	47,414	474	758,151	(758,625)	-	-
Net earnings	-	-	-	864,450	-	864,450

Balance, December 31, 2003	995,695	$9,957	$9,482,517	$177,398	$83,595	$9,753,467

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC.

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2003	2002
Cash flows from operating activities:
Net earnings	$864,450	$515,933
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation, amortization and accretion	261,424	73,601
Provision for loan losses	253,500	232,200
Provision for deferred income taxes (benefit)	(23,700)	23,600
Gain on sale of securities available for sale	(42,268)	(33,788)
Disbursements for loans held for sale	(36,722,469)	(28,591,332)
Proceeds from sale of loans held for sale	40,269,206	27,980,329
Change in other assets and other liabilities	(599,860)	264,748

Net cash provided by operating activities	4,224,133	465,291

Cash flows from investing activities:
Net change in interest-bearing deposits	-	500,000
Proceeds from calls and maturities of investment securities
Available for sale	10,003,255	8,251,449
Proceeds from sales of investment securities available for sale	2,109,955	740,625
Purchases of investment securities available for sale	(28,991,220)	(14,964,857)
Purchases of investment securities held to maturity	(3,317,054)	(100,000)
Purchases of other investments	(79,200)	(336,400)
Net change in loans	(18,675,828)	(16,731,974)
Purchase of premises and equipment	(347,669)	(106,926)

Net cash used by investing activities	(39,297,761)	(22,748,083)

Cash flows from financing activities:
Net change in deposits	30,487,796	26,469,777
Net change in federal funds purchased	600,000	(618,000)

Net cash provided by financing activities	31,087,796	25,851,777

Net change in cash and cash equivalents	(3,985,832)	3,568,985
Cash and cash equivalents at beginning of year	4,190,914	621,929

Cash and cash equivalents at end of year	$205,082	$4,190,914

Supplemental schedule of noncash investing and financing
activities consisting of change in unrealized gain/loss
on investment securities available for sale, net of tax	$(147,675)	$206,407
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,963,926	$1,342,232
Cash paid during the year for income taxes	$265,685	$34,024

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements

(1)    Summary of Significant Accounting Policies

Basis of Presentation and Nature of Operations
The consolidated financial statements include the accounts of Coastal Banking Company, Inc. (the “Company”) and its wholly owned subsidiary, Lowcountry National Bank (the “Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Bank commenced business on May 10, 2000 upon receipt of its banking charter from the Office of the Comptroller of the Currency (the “OCC”). The Bank is primarily regulated by the OCC and undergoes periodic examinations by this regulatory agency. The Company is regulated by the Federal Reserve Bank and also is subject to periodic examinations. The Bank provides a full range of commercial and consumer banking services throughout the Beaufort County area in South Carolina.

The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

Cash and Cash Equivalents Cash equivalents include amounts due from banks, interest-bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities
The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held to maturity are classified as available for sale. The Company has no trading securities.

Trading and available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are recognized in earnings. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments
Other investments include equity securities with no readily determinable fair value. These investments are carried at cost. The Bank, as a member institution, is required to own certain stock investments in the Federal Home Loan Bank of Atlanta (“FHLB”) and the Federal Reserve Bank (“FRB”). The stock is generally pledged against any borrowings from these institutions. No ready market exists for the stock and it has no quoted market price. However, redemption of these stocks has historically been at par value.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(1)    Summary of Significant Accounting Policies, continued

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net earnings in the period in which the change occurs. The Company has recorded no valuation allowance related to its loans held for sale as their cost approximates market value.

Loans and Allowance for Loan Losses
Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the interest method based upon the principal amount outstanding. Loan origination and commitment fees and direct loan origination costs are deferred and amortized over the contractual life of the related loan or commitments as an adjustment of the related loan yields.

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality and review of specific problem loans. In determining the adequacy of the allowance for loan losses management uses four different methods as indicators of the reasonableness of the allowance. The methods used include a risk method (using internal classifications along with regulatory classifications), historical charge-offs, comparison to a peer group, and current classifications based on the loan grading system. The combination of these results are compared quarterly to the recorded allowance for loan losses for reasonableness and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an external loan review program to challenge and corroborate the internal loan grading system and provide additional analysis in determining the adequacy of the allowance and the future provisions for estimated loan losses.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

Non-performing Assets
Loans are placed in a non-accrual status when, in the opinion of management, the collection of additional interest is questionable. Thereafter, no interest is taken into income unless received in cash or until such time as the borrower demonstrates the ability to pay principal and interest.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(1)     Summary of Significant Accounting Policies, continued

Premises and Equipment Premises and equipment are stated at cost less accumulated depreciation. Costs incurred for maintenance and repairs that do not extend the useful life of the asset are expensed as incurred.

Depreciation expense is computed using the straight-line method over the following estimated useful lives:

Building and improvements	10 - 40 years
Furniture and equipment	3 - 10 years

Advertising Costs The Company expenses all advertising costs as incurred. Advertising costs for the Company were approximately $64,000 and $50,000 for the years ended December 31, 2003 and 2002.

Income Taxes
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

Stock-Based Compensation
At December 31, 2003, the Company sponsors stock-based compensation plans, which are described more fully in Note 12. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the years ended December 31, 2003 and 2002.

	For the Year Ended
	December 31,
	2003	2002
Net earnings as reported	$864,450	$515,933
Deduct: Total stock-based employee compensation expense
determined under fair-value based method for all awards	(56,092)	(44,192)

Pro forma net earnings	$808,358	$471,741

Basic earnings per share:
As reported	$0.87	$0.52

Pro forma	$0.81	$0.47

Diluted earnings per share:
As reported	$0.82	$0.52

Pro forma	$0.76	$0.47

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(1)    Summary of Significant Accounting Policies, continued

Net Earnings Per Common Share
The Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of earnings. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period, which was 995,695 in 2003 and 2002, while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share”. For the year ended December 31, 2002, the potential effect of outstanding options would be antidilutive, and therefore is not presented. Antidilutive potential common shares totaled 298,636 at December 31, 2002. Earnings per common share amounts for the year ended December 31, 2003 are as follows:

	Net Earnings	Common Share	Per Share
	(Numerator)	(Denominator)	Amount
Basic earnings per share	$864,450	995,695	$0.87
Effect of dilutive securities - stock options
and warrants	-	64,914	(0.05)

Diluted earnings per share	$864,450	1,060,609	$0.82

Recent Accounting Pronouncements
In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company has elected to account for its stock-based compensation using the intrinsic value method of APB Opinion No. 25 and the adoption of SFAS No. 148 did not have a material impact on the financial condition or operating results of the Company.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances.) Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(1)    Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued
In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material impact on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. EITF No. 03-1 is effective for fiscal years ending after December 15, 2003. Adopting the disclosure provisions of EITF No. 03-1 did not have a material impact on the Company’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Risks and Uncertainties
In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and mortgage-backed securities available for sale.

The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions, resulting from the regulators’ judgments based on information available to them at the time of their examination.

Concentrations of Credit Risk
The Company, through its subsidiary, makes loans to individuals and businesses in and around Beaufort County, South Carolina for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(1)	Summary of Significant Accounting Policies, continued
Reclassifications
Certain reclassifications have been made to the 2002 financial statements to conform with classifications used for 2003. All such reclassifications had no effect on the prior year’s net income or retained earnings as previously reported.

(2)	Restrictions on Cash and Due From Banks
The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or on deposit with the Federal Reserve Bank. At December 31, 2003 and 2002, these required reserves were met by vault cash.

(3)	Investment Securities Investment securities at December 31, 2003 and 2002 are as follows:

		December 31, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for sale	Cost	Gains	Losses	Value
Federal agencies	$21,605,722	$202,780	$113,768	$21,694,734
Mortgage-backed securities	9,542,089	54,640	16,993	9,579,736

	$31,147,811	$257,420	$130,761	$31,274,470

Held to maturity
State, county and municipals	$3,421,218	$8,408	$77,126	$3,352,500

		December 31, 2002
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
Available for sale	Cost	Gains	Losses	Value
Federal agencies	$7,516,567	$175,000	$-	$7,691,567
Mortgage-backed securities	6,805,072	175,689	160	6,980,601

	$14,321,639	$350,689	$160	$14,672,168

Held to maturity
State, county and municipals	$100,000	$183	$-	$100,183

At December 31, 2003, unrealized losses in the investment portfolio related to federal agencies and mortgage-backed securities. The unrealized losses on these securities arose due to changing interest rates and market conditions and are considered to be temporary because of acceptable investment grades where the repayment sources of principal and interest are largely backed by federal agencies. At December 31, 2003, twenty-seven out of thirty-seven federal agency securities contained unrealized losses, eight out of twelve mortgage-backed securities contained unrealized losses and eleven out of fourteen state, county and municipal securities contained unrealized losses.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(3)	Investment Securities, continued
The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

         Investment securities available for sale:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Federal agencies	$6,216,290	$113,768	$-	$-	$6,216,290	$113,768
Mortgage-backed securities	2,992,735	16,993	-	-	2,992,735	16,993

Total	$9,209,025	$130,761	$-	$-	$9,209,025	$130,761

No individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

         Investment securities held to maturity:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

State, county and municipals	$2,776,590	$77,126	$-	$-	$2,776,590	$77,126

No individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intends to hold these securities to maturity. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

The amortized cost and estimated fair value of investment securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
Available for sale
Federal agencies
Within 1 year	$200,558	$201,313
1 to 5 years	6,655,266	6,712,470
5 to 10 years	13,777,469	13,791,578
More than 10 years	972,429	989,373
Mortgage-backed securities	9,542,089	9,579,736

	$31,147,811	$31,274,470

Held to maturity
State, county and municipals
5 to 10 years	$500,000	$496,845
More than 10 years	2,921,218	2,855,655

	$3,421,218	$3,352,500

Proceeds from sales of securities available for sale during 2003 and 2002 totaled approximately $2,110,000 and $741,000, respectively. Gross gains of $45,232 were realized on those sales during 2003 and gross losses of $2,964 were realized on sales during 2003. Gross gains of $33,788 were realized on those sales during 2002 and no losses were realized on sales during 2002.

Securities with an amortized cost and fair value pledged to secure public deposits and for other purposes as required by law as of December 31, 2003 and 2002 were $2,829,000 and $2,863,000 and $7,807,000 and $8,029,000, respectively.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(4)	Loans and allowance for loan losses Major classifications of loans at December 31, 2003 and 2002 are summarized as follows:

	2003	2002
Commercial, financial and agricultural	$5,354,368	$5,027,779
Real estate - construction	17,974,225	10,666,664
Real estate - mortgage	42,302,684	31,268,708
Consumer and other	2,723,079	2,726,540

	68,354,356	49,689,691
Less: Allowance for loan losses:	866,228	623,891

	$67,488,128	$49,065,800

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

        An analysis of the activity in the allowance for loan losses for the years ended December 31, 2003 and 2002 is presented below:

	2003	2002
Balance at beginning of year	$623,891	$427,465
Provision charged to operations	253,500	232,200
Loans charged off	(16,163)	(36,074)
Recoveries	5,000	300

Balance at end of year	$866,228	$623,891

At December 31, 2003 and 2002, nonaccrual loans were approximately $46,600 and $97,000, respectively. Foregone interest income on nonaccrual loans in 2003 and 2002 was an insignificant amount. At December 31, 2003 and 2002, there were no impaired loans. At December 31, 2003 and 2002, criticized and classified loans amounted to $781,867 and $468,442, respectively.

(5)	Premises and Equipment Major classifications of premises and equipment are summarized as follows:

	2003	2002
Land and improvements	$1,514,668	$1,514,668
Building and improvements	1,133,136	995,258
Furniture and equipment	739,778	529,987

	3,387,582	3,039,913
Less accumulated depreciation	422,399	287,067

	$2,965,183	$2,752,846

        Depreciation expense amounted to $135,332 and $135,808 in 2003 and 2002, respectively.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(5)     Premises and Equipment, continued

The Bank has entered into a non-cancelable operating lease related to land and buildings which expires in 2008. At December 31, 2003, future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

2004	$ 34,800
2005	34,800
2006	37,800
2007	37,800
2008	15,750

$ 156,750

Total rental expense amounted to $28,050 for the year ended December 31, 2003. Total rental expense was zero for the year ended December 31, 2002. Monthly expenses range from $2,550 to $3,150.

(6)     Deposits

          Maturities of time deposits at December 31, 2003 are as follows:

2004	$ 25,785,627
2005	7,612,557
2006	3,272,000
2007	933,860
2008	3,180,000

$ 40,784,044

         Interest expense on time deposits greater than $100,000 totaled $384,885 and $441,148 in 2003 and 2002, respectively.

(7)     Other Operating Expenses

Components of other operating expenses, which are greater than 1% of interest income and other operating income for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Professional fees	$136,450	$108,623
Insurance	66,563	50,172
Data processing	193,196	138,628
Advertising	77,845	55,857
Office supplies	64,559	40,179
Other	326,347	234,057

	$864,960	$27,516

(8)    Income Taxes

        The components of income tax expense (benefit) for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Currently payable	$482,633	$244,519
Deferred tax expense (benefit)	(23,700)	23,600

	$458,933	$268,119

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(8)    Income Taxes, continued

The differences between income tax expense and income tax expense computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Tax expense at statutory rate	$450,000	$266,578
Add (deduct):
State income taxes, net of federal benefit	25,700	15,300
Non-deductible expenses	(15,500)	2,400
Other	(1,267)	(16,159)

	$458,933	$268,119

        The following summarizes the components of deferred taxes at December 31, 2003 and 2002.

	2003	2002
Deferred income tax assets:
Allowance for loan losses	$248,713	$170,076
Pre-opening expenses	52,548	85,247
Other	2,434	2,203

Total deferred tax assets	303,695	257,526
Less valuation allowance	119,007	102,018

Net deferred income tax assets	184,688	155,508

Deferred income tax liabilities:
Premises and equipment	52,548	47,068
Unrealized gain on securities available for sale	43,064	119,258
Total gross deferred tax liabilities	95,612	166,326

Net deferred tax asset (liability)	$89,076	$(10,818)

The net deferred tax asset (liability) is included in other liabilities or other assets in the consolidated balance sheets. The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset for 2003. A valuation allowance has been established for a portion of the net deferred tax asset, as management has determined that it is not more likely than not that the entire deferred tax asset will be realized.

(9)     Financial Instruments with Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and loans sold with limited recourse. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. The Bank’s loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(9)     Financial Instruments with Off-Balance-Sheet Risk, continued

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

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Bank and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to the Bank within 90 days of any one of the loan’s first four payments being missed. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the loan is represented by the contractual notional amount of the loan. The Bank uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and loans sold with limited recourse is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

	December 31,
	2003	2002
Financial instruments whose contract amounts
represent credit risk:
Commitments to extend credit	$19,372,000	$10,012,000
Standby letters of credit	117,360	356,000
Loans sold with limited recourse	6,713,000	7,905,000

(10)    Unused Lines of Credit

At December 31, 2003, the Bank had $5,050,000 of availability on lines of credit to purchase federal funds from unrelated banks including an increase in one of the lines in January 2004. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. All of the lenders have reserved the right to withdraw these lines at their option.

At December 31, 2003, the Bank had the ability to borrow an additional $10,787,000 or ten percent of total assets from the FHLB. The borrowings are available by pledging collateral and purchasing additional stock in the FHLB.

(11)    Legal Contingencies

The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Company.

(12)    Employee and Director Benefit Programs

In connection with the Company’s initial public stock offering, the directors received warrants to purchase 212,100 shares of the Company’s common stock at a price of $9.52 per share. The warrants vest equally over a three-year period beginning December 2, 1999 and expire on December 2, 2010 or 120 days after the warrant holder ceased to serve as a member of the board of directors. During 2003, 17,850 of these warrants expired due to the fact that the holder ceased to serve as a member of the board of directors, leaving 194,250 warrants outstanding as of December 31, 2003. As of December 31, 2003, all of the warrants are exercisable. Also in connection with the Company’s initial public stock offering, the Company issued 10,500 options at $9.52 per share to a consultant. These options vested immediately and expire on December 2, 2010.

The Company adopted a Stock Incentive Plan in 2000 covering up to 149,354 shares of the Company’s common stock. The Plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of common stock to officers, directors, employees or consultants of the Company and Bank. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee, and are exercisable no later than ten years after the date of grant. As of December 31, 2003, 21,133 shares were available for grant under this plan.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(12)    Employee and Director Benefit Programs, continued

A summary status of the Company’s stock option plan as of December 31, 2003 and 2002, and changes during the years, are presented below:

	2003		2002
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding, beginning of year	86,536	$9.52	86,536	$9.52
Granted during the year	41,685	10.52	-	-
Cancelled during the year	-	-	-	-

Outstanding, end of year	128,221	$9.85	86,536	$9.52

Options exercisable at year end	52,971	$9.52	37,764	$9.52

        The weighted average remaining contractual life of these stock options was seven years as of December 31, 2003.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2003: dividend yield of $0 per share, expected volatility from 0.2526% to 0.5098%, risk-free interest rate of 4.0% and expected life of seven years. The Company granted no options in 2002.

The Company sponsors the Lowcountry National Bank Retirement Savings Plan (the “Plan”) for the benefit of all eligible employees. The Company contributes to the Plan annually upon approval by the Board of Directors. Contributions made to the Plan in 2003 and 2002 amounted to $18,764 and $15,744, respectively.

(13)     Related Party Transactions

In the normal course of business, officers and directors of the Bank, and certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Bank. Transactions with officers and directors are made on terms comparable to those available to other Bank customers. At December 31, 2003 and 2002, deposits from directors, executive officers, and their related interests aggregated approximately $1,348,000 and $1,397,000, respectively. The following summary reflects related party loan activity for the years ended December 31, 2003 and 2002:

	2003	2002
Beginning balance	$2,532,000	$821,000
New loans	3,327,000	2,877,000
Repayments	(2,512,000)	(1,166,000)

Ending balance	$3,347,000	$2,532,000

(14)    Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(14)     Regulatory Matters, continued

the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

        The actual capital amounts and ratios are also presented in the table below.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total Capital	$8,769,000	11.65%	$6,022,000	8.0%	$7,528,000	10.0%
(to Risk Weighted Assets)
Tier 1 Capital	7,903,000	10.50	3,011,000	4.0	4,517,000	6.0
(to Risk Weighted Assets)
Tier 1 Capital	7,903,000	7.59	4,164,000	4.0	5,205,000	5.0
(to Average Assets)
As of December 31, 2002:
Total Capital
(to Risk Weighted Assets)	$7,632,000	13.78%	$4,431,000	8.0%	$5,539,000	10.0%
Tier 1 Capital
(to Risk Weighted Assets)	7,008,000	12.65	2,215,000	4.0	3,323,000	6.0
Tier 1 Capital
(to Average Assets)	7,008,000	9.90	2,831,000	4.0	3,539,000	5.0

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years’ net earnings, and the ratio of equity capital to total assets. As of December 31, 2003, the Bank is substantially restricted from paying dividends to the Company.

(15)    Shareholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(16)    Share and Per Share Restatement

In February 2004, the Company declared a five percent stock dividend. As a result of this stock dividend, the Company will issue approximately 47,414 shares of common stock to shareholders of record as of March 12, 2004. All financial statement and footnote references to the number of common shares, including per share amounts, have been restated to reflect this stock dividend.

(17)    Fair Value of Financial Instruments

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

Certain items are specifically excluded from the disclosure requirements, including the Company’s common stock, premises and equipment and other assets and liabilities.

Fair value approximates carrying value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, federal funds sold, interest-bearing deposits, federal funds purchased, demand deposit accounts, and interest-bearing accounts with no fixed maturity date.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(17)      Fair Value of Financial Instruments, continued

Securities are valued using quoted market prices. Fair values for the Company’s off-balance sheet lending commitments are based on fees currently charged to enter into similar arrangements; taking into account the remaining terms of the agreement and the counterparties’ credit standing.

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

The Company has used management’s best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

        The estimated fair values of the Company’s financial instruments are as follows:

		December 31,
	2003		2002
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets:
Cash and due from banks	$205,082	$205,082	$2,633,914	$2,633,914
Federal funds sold	-	-	1,557,000	1,557,000
Investment securities available for sale	31,274,470	31,274,470	14,672,168	14,672,168
Investment securities held to maturity	3,421,218	3,352,500	100,000	100,183
Loans held for sale	124,202	124,202	3,670,939	3,670,939
Loans, net	67,488,128	67,635,278	49,065,800	49,941,980
Other investments	859,950	859,950	780,750	780,750
Financial liabilities:
Deposits	96,435,587	96,937,988	65,947,791	66,349,156
Federal funds purchased	600,000	600,0000	-	-
	Notional	Fair	Notional	Fair
	amount	value	amount	value
Off-balance-sheet instruments:
Commitments	$ 19,372,000	-	$ 10,012,000	-
Stand-by letters of credit	117,360	-	356,000	-

(18)     Coastal Banking Company, Inc. (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31,
	2003	2002
Assets
Cash	$1,020,994	$1,334,520
Investment in Bank	7,986,466	7,239,850
Premises and equipment	414,904	414,904
Other assets	331,102	47,418

	$9,753,466	$9,036,692

Liabilities and Shareholders' Equity
Shareholders' equity	$9,753,466	$9,036,692

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements, continued

(18)     Coastal Banking Company, Inc. (Parent Company Only) Financial Information, continued

Condensed Statements of Earnings

	For the years ended December 31,
	2003	2002
Other operating income	$-	$-

Other operating expenses	47,840	87,251

Loss before equity in undistributed earnings
of Bank and income taxes	(47,840)	(87,251)
Equity in undistributed earnings of Bank	894,290	572,646
Income tax benefit	18,000	30,538

Net earnings	$864,450	$515,933

Condensed Statements of Earnings

	For the years ended December 31,
	2003	2002
Cash flows from operating activities Net earnings	$864,450	$515,933
Adjustments to reconcile net earnings to net cash used
by operating activities:
Equity in undistributed earnings of Bank	(894,290)	(572,646)
Change in other assets	(283,686)	(47,418)
Change in other liabilities	-	(17,144)

Net cash used by operating activities	(313,526)	(121,275)

Cash and cash equivalents at beginning of year	1,334,520	1,455,795

Cash and cash equivalents at end of year	$1,020,994	$1,334,520

COASTAL BANKING COMPANY, INC.

CORPORATE DATA

BOARD OF DIRECTORS

Marjorie Trask Gray, DMD	Dentist, Marjorie Gray, DMD
Dennis O. Green, CPA	Managing Member, Celadon LLC
Mark G. Heles	Owner, President & CEO
Achieve Staffing, Inc.
James W. Holden, Jr., DVM	Director, Veterinarian
Sea Island Animal Hospital
Ladson F. Howell	Retired, Attorney
Howell, Gibson & Hughes, PA
James C. Key	Partner, Shenandoah Group, L.L.P
Randolph C. Kohn	President & CEO
Coastal Banking Company, Inc. and
Lowcountry National Bank
Ron Lewis	Owner, McDonald's Restaurants of Beaufort
Lila N. Meeks	Vice Chancellor of Advancement
USC - Beaufort
Robert B. Pinkerton	President & CEO, Athena Corporation
John M. Trask, III	Co-Owner, Lowcountry Real Estate
Matt A. Trumps	Owner, Tideland Realty

SENIOR OFFICERS

Randolph C. Kohn, President and Chief Executive Officer

Charlie T. Lovering, Jr., Executive Vice President and Chief Financial Officer

William Gary Horn, Executive Vice President and Senior Credit Officer

COASTAL BANKING COMPANY, INC.

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Coastal Banking Company, Inc. will be held at Oyster Cove, Beaufort, South Carolina on May 20, 2004, at 10:00 a.m.

CORPORATE OFFICE:	GENERAL COUNSEL:
36 Sea Island Parkway	Nelson Mullins Riley & Scarborough, L.L.P.
Beaufort, South Carolina 29907	104 South Main Street
Phone (843) 522-1228	Suite 900
Fax: (843) 524-4510	Greenville, SC 29601
STOCK TRANSFER DEPARTMENT:	INDEPENDENT AUDITORS:
First Citizens Bank & Trust Company of SC	Elliott Davis, LLC
Post Office Box 29	200 East Broad Street
Columbia, South Carolina 29202	Post Office Box 6286
Greenville, South Carolina 29606

STOCK INFORMATION:

The Common Stock of Coastal Banking Company, Inc. is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol “CBCO.OB.” There were approximately 789 shareholders of record on December 31, 2003.

        The following table sets forth the high and low bid prices as quoted on the OTC Bulletin Board during the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not represent actual transactions. These prices have been adjusted to reflect the 5% stock dividend our board declared in March 2004.

	Years Ended December 31,
	2003		2002
	High	Low	High	Low
First quarter	$9.73	$9.73	$8.00	$8.00
Second quarter	$12.75	$12.00	$8.35	$8.35
Third quarter	$14.00	$14.00	$8.25	$8.25
Fourth quarter	$17.80	$17.80	$8.68	$8.68

The Company has never declared or paid a cash dividend and does not expect to do so in the foreseeable future. The ability of the Company to pay cash dividends is dependent upon receiving cash dividends from the Bank. However, South Carolina and federal banking regulations restrict the amount of cash dividends that can be paid to the Company from the Bank.

Copies of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission, will be furnished at no charge to shareholders as of the record date upon written request to: Charlie T. Lovering, Jr., Chief Financial Officer, Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29907.

This Annual Report serves as the Annual Financial Disclosure Statement furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation’s Rules and Regulations. This Statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.