Form 10KSB/A, Exhibit 13
period 2003-12-31
COASTAL BANKING CO INC
filed 2004-05-25
CIK 1093897

COASTAL BANKING COMPANY, INC.

Exhibit 13A

Company's Amended 2003 Annual Report

Exhibit 13A

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

COASTAL BANKING COMPANY, INC.

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2003	2002
Cash flows from operating activities:
Net earnings	$864,450	$515,933
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation, amortization and accretion	261,424	73,601
Provision for loan losses	253,500	232,200
Provision for deferred income taxes (benefit)	(23,700)	23,600
Gain on sale of securities available for sale	(42,268)	(33,788)
Disbursements for loans held for sale	(36,722,469)	(28,591,332)
Proceeds from sale of loans held for sale	40,269,206	27,980,329
Change in other assets and other liabilities	(636,010)	264,748

Net cash provided by operating activities	4,224,133	465,291

Cash flows from investing activities:
Net change in interest-bearing deposits	-	500,000
Proceeds from calls and maturities of investment securities
Available for sale	10,003,255	8,251,449
Proceeds from sales of investment securities available for sale	2,109,955	740,625
Purchases of investment securities available for sale	(28,991,220)	(14,964,857)
Purchases of investment securities held to maturity	(3,317,054)	(100,000)
Purchases of other investments	(79,200)	(336,400)
Net change in loans	(18,675,828)	(16,731,974)
Purchase of premises and equipment	(347,669)	(106,926)

Net cash used by investing activities	(39,297,761)	(22,748,083)

Cash flows from financing activities:
Net change in deposits	30,487,796	26,469,777
Net change in federal funds purchased	600,000	(618,000)

Net cash provided by financing activities	31,087,796	25,851,777

Net change in cash and cash equivalents	(3,985,832)	3,568,985
Cash and cash equivalents at beginning of year	4,190,914	621,929

Cash and cash equivalents at end of year	$205,082	$4,190,914

Supplemental schedule of noncash investing and financing
activities consisting of change in unrealized gain/loss
on investment securities available for sale, net of tax	$(147,675)	$206,407
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,963,926	$1,342,232
Cash paid during the year for income taxes	$265,685	$34,024

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

(7)     Other Operating Expenses

Components of other operating expenses, which are greater than 1% of interest income and other operating income for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Professional fees	$136,450	$108,623
Insurance	66,563	50,172
Data processing	193,196	138,628
Advertising	77,845	55,857
Office supplies	64,559	40,179
Other	326,347	234,057

	$864,960	$627,516

(8)    Income Taxes

        The components of income tax expense (benefit) for the years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Currently payable	$482,633	$244,519
Deferred tax expense (benefit)	(23,700)	23,600

	$458,933	$268,119

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