Form 10KSB, Exhibit 13
period 2004-12-31
COASTAL BANKING CO INC
filed 2005-03-30
CIK 1093897

Exhibit 13.1

COASTAL BANKING COMPANY, INC.

2004 ANNUAL REPORT

Contents

To Our Shareholders	2
Financial Highlights	3
Selected Financial Data	4
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Report of Independent Registered Public Accounting Firm	19
Consolidated Financial Statements	20
Notes to Consolidated Financial Statements	25
Corporate and Shareholder Information	44

About the Company

Coastal Banking Company, Inc. (the “Company”), headquartered in Beaufort, South Carolina, is a bank holding company organized as a South Carolina corporation with a wholly-owned subsidiary, Lowcountry National Bank (the “Bank”). Through the Bank, the Company provides a full range of commercial and consumer banking services to domestic markets, principally in Beaufort County, South Carolina. The Company also has an investment in Coastal Banking Company Statutory Trust I (the “Trust”). The Trust is a special purpose non-consolidated subsidiary organized for the sole purpose of issuing trust preferred securities. The Company attributes its success to local decision making and a commitment to deliver superior, personal, friendly, and responsive service to its customers. The Company and the Bank first commenced operation on May 10, 2000. The Company opened a branch banking office in the Moss Creek Village of Bluffton, South Carolina during 2003.

Our Vision

“Coastal Banking Company is the leader in the delivery of comprehensive financial services responsive to the communities we serve.”

Our Values

“The values of Coastal Banking Company shape our relationships with customers, employees, and shareholders while capturing the spirit of our business practices and decisions.”

“Our directors, officers, and staff will always act with Integrity, guided by what is ethical and right for our customers.”

“We are Customer-Centered: readily available, responsive to customers’ needs, and accountable for our actions. We will provide unparalleled service and support.”

“As the financial services industry changes, we will be Innovative to deliver the products and services that exceed our customers’ expectations while producing a fair return to our shareholders.”

“These values will be the foundation of our operating philosophy in our daily environment.”

Locations

Coastal Banking Company, Inc.
Lowcountry National Bank	Bluffton Office
36 Sea Island Parkway	1533 Fording Island Road Suite 300
Beaufort, South Carolina 29902	Hilton Head Island, South Carolina 29926
(843) 522-1228	(843) 837-7977
Website: coastalbanking.com

Coastal Banking Company, Inc.

Dear Shareholder:

Coastal Banking Company experienced continued growth and success during 2004. The Company and our wholly owned subsidiary, Lowcountry National Bank, are well positioned to continue the expansion of our franchise in the Beaufort, South Carolina area. Our commitment to deliver superior, personal, friendly, and responsive customer service has been rewarded with solid financial performance.

We experienced record earnings during 2004. Net income was $1,111,000, compared to $864,000 for the year ended December 31, 2003. Basic earnings per share were $1.11 as compared to $0.87 in 2003, while diluted earnings per share were $0.99 in 2004 compared to $0.82 in 2003. The Company also paid its first stock dividend of 5% in 2004.

Our balance sheet growth was led by a 49% increase in loans to a total of $100,397,000 as of December 31, 2004. We have not compromised our commitment to credit quality while experiencing this growth. Our non-performing assets and charge-off history remains low for the year ended December 31, 2004. Our allowance for loan losses increased from $866,000 to $1,137,000 during the year primarily due to our loan portfolio growth.

Deposit growth during 2004 was very strong. At December 31, 2004, total deposits were $129,432,000 compared to $96,436,000 as of December 31, 2003. This 34% increase in deposits was mainly due to an increase in all of our deposit product lines.

Our Bluffton office has continued to improve market share since it commenced operating in 2003. This office contributed $32,682,000 in loans and $13,471,000 in deposits to the above totals as of December 31, 2004. We believe this office will be an integral part of our structure and will allow us to maintain and even increase our expected growth level.

We continue to work to improve the foundation that we feel is necessary for the Company to move forward – forward to sound, increased growth, forward to continued investments in our community, and most importantly, forward to continued shareholders’ investment growth. We thank you for your continued trust and support, and we pledge our continued best efforts to be worthy of both.

Ladson F. Howell	Randolph C. Kohn
Chairman of the Board	President and CEO

Financial Highlights

	2004	2003	Percent Change
Balance Sheet
Total assets	$146,071,670	$107,874,055	35.41%
Net loans	100,397,246	67,488,128	48.76
Securities	34,046,381	35,555,638	(4.24)
Deposits	129,431,713	96,435,587	34.22
Shareholders’ equity	10,792,050	9,753,467	10.65

For the Year
Net interest income	$4,474,894	$3,328,024	34.46%
Provision for loan losses	463,200	253,500	82.72
Noninterest income	764,426	790,667	(3.32)
Noninterest expense	3,269,332	2,541,808	28.62
Income tax expense	396,186	458,933	(13.67)
Net income	1,110,602	864,450	28.48

Per Share
Net income	$1.11	$0.87	27.59%
Book value at year end	10.68	9.80	8.98

Financial Performance Ratios
Return on average assets	0.86%	0.95%
Return on average equity	10.85%	9.22%

Asset Quality Ratios
Nonperforming loans to total loans	0.31%	0.55%
Allowance for loan losses times nonperforming loans	na	na
Net charge-offs to average total loans	0.22%	0.02%

COASTAL BANKING COMPANY, INC.

SELECTED FINANCIAL DATA

	2004	2003	2002	2001	2000

FOR THE YEAR
Net interest income	$4,474,894	3,328,024	2,344,944	1,304,596	666,283
Provision for loan losses	463,200	253,500	232,200	265,800	165,700
Noninterest income	764,426	790,667	507,029	387,928	96,245
Noninterest expense	3,269,332	2,541,808	1,835,721	1,374,986	969,105
Income taxes (benefit)	396,186	458,933	268,119	13,635	(123,094)
Net earnings (loss)	1,110,602	864,450	515,933	38,103	(249,183)

PER COMMON SHARE*
Basic earnings (loss)	$1.11	0.87	0.52	0.04	(0.25)
Diluted earnings (loss)	0.99	0.82	0.52	0.04	(0.25)
Cash dividends declared	—	—	—	—	—
Book value	10.68	9.80	9.08	8.35	8.29

AT YEAR END
Loans, net	$100,397,246	67,488,128	49,065,800	32,566,026	13,810,463
Earning assets	137,904,751	104,034,196	70,470,548	45,288,309	21,918,374
Assets	146,071,670	107,874,055	75,696,898	48,692,697	24,959,674
Deposits	129,431,713	96,435,587	65,947,791	39,478,014	16,461,767
Shareholders’ equity	10,792,050	9,753,467	9,036,692	8,314,352	8,250,618

Common shares outstanding	1,010,379	995,695	995,695	995,695	995,695

AVERAGE BALANCES
Loans	$86,580,511	60,860,974	41,842,080	24,490,000	5,725,000
Earning assets	124,586,573	87,772,570	58,103,534	32,350,000	11,816,000
Assets	128,884,584	91,417,046	61,240,904	35,489,000	14,764,000
Deposits	116,757,374	81,427,295	51,972,457	26,755,000	6,337,000
Shareholders’ equity	10,239,847	9,375,405	8,630,130	8,265,000	8,302,000

Weighted average shares outstanding	1,003,933	995,695	995,695	995,695	995,695

KEY PERFORMANCE RATIOS
Return on average assets	0.86%	0.95%	0.84%	0.11%	(1.69)%
Return on average shareholders’ equity	10.85%	9.22%	5.98%	0.46%	(3.00)%
Net interest margin	3.59%	3.79%	4.04%	4.03%	5.64%
Dividend payout ratio	—	—	—	—	—
Average equity to average assets	7.94%	10.26%	14.09%	23.29%	56.23%

* 2003 and prior years have been restated for a 5% stock dividend.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

General

Coastal Banking Company, Inc. is a bank holding company headquartered in Beaufort, South Carolina organized to own all of the common stock of its subsidiary, Lowcountry National Bank (the “Bank”).  The principal activity of the Bank is to provide banking services to domestic markets, principally in Beaufort County, South Carolina. The Bank is primarily regulated by the Office of the Comptroller of the Currency (“OCC”) and undergoes periodic examinations by this regulatory agency. The holding company is regulated by the Federal Reserve Bank and also is subject to periodic examinations. The Bank opened for business on May 10, 2000 at 36 Sea Island Parkway, Beaufort, South Carolina 29902. The Company also has an investment in Coastal Banking Company Statutory Trust I (the “Trust”). The Trust is a special purpose non-consolidated subsidiary organized for the sole purpose of issuing trust preferred securities.

The following discussion describes our results of operations for 2004 as compared to 2003 and also analyzes our financial condition as of December 31, 2004 as compared to December 31, 2003. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balance during 2004 and 2003 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to continue to direct a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a “Sensitivity Analysis Table” to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

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

Forward-Looking Statements

This report contains “forward-looking statements” relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Potential risks and uncertainties include, but are not limited to those described under the heading “Risk Factors” in our Form 10-KSB for the year ended December 31, 2004.

Critical Accounting Policies

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in Note 1 in the footnotes to the consolidated financial statements at December 31, 2004 included elsewhere in this annual report.

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

Results of Operations

Overview

Net income for 2004 was $1,111,000, or $1.11 per common share compared to $864,000, or $.87 per common share in 2003. Our operational results depend to a large degree on net interest income, which is the difference between the interest income received from our investments (such as loans, investment securities, and federal funds sold) and interest expense, which is paid on deposit liabilities and other borrowings. Net interest income was $4,475,000 for the year ended December 31, 2004 compared to net interest income of $3,328,000 for the year ended December 31, 2003.

The provision for loan losses in 2004 was $463,000 compared to $254,000 in 2003. The increase in the provision for loan losses was attributable to the increase in our loan growth during 2004. The provision for loan losses continues to reflect our estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Noninterest income for the year ended December 31, 2004 totaled $764,000, representing a $26,000 (3%) decrease from December 31, 2003. This decrease was primarily associated with the decrease in mortgage origination fees during 2004. Noninterest expenses in 2004 were $3,269,000, a $728,000 (29%) increase compared with the 2003 amount, primarily due to an increase in salaries and employee benefits paid related to additional employees hired in 2004 and the full year’s effects of staffing the Bluffton Branch.

In 2004, we recognized $396,000 of income tax expense compared to an income tax expense of $459,000 in 2003. Our effective tax rate was 26% in 2004 and 35% in 2003. Our income tax expense decreased in 2004 because we concluded that the valuation allowances were no longer needed after an analysis of certain valuation allowances related to our deferred tax assets. The elimination of these tax valuation allowances reduced tax expense in 2004 by approximately $115,000.

Net Interest Income

For the year ended December 31, 2004, net interest income totaled $4,475,000, as compared to $3,328,000 for the same period in 2003. Interest income from loans, including fees, increased $1,333,000, or 32% to $5,565,000 for the year ended December 31, 2004. This increase in income was partially offset by increased interest expense, which totaled $2,482,000 for the year ended December 31, 2004 compared to $1,830,000 in 2003. The increase in net interest income is due to the overall growth in the volume of interest earning assets, partially offset by decreases in overall weighted average interest rates. The net interest margin realized on earning assets and the interest rate spread were 3.59% and 3.42%, respectively, for the year ended December 31, 2004. For the year ended December 31, 2003, the net interest margin was 3.79% and the interest rate spread was 3.49%. Maturities of higher yielding loans during 2004 lowered overall loan yield even though the general rate environment was trending upward. As a result the net interest margin as a percentage declined in 2004 when compared to 2003.

Average Balances and Interest Rates

The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2004 and 2003, and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

	For the Years Ended December 31
	(Amounts presented in thousands)
	2004			2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Interest earning assets:
Loans (including loan fees)	$86,581	$5,565	6.43%	$60,861	$4,231	6.95%
Taxable investments	30,561	1,163	3.81%	21,302	832	3.91%
Tax-free investments	5,561	271	4.88%	1,380	69	5.00%
Federal funds sold	1,884	28	1.47%	4,230	44	1.04%
Total interest earning assets	124,587	7,027	5.64%	87,773	5,176	5.90%
Other non-interest earning assets	4,298			3,644
Total assets	$128,885			$91,417

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and savings	$55,909	$994	1.78%	$40,125	$773	1.93%
Time	52,088	1,376	2.64%	36,330	1,056	2.91%
Other	3,706	112	3.01%	47	1	1.51%
Total interest-bearing liabilities	111,703	2,482	2.22%	76,502	1,830	2.39%
Other non-interest bearing liabilities	6,942			5,540
Shareholders’ equity	10,240			9,375
Total liabilities and shareholders’ equity	$128,885			$91,417
Excess of interest-earning assets over interest bearing liabilities	$12,884			$11,271
Ratio of interest-earning assets to interest-bearing liabilities	112%			115%
Tax equivalent adjustment		70			18
Net interest income		$4,475			$3,328
Net interest spread			3.42%			3.49%
Net interest margin			3.59%			3.79%

Non-accrual loans and the interest income which was recorded on these loans, if any, are included in the yield calculation for loans in all periods reported.

Amounts are presented on a tax equivalent basis.

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

	2004 Compared to 2003 Increase (decrease) due to changes in
	Volume	Rate	Net Change
Interest income on:
Loans (including loan fees)	$1,674	$(340)	$1,334
Taxable investments	353	(22)	331
Non-taxable investments	204	(2)	202
Federal funds sold	(30)	14	(16)
Total interest income (tax equivalent basis)	2,201	(350)	1,851
Interest expense on:
Interest-bearing demand and savings	285	(64)	221
Time	424	(104)	320
Other	109	2	111
Total interest expense	818	(166)	652
Net interest income (tax equivalent basis)	$1,383	$(184)	$1,199

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

Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. “Gap” is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the bank’s net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly are expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2004, the bank, as measured by gap, is in a liability sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank’s savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the “Three Months or Less” category, although historical experience has proven these deposits to be more stable over the course of a year.

At December 31, 2004
Maturing or Repricing in

(dollars in thousands)

	3 Months or Less	4 Months to 12 Months	1 to 5 Years	Over 5 Years	Total

Interest-earning assets:
Federal funds sold	$2,583	$—	$—	$—	$2,583
Investment securities	—	674	6,815	26,557	34,046
Loans held for sale	878	—	—	—	878
Loans	35,390	16,775	45,766	3,603	101,534

Total interest-earning assets	38,851	17,449	52,581	30,160	139,041

Interest-bearing liabilities:
Deposits:
Savings and demand	58,200	—	—	—	58,200
Time deposits	11,761	20,230	28,006	—	59,997
FHLB advances	2,000	—	—	—	2,000
Junior subordinated debentures	—	—	—	3,093	3,093

Total interest-bearing liabilities	71,961	20,230	28,006	3,093	123,290

Interest sensitive difference per period	$(33,110)	$(2,781)	$24,575	$27,067
Cumulative interest sensitivity difference	$(33,110)	$(35,891)	$(11,316)	$15,751
Cumulative difference to total assets	(24)%	(26)%	(8)%	11%

At December 31, 2004, the difference between the bank’s liabilities and assets repricing or maturing within one year was $35,891,000. Due to an excess of liabilities repricing or maturing within one year, a rise in interest rates would cause the bank’s net interest income to decline.

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

Loans which management identifies as impaired generally will be nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. At December 31, 2004 and 2003, the Bank had $313,000 and $372,000 of loans that were impaired and nonperforming.

The accrual of interest will be discontinued on nonaccrual loans and any previously accrued interest on such loans will be reversed against current income. Any subsequent interest income will be recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan will not be returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status, or loans that are past due 90 days or more and still accruing interest. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. These loans are designated as such in order to be monitored more closely than other credits in the Bank’s portfolio. There are no potential problem loans not already addressed.

Provision and Allowance for Loan Losses

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $463,000 for the year ended December 31, 2004 as compared to $254,000 for the year ended December 31, 2003. The change in the provision was the result of our loan portfolio growing faster in 2004 than in 2003. The loan portfolio increased by approximately $33.2 million during the year ended December 31, 2004 as compared to growth of $18.7 million in 2003. The allowance for loan losses was 1.11% of gross loans at December 31, 2004 as compared to 1.27% at December 31, 2003. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

We have established an allowance for loan losses through a provision for loan losses charged to expense on our statement of income. Additions to the allowance for loan losses, which are expenses to the provision for loan losses on our income statement, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. The allowance for loan losses represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment as to the adequacy of the allowance for loan losses is based upon a number of assumptions about future events, which we believe to be reasonable, but which may or may not prove to be accurate. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs              Our determination of the allowance for loan losses is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans, the quality, mix, and size of our overall loan portfolio, economic conditions that may affect the borrower’s ability to repay, the amount and quality of collateral securing the loans, our historical loan loss experience, and a review of specific problem loans. We also consider subjective issues such as changes in the lending policies and procedures, changes in the local/national economy, changes in volume or type of credits, changes in volume/severity of problem loans, quality of loan review and board of director oversight, concentrations of credit, and peer group comparisons.

We do not allocate the allowance for loan losses to specific categories of loans but rather evaluate the adequacy on an overall portfolio basis utilizing a risk grading system. See the table below for an indication of our history of charge-offs by loan category which may or may not be indicative of future charge-offs by category.

Due to our limited operating history, our policy has been to review the allowance for loan losses using a reserve factor based on risk-rated categories of loans since there has been relatively little charge-off activity since the bank’s inception. The overall objective is to apply percentages to the loans based on the relative inherent risk for that loan type and grade. Reserve factors are based on peer group data, information from regulatory agencies, and on the experience of the bank’s lenders. The reserve factors will change depending on trends in national and local economic conditions, the depth of experience of the bank’s lenders, delinquency trends, and other factors. Our general strategy is to maintain a minimum coverage of a certain percentage of gross loans until we have sufficient historical data and trends available. Periodically, we adjust the amount of the allowance based on changing circumstances. We charge recognized losses to the allowance and add subsequent recoveries back to the allowance for loan losses. There can be no assurance that charge-offs of loans in future periods will not exceed the allowance for loan losses as estimated at any point in time or that provisions for loan losses will not be significant to a particular accounting period. Thus, there is a risk that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

The following table summarizes information concerning the allowance for loan losses:

	December 31,
	2004	2003
	(Amounts are presented in thousands)

Total loans outstanding, end of year	$101,534	$68,354
Average loans outstanding	$86,581	$60,861
Allowance, beginning of year	866	624
Charge-offs:
Commercial, financial and industrial	—	17
Real estate – construction	—	—
Real estate – mortgage	102	—
Consumer	93	—
Total charge-offs	195	17
Recoveries:
Commercial, financial and industrial	3	5
Real estate – construction	—	—
Real estate – mortgage	—	—
Consumer	—	—
Total recoveries	3	5
Net charge-offs	192	12
Additions charged to operations	463	254
Allowance, end of year	$1,137	$866
Ratio of net charge-offs during the period to average loans outstanding during the period	0.22%	0.02%
Allowance for loan losses to loans, end of year	1.11%	1.27%

The following table summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2004 and 2003 (amounts are presented in thousands):

	December 31,
	2004	2003

Other real estate and repossessions	$55	$—
Accruing loans 90 days or more past due	313	325
Non-accrual loans	—	47
Interest on non-accrual loans which would have been reported	—	—

Noninterest Income and Expense

Noninterest income for the year ended December 31, 2004 totaled $764,000 as compared to $791,000 for the year ended December 31, 2003. This decrease in noninterest income was primarily due to a decrease in residential mortgage origination fees partially offset by an increase in gains on the sale of securities and income from the increase in cash value of life insurance policies. Residential mortgage origination fees totaled $391,000 and $542,000 in 2004 and 2003, respectively. Lower market interest rates created significant refinancing volume in the residential mortgage market in 2003. This refinancing volume slowed in 2004 as interest rates leveled off and started to increase. During 2004, we purchased bank owned life insurance policies covering certain of our executives. The cash value of these policies increases over time and, accordingly, we recognized $82,000 in income related to these policies in 2004. We also recognized gains on the sale of certain investment securities available-for-sale totaling $85,000 during the year ended December 31, 2004 as compared to gains of $42,000 in 2003.

Total noninterest expense for the year ended December 31, 2004 was $3,270,000, as compared to $2,542,000 for the same period in 2003. Salaries and benefits, the largest component of noninterest expense, totaled $1,766,000 for the year ended December 31, 2004, compared to $1,400,000 for the same period a year ago. Other operating expenses were $1,209,000 for the year ended December 31, 2004 as compared to $865,000 for the year ended December 31, 2003. These other operating expenses included professional fee increases of $87,037 as a result of higher consulting, internal audit and legal fees, data processing costs of $119,586 as a result of a full year of transaction volume at our Bluffton branch, and advertising fees of $56,110 as a result of a full year of operation at our Bluffton branch.

Financial Condition

Total assets increased $38,198,000, or 35%, from December 31, 2003 to December 31, 2004. The primary source of growth in assets was net loans, which increased $32,909,000, or 49%. Total deposits increased $32,996,000, or 34%, from the December 31, 2003 amount of $96,436,000 to $129,432,000 at December 31, 2004.

Interest-Earning Assets

Loans

Gross loans totaled $101,534,000 at December 31, 2004, an increase of $33,180,000, or 49%, since December 31, 2003. The largest increase in loans was in Real estate – mortgage loans, which increased $16,677,000, or 39%, to $58,979,000 at December 31, 2004. Real estate - construction loans increased $15,752,000, or 88%, during 2004. Balances and percentages within the major loans receivable categories as of December 31, 2004 and December 31, 2003 are as follows (amounts in thousands):

	2004		2003

Real estate - construction	$33,727	33%	$17,974	26%
Real estate - mortgage	58,979	58%	42,303	62%
Commercial, financial and industrial	5,561	6%	5,354	8%
Consumer and other	3,267	3%	2,723	4%

	$101,534		$68,354

As of December 31, 2004, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

	Commercial	Real Estate Construction	Total

Maturity

Within 1 year	$3,267	$21,777	$25,024
1 to 5 years	2,294	10,635	12,929
Over 5 years	—	1,315	1,315

Totals	$5,561	$33,727	$39,268

As of December 31, 2004, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

	Fixed Interest Rates	Variable Interest Rates	Total

Commercial
1 to 5 years	$2,294	$—	$2,294
Over 5 years	—	—	—

Real estate – construction
1 to 5 years	9,461	1,174	10,635
Over 5 years	1,315	—	1,315

	$13,070	$1,174	$14,244

Investment Securities

Investment securities available-for-sale decreased to $27,366,000 at December 31, 2004 from $31,274,000 at December 31, 2003. Investment securities held-to-maturity increased from $3,421,000 at December 31, 2003 to $5,643,000 at December 31, 2004. The decrease in investment securities available-for-sale was due to our increased loan demand in 2004. The increase in investment securities held-to-maturity was due to our increased investment in tax-free securities.

The following table presents the investments by category at December 31, 2004 and 2003:

	2004		2003
	(Amounts are presented in thousands)
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available-for-sale
Federal agencies	$15,010	$14,916	$21,606	$21,694
Mortgage-backed	12,290	12,182	9,542	9,580
State, county and municipals	268	268	—	—

Held-to-maturity	$27,568	$27,366	$31,148	$31,274

State, county and municipals	$5,643	$5,555	$3,421	$3,353

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented. Yields are based on amortized cost of securities. (Amounts are presented in thousands)

Maturities at December 31, 2004	State, County and Municipals	Weighted Average Yields	Federal Agencies	Weighted Average Yields	Mortgage- backed	Weighted Average Yields

Within 1 year	$—	—%	$668	4.43%	$—	—%
After 1 through 5 years		%	6,565	3.70%	924	3.78%
After 5 through 10 years	1,166	3.16%	7,777	4.25%	5,293	3.89%
After 10 years	4,745	3.60%	—	—%	6,073	4.48%

Totals	$5,911		$15,010		$12,290

Mortgage-backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities.

Deposits

At December 31, 2004, total deposits increased by $32,996,000, or 34%, to a total of $129,432,000 at December 31, 2004 from $96,436,000 at December 31, 2003. Noninterest-bearing demand deposits increased $6,168,000, or 122%, while interest-bearing deposits increased $26,828,000, or 29%.

Balances and percentages within the major deposit categories as of December 31, 2004 and December 31, 2003 are as follows (amounts in thousands):

	2004		2003

Noninterest-bearing demand deposits	$11,235	9%	$5,067	5%
Interest-bearing demand deposits	57,239	44%	49,686	52%
Savings deposits	961	1%	899	1%
Time over $100,000	30,185	23%	15,353	16%
Time	29,812	23%	25,431	26%

	$129,432		$96,436

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

	December 31,
	2004		2003
	(Amounts are presented in thousands)
	Amount	Rate	Amount	Rate

Noninterest-bearing demand	$8,760	—%	$4,972	—%
Interest-bearing demand	54,931	1.80%	39,352	1.95%
Savings	978.72%		773.96%
Time deposits	52,088	2.64%	36,330	2.91%

Totals	$116,757		$81,427

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2004 are summarized as follows (amounts are presented in thousands):

Within 3 months	$6,301
After 3 through 6 months	2,812
After 6 through 12 months	7,914
After 12 months	13,158

Total	$30,185

Junior Subordinated Debentures

In May 2004, Coastal Banking Company Statutory Trust I issued $3.0 million of trust preferred securities with a maturity of May 18, 2034. In accordance with Financial Interpretation Number (“FIN”) 46, the trust has not been consolidated in the Company’s financial statements. The proceeds from the issuance of the trust preferred securities were used by the trust to purchase $3.0 million of the Company’s junior subordinated debentures, which pay interest at a floating rate equal to 3 month LIBOR plus 275 basis points. The Company used the proceeds from the sale of the junior subordinated debentures for general purposes, primarily to provide capital to the bank. The debentures represent the sole asset of the trust.

Capital Resources

Total shareholders’ equity increased from $9,753,000 at December 31, 2003 to $10,792,000 at December 31, 2004. This increase was attributable to net earnings for the period partially offset by a decrease of $216,000 in the fair value of securities available-for-sale, net of tax.

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

The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because Coastal Banking Company, Inc. had less than $150 million in assets as of December 31, 2004, we were not yet required to maintain these minimum capital requirements at the holding company level. However, Lowcountry National Bank falls under these rules as set by bank regulatory agencies.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes the bank’s risk-based capital ratios at December 31, 2004:

Tier 1 capital (to risk-weighted assets)	10.54%
Total capital (to risk-weighted assets)	11.53%
Tier 1 capital (to total average assets)	8.38%

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

The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2004:

Commitments to extend credit	$17,990,000
Standby letters of credit	$552,000
Loans sold with limited recourse	$6,157,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the bank’s loan portfolio is diversified, a substantial portion of its borrowers’ ability to honor the terms of their loans is dependent on the economic conditions in Beaufort County and surrounding areas. In addition, a substantial portion of our loan portfolio is collateralized by improved and unimproved real estate and is therefore dependent on the local real estate market.

The bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the bank has arrangements with commercial banks for short term unsecured advances up to $5,650,000.

Cash and cash equivalents as of December 31, 2004 increased $3,892,000 from December 31, 2003. Cash provided by operating activities totaled $664,000 in 2004, while inflows from financing activities totaled $37,634,000, which was attributable to an increase in deposits.

During 2004, investing activities used $34,406,000. Investing activities included net loans made to customers of approximately $33,427,000 and purchases of investment securities of $16,819,000, partially offset by sales and maturities of investment securities of approximately $17,915,000.

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

Selected Ratios

The following table sets out certain ratios for the years indicated.

	2004	2003
Net income to:
Average shareholders’ equity	10.85%	9.22%
Average assets	0.86%	0.95%
Dividends to net income	—%	—%
Average equity to average assets	7.94%	10.26%

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer’s equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board (“APB”) Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123 (R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after June 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The cumulative effect of adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

In December 2003, the FASB Issued Fin No. 46 (revised), Consolidation of Variable Interest Entities (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosure about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period ending March 31, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have a material impact on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but which other-than-temporary impairments has not been recognized. Accordingly EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairments and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirement of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition of EITF No. 03-1 had been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairments under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, Application of Accounting Principles to Loan Commitments, to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provision of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the Public Company Accounting Oversight Board (“PCAOB”) or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Coastal Banking Company, Inc.

Beaufort, South Carolina

We have audited the accompanying consolidated balance sheets of Coastal Banking Company, Inc. and Subsidiary (the “Company”) as of December 31, 2004 and 2003 and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Banking Company, Inc. and Subsidiary at December 31, 2004 and 2003 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Greenville, South Carolina

January 28, 2005

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2004	2003
Assets

Cash and due from banks	$1,513,726	205,082
Federal funds sold	2,583,000	—

Cash and cash equivalents	4,096,726	205,082

Investment securities available-for-sale	27,366,390	31,274,470
Investment securities held-to-maturity (fair value of $5,555,013 in 2004 and $3,352,500 in 2003)	5,642,841	3,421,218
Other investments, at cost	1,037,150	859,950
Loans held for sale	878,124	124,202
Loans, net	100,397,246	67,488,128
Premises and equipment, net	2,871,908	2,965,183
Cash value of life insurance	2,082,333	—
Accrued interest receivable and other assets	1,698,952	1,535,822

Total assets	$146,071,670	107,874,055

Liabilities and Shareholders’ equity
Deposits:
Demand	$11,234,972	5,066,772
Money market and NOW accounts	57,239,217	49,685,955
Savings	960,804	898,816
Time	29,811,472	25,431,294
Time over $100,000	30,185,248	15,352,750

Total deposits	129,431,713	96,435,587

Federal funds purchased	—	600,000
FHLB advances	2,000,000	—
Junior subordinated debentures	3,093,000	—
Accrued interest payable and other liabilities	754,907	1,085,001

Total liabilities	135,279,620	98,120,588

Commitments and contingencies – Notes 5, 11 and 13

Shareholders’ equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01; 10,000,000 shares authorized; 1,010,379 and 995,695 shares issued and outstanding in 2004 and 2003, respectively	10,104	9,957
Additional paid-in capital	9,626,976	9,482,517
Retained earnings	1,287,727	177,398
Accumulated other comprehensive income (loss)	(132,757)	83,595

Total shareholders’ equity	10,792,050	9,753,467

Total liabilities and shareholders’ equity	$146,071,670	107,874,055

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

	For the years ended December 31,
	2004	2003
Interest income:
Interest and fees on loans	$5,564,820	4,231,576
Taxable investments	1,161,586	831,908
Non-taxable investments	200,899	51,112
Federal funds sold	27,767	43,834
Other	1,752	—

Total interest income	6,956,824	5,158,430

Interest expense:
Deposits	2,370,358	1,829,707
Junior subordinated debentures	82,882	—
Advances from FHLB and Federal funds purchased	28,690	699

Total interest expense	2,481,930	1,830,406

Net interest income	4,474,894	3,328,024

Provision for loan losses	463,200	253,500

Net interest income after provision for loan losses	4,011,694	3,074,524

Noninterest income:
Service charges on deposit accounts	188,838	204,481
Residential mortgage origination fees	390,814	541,854
Gain on sale of securities available-for-sale	85,181	42,268
Income from investment in life insurance contracts	82,333	—
Other income	17,260	2,064

Total other income	764,426	790,667

Noninterest expenses:
Salaries and employee benefits	1,766,124	1,400,186
Occupancy and equipment	294,499	276,662
Other operating	1,208,709	864,960

Total other expenses	3,269,332	2,541,808

Earnings before income taxes	1,506,788	1,323,383

Income tax expense	396,186	458,933

Net earnings	$1,110,602	864,450

Basic earnings per share	$1.11	0.87

Diluted earnings per share	$0.99	0.82

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

	For the years ended December 31,
	2004	2003

Net earnings	$1,110,602	864,450

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on investment securities available-for-sale arising during the period, net of tax of $79,859 in 2004 and $61,704 in 2003	(155,021)	(119,778)
Reclassification adjustment for gains included in net earnings, net of tax of $31,595 in 2004 and $14,371 in 2003	(61,331)	(27,897)

Total other comprehensive income (loss), net of tax	(216,352)	(147,675)

Comprehensive income	$894,250	716,775

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2004 and 2003

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
	Shares	Amount	Earnings	Earnings	Income (Loss)	Total

Balance, December 31, 2002	948,281	$9,483	8,724,366	71,573	231,270	9,036,692

Change in unrealized gain on securities available-for- sale, net of tax	—	—	—	—	(147,675)	(147,675)
Stock dividend	47,414	474	758,151	(758,625)	—	—
Net earnings		—	—	864,450	—	864,450

Balance, December 31, 2003	995,695	9,957	9,482,517	177,398	83,595	9,753,467

Change in unrealized gain on securities available-for- sale, net of tax	—	—	—	—	(216,352)	(216,352)

Proceeds from exercise of stock options	14,700	147	144,459	—	—	144,606

Cash in lieu of fractional shares	(16)	—	—	(273)	(273)

Net earnings	—	—	—	1,110,602	—	1,110,602

Balance, December 31, 2004	1,010,379	$10,104	9,626,976	1,287,727	(132,757)	10,792,050

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$1,110,602	864,450
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	246,113	261,424
Provision for loan losses	463,200	253,500
Provision for deferred income taxes (benefit)	(117,561)	(23,700)
Gain on sale of securities available-for-sale	(85,181)	(42,268)
Loss on sale of premises and equipment	2,257	—
Increase in cash value of life insurance	(82,333)	—
Origination of loans held-for-sale	(28,570,922)	(36,722,469)
Proceeds from sale of loans held-for-sale	27,817,000	40,269,206
Change in other assets and other liabilities	(119,002)	(636,010)

Net cash provided by operating activities	664,173	4,224,133

Cash flows from investing activities:
Proceeds from calls and maturities of investment securities available-for-sale	5,800,837	10,003,255
Proceeds from sales of investment securities available-for-sale	11,399,870	2,109,955
Purchases of investment securities available-for-sale	(13,603,479)	(28,991,220)
Proceeds from maturity of securities held-to-maturity	534,612	—
Purchases of investment securities held-to-maturity	(2,765,360)	(3,317,054)
Proceeds from sales of other investments	180,000	—
Purchases of other investments	(357,200)	(79,200)
Investment in Coastal Banking Company Statutory Trust I	(93,000)	—
Net change in loans	(33,427,318)	(18,675,828)
Purchase of life insurance contracts	(2,000,000)	—
Proceeds from the sale of premises and equipment	10,453	—
Purchase of premises and equipment	(85,403)	(347,669)

Net cash used by investing activities	(34,405,988)	(39,297,761)

Cash flows from financing activities:
Net change in deposits	32,996,126	30,487,796
Net change in federal funds purchased	(600,000)	600,000
Proceeds from FHLB advances	17,000,000	—
Repayments of FHLB advances	(15,000,000)	—
Proceeds from junior subordinated debt	3,093,000	—
Proceeds from exercise of stock options	144,606	—
Cash in lieu of fractional shares	(273)	—

Net cash provided by financing activities	37,633,459	31,087,796

Net change in cash and cash equivalents	3,891,644	(3,985,832)
Cash and cash equivalents at beginning of year	205,082	4,190,914
Cash and cash equivalents at end of year	$4,096,726	205,082

Supplemental schedule of noncash investing and financing activities:
Change in unrealized gain/loss on investment securities available-for-sale, net of tax	$(216,352)	(147,675)
Loan transferred to repossessed assets	$55,000	—

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$2,428,379	1,963,926
Cash paid during the year for income taxes	$637,000	265,685

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(1)                                 Summary of Significant Accounting Policies

Basis of Presentation and Nature of Operations

Coastal Banking Company, Inc. (the “Company”) is organized under the laws of the State of South Carolina for the purpose of operating as a bank holding company for Lowcountry National Bank (the “Bank”). The Bank commenced business on May 10, 2000. The Bank provides full commercial banking services to customers throughout the Beaufort County area of South Carolina and is subject to regulation by the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Federal Reserve Board. The Company also has an investment in Coastal Banking Company Statutory Trust I (the “Trust”) (a non-consolidated subsidiary). The Trust is a special purpose non-consolidated subsidiary organized for the sole purpose of issuing trust preferred securities

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry. The Company uses the accrual basis of accounting.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include amounts due from banks, interest-bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities

The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. The Company has no trading securities.

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

Loans Held for Sale

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

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising costs for the Company were approximately $134,000 and $64,000 for the years ended December 31, 2004 and 2003.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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

Stock-Based Compensation

At December 31, 2004, the Company sponsors stock-based compensation plans, which are described more fully in Note 14. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the years ended December 31, 2004 and 2003.

	For the Year Ended December 31,
	2004	2003
Net earnings as reported	$1,110,602	864,450
Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards	(63,342)	(56,092)
Pro forma net earnings	$1,047,260	808,358
Basic earnings per share:
As reported	$1.11	0.87
Pro forma	$1.03	0.81
Diluted earnings per share:
As reported	$0.99	0.82
Pro forma	$0.92	0.76

Net Earnings Per Common Share

The Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of earnings. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period, which was 1,003,933 in 2004 and 995,695 in 2003, while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share”. Antidilutive potential common shares totaled 10,000 at December 31, 2004 and are excluded from the diluted earnings per share calculation below. All share amounts have been adjusted for the five percent stock dividend recorded in 2004. Earnings per common share amounts for the years ended December 31, 2004 and 2003 are as follows:

For the year ended December 31, 2004	Net Earnings (Numerator)	Common Share (Denominator)	Per Share Amount

Basic earnings per share	$1,110,602	1,003,933	$1.11

Effect of dilutive securities - stock options and warrants	—	121,472	(0.12)

Diluted earnings per share	$1,110,602	1,125,405	$0.99

For the year ended December 31, 2003	Net Earnings (Numerator)	Common Share (Denominator)	Per Share Amount

Basic earnings per share	$864,450	995,695	$0.87

Effect of dilutive securities - stock options and warrants	—	64,914	(0.05)

Diluted earnings per share	$864,450	1,060,609	$0.82

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer’s equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board (“APB”) Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123 (R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after June 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The cumulative effect of adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

In December 2003, the FASB Issued Fin No. 46 (revised), Consolidation of Variable Interest Entities (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosure about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period ending March 31, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have a material impact on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but which other-than-temporary impairments has not been recognized. Accordingly EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairments and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirement of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition of EITF No. 03-1 had been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairments under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, Application of Accounting Principles to Loan Commitments, to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provision of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the Public Company Accounting Oversight Board (“PCAOB”) or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Risks and Uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and mortgage-backed securities available-for-sale.

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

Reclassifications

Certain reclassifications have been made to the 2003 financial statements to conform with classifications used for 2004. All such reclassifications had no effect on the prior year’s net earnings or retained earnings as previously reported.

(2)                                 Restrictions on Cash and Due From Banks

The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or on deposit with the FRB. At December 31, 2004 and 2003, these required reserves were met by vault cash.

(3)                                 Investment Securities

Investment securities at December 31, 2004 and 2003 are as follows:

	December 31, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale

Federal agencies	$15,009,737	38,715	132,802	14,915,650
Mortgage-backed securities	12,289,675	15,295	122,355	12,182,615
State, county and municipals	268,125	—	—	268,125

	$27,567,537	54,010	255,157	27,366,390
Held-to-maturity

State, county and municipals	$5,642,841	10,983	98,811	5,555,013

	December 31, 2003
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available-for-sale
Federal agencies	$21,605,722	202,780	113,768	21,694,734
Mortgage-backed securities	9,542,089	54,640	16,993	9,579,736

	$31,147,811	257,420	130,761	31,274,470
Held-to-maturity

State, county and municipals	$3,421,218	8,408	77,126	3,352,500

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

Investment securities available-for-sale:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Federal agencies	$11,070,760	126,975	512,228	5,827	11,582,988	132,802
Mortgage-backed securities	10,156,259	114,712	359,366	7,643	10,515,625	122,355

Total	$21,227,019	241,687	871,594	13,470	22,098,613	255,157

Two individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

Investment securities held-to-maturity:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State, county and municipals	$3,295,395	43,909	1,680,965	54,902	4,976,360	98,811

Seven individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until maturity. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

The amortized cost and estimated fair value of investment securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Available-for-sale
Federal agencies and state, county and municipals
Within 1 year	$668,189	674,359
1 to 5 years	6,833,513	6,815,079
5 to 10 years	7,776,160	7,694,337
Mortgage-backed securities	12,289,675	12,182,615

	$27,567,537	27,366,390
Held-to-maturity
State, county and municipals
5 to 10 years	$1,360,939	1,337,664
More than 10 years	4,281,902	4,217,349

	$5,642,841	5,555,013

Proceeds from sales of securities available-for-sale during 2004 and 2003 totaled approximately $11,400,000 and $2,110,000, respectively. Gross gains of $121,819 were realized on those sales during 2004 and gross losses of $36,638 were realized on sales during 2004. Gross gains of $45,232 were realized on those sales during 2003 and gross losses of $2,964 were realized on sales during 2003.

Securities with an amortized cost and fair value pledged to secure public deposits and for other purposes as required by law as of December 31, 2004 and 2003 were $8,766,000 and $8,011,000 and $2,829,000 and $2,863,000, respectively.

(4)                                 Loans and allowance for loan losses

Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

	2004	2003

Commercial, financial and agricultural	$5,561,639	5,354,368
Real estate – construction	33,726,328	17,974,225
Real estate – mortgage	58,979,404	42,302,684
Consumer and other	3,266,786	2,723,079

	101,534,157	68,354,356

Less: Allowance for loan losses	1,136,911	866,228

	$100,397,246	67,488,128

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

An analysis of the activity in the allowance for loan losses for the years ended December 31, 2004 and 2003 is presented below:

	2004	2003

Balance at beginning of year	$866,228	623,891
Provision charged to operations	463,200	253,500
Loans charged off	(194,948)	(16,163)
Recoveries	2,431	5,000

Balance at end of year	$1,136,911	866,228

At December 31, 2004 there were no nonaccrual loans. At December 31, 2003, nonaccrual loans were approximately $46,600. Foregone interest income on nonaccrual loans in 2004 and 2003 was an insignificant amount. At December 31, 2004 and 2003, there were no impaired loans. At December 31, 2004 and 2003, criticized and classified loans amounted to $1,254,115 and $781,867, respectively.

(5)                                 Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2004	2003

Land and improvements	$1,514,668	1,514,668
Building and improvements	1,150,222	1,133,136
Furniture and equipment	771,996	739,778

	3,436,886	3,387,582
Less accumulated depreciation	564,978	422,399

	$2,871,908	2,965,183

Depreciation expense amounted to $158,223 and $135,332 in 2004 and 2003, respectively.

The Bank has entered into a non-cancelable operating lease related to land and buildings which expires in 2008. At December 31, 2004, future minimum lease payments under a non-cancelable operating lease with initial or remaining terms of one year or more are as follows:

2005	$34,800
2006	37,800
2007	37,800
2008	15,750

$126,150

Total rental expense amounted to $30,600 and $28,050 for the years ended December 31, 2004 and 2003, respectively, under this operating lease.

(6)                                 Deposits

Maturities of time deposits at December 31, 2004 are as follows:

Maturing in:
2005	$31,991,654
2006	10,314,129
2007	10,323,095
2008	5,695,281
2009	1,672,561

$59,996,720

At December 31, 2004 and 2003 $18,612,000 and $26,275,000 of time deposits less than $100,000 consisted of brokered deposits. At December 31, 2004 and 2003 $16,963,000 and $7,974,233 of time deposits greater than $100,000 consisted of brokered deposits.

Interest expense on time deposits greater than $100,000 totaled $453,325 and $384,885 in 2004 and 2003, respectively.

(7)                                 Federal Home Loan Bank Advances

At December 31, 2004, the Bank has an advance outstanding from the FHLB in the amount of $2,000,000. There were no advances outstanding at December 31, 2003. The Bank has pledged approximately $35,000,000 in qualifying mortgage loans as security for this advance and possible future advances. This advance bears interest at a variable rate that was 2.44% at December 31, 2004, requires quarterly interest payments and a principal payment at maturity on July 14, 2005. At December 31, 2004, the Bank has approximately $26,000,000 in additional borrowing capacity under this borrowing arrangement with the FHLB.

(8)                                 Junior Subordinated Debentures

In May 2004, Coastal Banking Company Statutory Trust I (the “Trust”) (a non-consolidated subsidiary) issued $3,000,000 of floating rate trust preferred securities with a maturity of May 18, 2034. In accordance with FIN No. 46(R), the trust has not been consolidated in these financial statements. The Company received from the Trust the $3,000,000 million proceeds from the issuance of securities and the $93,000 initial proceeds from the capital investment in the Trust, and accordingly has shown the funds due to the Trust as a $3,093,000 junior subordinated debentures..

All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the trust preferred securities were used by the Trust to purchase $3,093,000 of junior subordinated debentures of the Company, which carry a floating rate equal to the 3-month LIBOR plus 2.75%. At December 31, 2004, this rate was 4.85%. The proceeds received by the Company from the sale of the junior subordinated debentures were used to strengthen the capital position of the Bank and to accommodate current and future growth. The current regulatory rules allow certain amounts of junior subordinated debentures to be included in the calculation of regulatory capital, and have been included in the Tier I calculation accordingly. The debentures and related accrued interest represent the sole assets of the Trust.

The trust preferred securities accrue and pay distributions quarterly, equal to 3-month LIBOR plus 2.75% per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the trust preferred securities; (ii) the redemption price with respect to any trust preferred securities called for redemption by the Trust, and (iii) payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust.

The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on May 18, 2034, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after May 18, 2009. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount, plus any accrued unpaid interest.

(9)                                 Other Noninterest Expenses

Components of other noninterest expenses, which are greater than 1% of interest income and other operating income for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003

Professional fees	$223,487	136,450
Insurance	84,884	66,563
Data processing	312,762	193,196
Advertising	133,955	77,845
Office supplies	47,982	64,559
Other	405,639	326,347
	$1,208,709	864,960

(10)                          Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003

Currently payable	$513,747	482,633
Deferred tax expense (benefit)	(117,561)	(23,700)

	$396,186	458,933

The differences between income tax expense and income tax expense computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003

Tax expense at statutory rate	$512,300	450,000
Add (deduct):
State income taxes, net of federal benefit	35,200	25,700
Non-deductible expenses	6,100	3,300
Tax exempt interest	(68,300)	(18,800)
Other	(89,114)	(1,267)

	$396,186	458,933

The following summarizes the components of deferred taxes at December 31, 2004 and 2003.

	2004	2003
Deferred income tax assets:
Allowance for loan losses	$423,276	248,713
Pre-opening expenses	—	52,548
Unrealized loss on securities available for sale	68,390	—
Other	13,419	2,434

Total deferred tax assets	505,085	303,695

Deferred income tax liabilities:
Premises and equipment	67,987	52,548
Unrealized gain (loss) on securities available-for-sale	—	43,064

Total gross deferred tax liabilities	67,987	95,612

Net deferred tax asset	$437,098	208,083

The net deferred tax asset is included in other assets in the consolidated balance sheets. The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset for 2004. A portion of the change in the net deferred tax asset relates to the unrealized gains and losses on investment securities available for sale. A current period deferred tax benefit related to the change in unrealized gains and losses on investment securities available for sale of $216,352 has been recorded directly to shareholders’ equity. The rest of the change in the deferred tax asset results from the current period deferred tax expense of $117,561.

(11)                          Financial Instruments with Off-Balance-Sheet Risk

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

	December 31,
	2004	2003
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Variable rate	$17,295,000	17,618,000
Fixed rate	695,000	1,754,000
	$17,990,000	19,372,000

Standby letters of credit	$552,000	117,000
Loans sold with limited recourse	$6,157,000	6,713,000

(12)                          Unused Lines of Credit

At December 31, 2004, the Bank had $5,650,000 of availability on lines of credit to purchase federal funds from unrelated banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. All of the lenders have reserved the right to withdraw these lines at their option.

(13)                          Legal Contingencies

The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Company.

(14)                          Employee and Director Benefit Programs

In connection with the Company’s initial public stock offering, the directors received warrants to purchase 212,100 shares of the Company’s common stock at a price of $9.52 per share. The warrants vest equally over a three-year period beginning December 2, 1999 and expire on December 2, 2010 or 120 days after the warrant holder ceased to serve as a member of the board of directors. During 2003, 17,850 of these warrants expired due to the fact that the holder ceased to serve as a member of the board of directors, leaving 194,250 warrants outstanding as of December 31, 2003. During 2004, a director exercised 4,200 warrants leaving 190,050 warrants outstanding at December 31, 2004. As of December 31, 2004 and 2003, all of the warrants are exercisable. Also in connection with the Company’s initial public stock offering, the Company issued 10,500 options at $9.52 per share to a consultant. These options vested immediately and expire on December 2, 2010.

The Company adopted a Stock Incentive Plan in 2000 covering up to 149,354 shares of the Company’s common stock. The Plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of common stock to officers, directors, employees or consultants of the Company and Bank. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee, and are exercisable no later than ten years after the date of grant. As of December 31, 2004, 21,633 shares were available for grant under this plan.

A summary status of the Company’s stock option plan as of December 31, 2004 and 2003, and changes during the years, are presented below:

	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning of year	128,221	$9.85	86,536	$9.52
Granted during the year	10,000	16.75	41,685	10.52
Exercised during the year	(10,500)	9.97	—	—
Cancelled during the year	(10,500)	11.30	—	—

Outstanding, end of year	117,221	10.32	128,221	9.85

Options exercisable at year end	70,961	9.52	52,971	9.52

The weighted average remaining contractual life of these stock options was 6.3 years as of December 31, 2004.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2004 and 2003:

	2004	2003

Weighted average grant date fair value of options granted during the year	$4.99	5.56
Assumptions used to estimate fair value:
Risk-free interest rate	4.15%	4.0
Dividend yield	0%	0
Expected volatility	15%	25 - 51%
Expected life	7 years	7 years

The Company sponsors the Lowcountry National Bank Retirement Savings Plan (the “Plan”) for the benefit of all eligible employees. The Company contributes to the Plan annually upon approval by the Board of Directors. Contributions made to the Plan in 2004 and 2003 amounted to $24,314 and $18,764, respectively.

The Company adopted a Director and Executive Officer Deferred Compensation Plan in 2004 that allows directors and executive officers to defer compensation. Interest accrues quarterly on deferred amounts at a rate which is equal to 75% of the previous quarter’s return on equity, not to exceed 12%.

(15)                          Related Party Transactions

In the normal course of business, officers and directors of the Bank, and certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Bank. Transactions with officers and directors are made on terms comparable to those available to other Bank customers. At December 31, 2004 and 2003, deposits from directors, executive officers, and their related interests aggregated approximately $1,318,000 and $1,348,000, respectively. The following summary reflects related party loan activity for the years ended December 31, 2004 and 2003:

	2004	2003
Beginning balance	$3,347,000	2,532,000
New loans	2,220,840	3,327,000
Repayments	(1,505,840)	(2,512,000)

Ending balance	$4,062,000	3,347,000

(16)                          Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios are also presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total Capital (to Risk Weighted Assets)	$13,157,000	11.53%	9,127,000	8.00%	11,409,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	12,020,000	10.54%	4,564,000	4.00%	6,846,000	6.00%
Tier 1 Capital (to Average Assets)	12,020,000	8.38%	5,734,000	4.00%	7,168,000	5.00%

As of December 31, 2003:
Total Capital (to Risk Weighted Assets)	$8,769,000	11.65%	6,022,000	8.00%	7,528,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	7,903,000	10.50%	3,011,000	4.00%	4,517,000	6.00%
Tier 1 Capital (to Average Assets)	7,903,000	7.59%	4,164,000	4.00%	5,205,000	5.00%

Cash Dividends – There are not current plans to initiate payment of cash dividends and future dividend policy will depend on the Bank’ and the Company’s earnings, capital requirements, financial condition and other factors considered relevant by the Company’s Board of Directors. The Bank is restricted in its ability to pay dividends under national banking laws and regulations of the Office of the OCC. Generally, these restrictions require the Bank to pay dividends derived solely from net profits. Moreover, the OCC’s prior approval is required if dividends declared in any calendar year exceed the Bank’s net profit for that year combined with its retained net profits for the preceding two years.

Stock Dividends – In February 2004, the Company declared a five percent stock dividend to shareholders of record as of March 12, 2004. The dividend was issued on March 26, 2004. All earnings per share amounts for all periods have been adjusted to reflect the five percent stock dividend.

(17)                          Shareholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(18)                          Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. The assumptions used in the estimation of the fair value of your financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered as representative of the liquidation value of the bank, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the bank since purchase, origination, or issuance. This analysis has not undertaken any steps to value any intangibles, which is permitted by the provisions of SFAS No. 107.

Certain items are specifically excluded from the disclosure requirements, including the Company’s common stock, premises and equipment and other assets and liabilities.

The following methods and assumptions were used in this analysis in estimating the fair value of your financial instruments:

•                  Cash and due from banks: Fair value equals the carrying value of such assets.

•                  Investment securities: Fair values for investment securities are based on bond accounting reports.

•                  Federal funds sold and purchased: Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.

•                  Loans: For variable rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by your bank on comparable loans as to credit risk and term.

•                  Deposit liabilities: The fair values of demand deposits are, as required by FAS107, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Discounted cash flows are used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by your bank on comparable deposits as to amount and term.

•                  Short-term borrowings: The carrying values of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate their carrying values.

•                  FHLB, Junior Subordinated Debentures and other borrowings: The carrying amount on variable rate borrowings approximates their fair value.

•                  Off-balance sheet instruments: Loan commitments are negotiated at current market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the fees charged.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2004		2003
	Carrying amount	Fair value	Carrying amount	Fair Value
Financial assets:
Cash and due from banks	$1,513,726	1,513,726	205,082	205,082
Federal funds sold	2,583,000	2,583,000	—	—
Investment securities available-for-sale	27,366,390	27,366,390	31,274,470	31,274,470
Investment securities held-to-maturity	5,642,841	5,555,013	3,421,218	3,352,500
Loans held for sale	878,124	878,124	124,202	124,202
Loans, net	100,397,246	99.569,246	67,488,128	67,635,278
Other investments	1,037,150	1,037,150	859,950	859,950
Cash surrender value life insurance	2,082,333	2,082,333	—	—

Financial liabilities:
Deposits	129,431,713	129,822,713	96,435,587	96,937,988
Federal funds purchased	—	—	600,000	600,000
FHLB advances	2,000,000	2,000,000	—	—
Junior subordinated debentures	3,093,000	3,093,000	—	—

	Notional amount	Notional amount
Off-balance-sheet instruments:
Commitments	$17,990,000	19,372,000
Stand-by letters of credit	507,000	117,360

(19)                          Coastal Banking Company, Inc. (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31,
	2004	2003
Assets

Cash	$937,211	1,020,994
Investment securities held-to-maturity	268,125	—
Investment in Coastal Banking Company Statutory Trust I	93,000	—
Investment in Bank	11,886,443	7,986,466
Premises and equipment	414,904	414,904
Other assets	309,975	331,103

	$13,909,658	9,753,467

Liabilities and Shareholders’ Equity

Junior subordinated debentures	$3,093,000	—
Accrued interest payable	24,608	—
Total liabilities	3,117,608	—
Shareholders’ equity	10,792,050	9,753,467
	$13,909,658	9,753,467

Condensed Statements of Earnings

	For the years ended December 31,
	2004	2003

Interest and other income	$2,349	—

Expenses
Interest expense	82,882	—
Other operating expenses	31,694	47,840

	114,576	47,840

Loss before equity in undistributed earnings of subsidiary and income taxes	(112,227)	(47,840)

Equity in undistributed earnings of subsidiary	1,183,829	894,290

Income tax benefit	39,000	18,000

Net earnings	$1,110,602	864,450

Condensed Statements of Cash Flows

	For the years ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$1,110,602	864,450
Adjustments to reconcile net earnings to net cash used by operating activities:
Equity in undistributed earnings of Bank	(1,183,829)	(894,290)
Amortization	2,792
Change in other assets and liabilities	42,944	(283,686)

Net cash used by operating activities	(27,491)	(313,526)

Cash flows from investing activities:
Capital contribution to Bank	(2,932,500)	—
Purchase of investment securities held-to-maturity	(268,125)	—
Investment in Coastal Banking Company Statutory Trust I	(93,000)	—

Net cash used by investing activities	(3,293,625)	—

Cash flows from financing activities:
Proceeds from junior subordinated debt	3,093,000	—
Proceeds from exercise of stock options	144,606	—
Cash in lieu of fractional shares	(273)	—

Net cash provided by financing activities	3,237,333	—

Net change in cash and cash equivalents	(83,783)	(313,526)

Cash and cash equivalents at beginning of year	1,020,994	1,334,520

Cash and cash equivalents at end of year	$937,211	1,020,994

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

CORPORATE DATA

BOARD OF DIRECTORS

Marjorie Trask Gray, DMD	Dentist, Marjorie Gray, DMD

Dennis O. Green, CPA	Managing Member, Celadon LLC

Mark G. Heles	Owner, President & CEO
Achieve Staffing, Inc.

James W. Holden, Jr., DVM	Owner, Director
Holly Hall Animal Hospital

Ladson F. Howell	Retired, Attorney
Howell, Gibson & Hughes, PA

James C. Key	Partner, Shenandoah Group, L.L.P

Randolph C. Kohn	President & CEO
Coastal Banking Company, Inc. and
Lowcountry National Bank

Ron Lewis	Owner, McDonald’s Restaurants of Beaufort

Lila N. Meeks	Vice Chancellor of Advancement
USC – Beaufort

Robert B. Pinkerton	President & CEO, Athena Corporation

John M. Trask, III	Co-Owner, Lowcountry Real Estate

Matt A. Trumps	Owner, Tideland Realty

SENIOR OFFICERS

Randolph C. Kohn, President and Chief Executive Officer

James L. Pate, III, Senior Vice President and Chief Financial Officer

William Gary Horn, Executive Vice President and Senior Credit Officer

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

CORPORATE DATA

CORPORATE OFFICE:	GENERAL COUNSEL:

36 Sea Island Parkway	Nelson Mullins Riley & Scarborough, LLP
Beaufort, South Carolina 29907	104 South Main Street
Phone (843) 522-1228	Suite 900
Fax: (843) 524-4510	Greenville, SC 29601

STOCK TRANSFER DEPARTMENT:	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

First Citizens Bank	Elliott Davis, LLC
Corporate Trust – DAC 61	200 East Broad Street
100 East Tryon Road	Post Office Box 6286
Raleigh, North Carolina 27603	Greenville, South Carolina 29606

STOCK INFORMATION:

The Common Stock of Coastal Banking Company, Inc. is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol “CBCO.OB.” There were approximately 849 shareholders of record on December 31, 2004. The following table sets forth the high and low bid prices as quoted on the OTC Bulletin Board during the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not represent actual transactions.

	Years Ended December 31,
	2004		2003
	High	Low	High	Low
First quarter	$17.75	$15.24	$9.73	$9.73
Second quarter	$17.75	$15.90	$12.75	$12.00
Third quarter	$16.50	$15.00	$14.00	$14.00
Fourth quarter	$18.00	$15.25	$17.80	$17.80

The Company has never declared or paid a cash dividend and does not expect to do so in the foreseeable future. The ability of the Company to pay cash dividends is dependent upon receiving cash dividends from the Bank. However, federal banking regulations restrict the amount of cash dividends that can be paid to the Company from the Bank. All of our outstanding shares of common stock are entitled to share equally in dividends from funds legally available when, and if, declared by the board of directors.

Copies of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, will be furnished at no charge to shareholders upon written request to: James L. Pate, III, Chief Financial Officer, Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29907.

This Annual Report serves as the Annual Financial Disclosure Statement furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation’s Rules and Regulations. This Statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.