Form 10KSB, Exhibit 13
period 2005-12-31
COASTAL BANKING CO INC
filed 2006-04-14
CIK 1093897

Exhibit 13.1

COASTAL BANKING COMPANY, INC.

2005 ANNUAL REPORT

Contents

To Our Shareholders	2
Financial Highlights	3
Selected Financial Data	4
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Report of Independent Registered Public Accounting Firm	21
Consolidated Financial Statements	22
Notes to Consolidated Financial Statements	27
Corporate and Shareholder Information	51

About the Company

Coastal Banking Company, Inc. (the “Company”), headquartered in Beaufort, South Carolina, is a bank holding company organized as a South Carolina corporation with two wholly-owned subsidiary banks, Lowcountry National Bank (“Lowcountry”), and First National Bank of Nassau County (“First National”). Collectively, Lowcountry and First National are referred to as the “Banks.” Through the Banks, the Company provides a full range of commercial and consumer banking services to domestic markets, principally in Beaufort County, South Carolina, and Nassau County, Florida. The Company also has an investment in Coastal Banking Company Statutory Trust I (the “Trust”). The Trust is a special purpose non-consolidated subsidiary organized for the sole purpose of issuing trust preferred securities. The Company attributes its success to local decision-making and a commitment to deliver superior, personal, friendly, and responsive service to its customers. The Company first commenced its banking operations on May 10, 2000. First National became a subsidiary of Coastal through merger on October 1, 2005.

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

“These values will be the foundation of our operating philosophy in our daily environment.”

Locations

Coastal Banking Company, Inc.	Lowcountry National Bank	First National Bank of Nassau County
Lowcountry National Bank	Bluffton, South Carolina Office	Fernandina Beach, Florida Office
36 Sea Island Parkway	1533 Fording Island Road Suite 300	1891 South 14th Street
Beaufort, South Carolina 29902	Hilton Head Island,	Fernandina Beach, FL 32034
(843) 522-1228	South Carolina 29926	(904) 321-0400
Website: coastalbanking.com	(843) 837-7977

Coastal Banking Company, Inc.

Dear Shareholder:

Coastal Banking Company took a major step forward in 2005 with the announcement and completion of its merger with First Capital Bank Holding Company, parent company for First National Bank of Nassau County, Florida. The Company now operates through its two wholly-owned bank subsidiaries and is well positioned to develop its coastal franchise with banks in Florida and South Carolina. This merger represents a strategic step forward that will allow us to expand our loan and deposit product services, streamline our operations and expand our market presence.

The effective merger date of our two companies was October 1, 2005. The balance sheet data that follows reflects the combined balance sheets of the merged company at year-end December 31, 2005. Income statement and related performance data include the earnings for the twelve months of 2005 with the inclusion of the merged companies from October 1 through the end of the year. All earnings per share figures are adjusted for a 5% stock dividend paid to shareholders on December 15, 2005.

At October 1, 2005, the assets of First Capital were merged into Coastal, effectively doubling our size. Those assets of First Capital included loans of $114,052,000, allowance for loan losses of $1,396,000, investment securities of $34,735,000 and deposits of $137,933,000.

Net income for the year-ended December 31, 2005 was $1,509,000, compared to $1,111,000 for the year ended December 31, 2004. Basic earnings per share were $1.09 as compared to $1.06 in 2004, while diluted earnings per share were $0.97 in 2005 compared to $0.94 in 2004. Our weighted average shares outstanding used for earnings per share calculations include the addition of converted First Capital shares from October 1 through December 31, 2005.

Outside of the merger, total assets of the Company grew by $23,274,000 primarily as a result of continued growth in our loan portfolio which increased by $25,366,000, offset by small declines in our investment portfolio and cash-related accounts. Total deposits grew by $19,014,000. Excluding the merger, our total allowance for loan losses increased by $330,000 as we provided an additional $380,000 through our provision. As a percent of total loans outstanding, our allowance was 1.18% at December 31, 2005 compared to 1.11% at December 31, 2004.

At year-end 2005, total tangible capital was $28,479,198 compared to $10,792,000 at year-end 2004. Both banks and the Company continue to meet the regulatory “well capitalized” definitions.

Each of our two community banks has expansion plans during 2006. Lowcountry National has started construction on its Port Royal Branch with completion scheduled for late 2006. First National is in the initial planning stages for its new Concourse office in neighboring Yulee, Florida. Construction of this office should begin later this year.

We are excited about the prospects of our business combination with First Capital. We now operate in two dynamic coastal markets and our combination approximately doubles our Company shareholder base. Transaction activity in our stock can be followed through our market symbol CBCO.OB. We thank you for your support in 2005 and look forward to meeting both your investment objectives and banking needs in 2006.

Suellen Rodeffer Garner	Randolph C. Kohn
Chairman of the Board	Chief Executive Officer

Financial Highlights

	2005	2004	Percent Change
Balance Sheet
Total assets	$355,168,137	$146,071,670	143.2%
Net loans	239,505,778	100,397,246	138.6%
Securities	67,106,074	34,046,381	97.1%
Deposits	286,395,980	129,431,713	121.3%
Shareholders’ equity	39,315,168	10,792,050	264.3%
For the Year
Net interest income	6,777,223	$4,474,894	51.4%
Provision for loan losses	380,000	463,200	(18.0)%
Non-interest income	1,097,561	764,426	43.6%
Non-interest expense	5,189,354	3,269,332	58.7%
Income tax expense	796,060	396,186	100.9%
Net income	1,509,370	1,110,602	35.9%
Per Share
Net income—Diluted	0.97	$0.94	2.8%
Tangible book value at year end	12.02	10.17	16.1%
Financial Performance Ratios
Return on average tangible assets	0.75%	0.86%
Return on average tangible equity	8.75%	10.85%
Asset Quality Ratios
Non-performing loans to total loans	0.05%	0.31%
Net charge-offs to average total loans	0.03%	0.22%

COASTAL BANKING COMPANY, INC.
SELECTED FINANCIAL DATA

	2005	2004	2003	2002	2001
FOR THE YEAR
Net interest income	$ 6,777,223	$ 4,474,894	$ 3,328,024	$ 2,344,944	$ 1,304,596
Provision for loan losses	380,000	463,200	253,500	232,200	265,800
Non-interest income	1,097,561	764,426	790,667	507,029	387,928
Non-interest expense	5,189,353	3,269,332	2,541,808	1,835,721	1,374,986
Income taxes (benefit)	796,060	396,186	458,933	268,119	13,635
Net earnings (loss)	$ 1,509,370	$ 1,110,602	$ 864,450	$ 515,933	$ 38,103
PER COMMON SHARE*
Basic earnings (loss)	1.09	1.06	0.83	0.52	0.04
Diluted earnings (loss)	0.97	0.94	0.78	0.52	0.04
Cash dividends declared	—	—	—	—	—
Book value—tangible	12.02	10.17	9.33	8.65	7.95
AT YEAR END
Loans, net	$ 239,505,778	$ 100,397,246	$ 67,488,128	$ 49,065,800	$ 32,566,026
Earning assets	309,765,812	137,904,751	104,034,196	70,470,548	45,288,309
Goodwill and other intangibles	10,855,970	—	—	—	—
Assets	355,168,137	146,071,670	107,874,055	75,696,898	48,692,697
Deposits	286,395,980	129,431,713	96,435,587	65,947,791	39,478,014
Shareholders’ equity	$ 39,315,168	$ 10,792,050	$ 9,753,467	$ 9,036,692	$ 8,314,352
Common shares outstanding	2,369,263	1,010,379	995,695	995,695	995,695
AVERAGE BALANCES
Loans	$ 141,988,973	$ 86,580,511	$ 60,860,974	$ 41,842,080	$ 24,490,000
Earning assets	188,539,361	124,586,573	87,772,570	58,103,534	32,350,000
Assets	203,287,131	128,884,584	91,417,046	61,240,904	35,489,000
Deposits	170,982,888	116,757,374	81,427,295	51,972,457	26,755,000
Shareholders’ equity	$ 17,245,815	$ 10,239,847	$ 9,375,405	$ 8,630,130	$ 8,265,000
Weighted average shares outstanding*	1,390,751	1,054,130	1,045,480	1,045,480	1,045,480
KEY PERFORMANCE RATIOS
Return on average assets	0.75%	0.86%	0.95%	0.84%	0.11%
Return on average shareholders’ equity—tangible	8.75%	10.85%	9.22%	5.98%	0.46%
Net interest margin	3.66%	3.65%	3.79%	4.04%	4.03%
Dividend payout ratio	—	—	—	—	—
Average tangible equity to average tangible assets	8.61%	7.94%	10.26%	14.09%	23.29%

*                    2005 and prior years have been restated for two 5% stock dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

Coastal Banking Company, Inc. (the “Company”) is a bank holding company headquartered in Beaufort, South Carolina organized to own all of the common stock of its subsidiaries, Lowcountry National Bank (“Lowcountry”) and First National Bank of Nassau County, Florida (“First National”). The principal activity of the Banks is to provide banking services for their domestic markets. Lowcountry’s primary market is Beaufort County, South Carolina. First National’s primary market is Nassau County, Florida. The Banks are primarily regulated by the Office of the Comptroller of the Currency (“OCC”) and undergo periodic examinations by this regulatory agency. The holding company is regulated by the Federal Reserve Board of Governors and also is subject to periodic examinations. Lowcountry opened for business on May 10, 2000 at 36 Sea Island Parkway, Beaufort, South Carolina 29902. First National opened for business July 26, 1999 and was acquired by Coastal through the merger with its holding company, First Capital Bank Holding Corporation (“First Capital”) on October 1, 2005. The Company also has an investment in Coastal Banking Company Statutory Trust I (the “Trust”). The Trust is a special purpose non-consolidated subsidiary organized for the sole purpose of issuing trust-preferred securities.

In the merger with First Capital, each outstanding share of First Capital common stock was converted into 1.054 shares of Coastal stock at the time of the merger. Each outstanding share of Coastal common stock prior to the merger remained outstanding as a share of common stock after the merger.

The following discussion describes our results of operations for 2005 as compared to 2004 and also analyzes our financial condition as of December 31, 2005 as compared to December 31, 2004. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balance during 2005 and 2004 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to continue to direct a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a “Sensitivity Analysis Table” to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

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

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this non-interest income, as well as our non-interest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

Forward-Looking Statements

This report contains “forward-looking statements” relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Potential risks and uncertainties include, but are not limited to those described under the heading “Risk Factors” in our Form 10-KSB for the year ended December 31, 2005.

Critical Accounting Policies

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in Note 1 in the footnotes to the consolidated financial statements at December 31, 2005 included elsewhere in this annual report.

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

Intangible assets, included in Other Assets on the Consolidated Balance Sheets, include goodwill and other identifiable assets, such as core deposits, resulting from acquisitions. Goodwill, in this context, is the excess of the purchase price in an acquisition transaction over the fair market value of the net assets acquired. Core deposit intangibles are amortized on a straight-line basis over such assets’ estimated expected life. In accordance with SFAS No. 142, “Goodwill and Other Intangible Asset,” goodwill is not amortized but is tested annually for impairment or at any time an event occurs, or circumstances change, that may trigger a decline in the value of the reporting unit. Such impairment testing calculations include estimates. Furthermore, the determination of which intangible assets have finite lives is subjective as is the determination of the amortization period for such intangible assets. The Company tests for goodwill impairment by determining the fair market value for each reporting unit and comparing the fair market value to the carrying amount of the applicable reporting unit. If the carrying amount exceeds fair market value the potential for the impairment exists, and a second step of impairment testing is performed. In the second step, the fair market value of the reporting units’ goodwill is determined by allocating the reporting unit’s fair market value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair market value of reporting unit goodwill is less than its carrying amount, goodwill is impaired and is written-down to its fair market value. The loss recognized is limited to the carrying amount of goodwill. Once an impairment loss is recognized, future increases in fair market value will not result in the reversal of previously recognized losses. The Company will perform its annual impairment testing annually by applying the above process to its reportable operating segment of banking. No previous impairment testing has been performed since the first instance of intangibles was October 1, 2005 with the merger of First Capital.

Results of Operations

Overview

Net income for 2005 was $1,509,370 or $1.09 per basic common share compared to $1,111,602, or $1.06 per basic common share, in 2004. Our operational results were impacted in part by our merger with First Capital on October 1, 2005, which resulted in the inclusion of net income from that operation for the fourth quarter of 2005. In total, our operational results depend to a large degree on net interest income, which is the difference between the interest income received from our investments (such as loans, investment securities, and federal funds sold) and interest expense, which is paid on deposit liabilities and other borrowings. Net interest income was $6,777,223 for the year ended December 31, 2005 compared to net interest income of $4,475,000 for the year ended December 31, 2004.

The provision for loan losses in 2005 was $380,000 compared to $463,000 in 2004. The decrease in the provision for loan losses was attributable to the decrease in our loan growth during 2005 other than additional loans acquired through the merger with First Capital. The provision for loan losses continues to reflect our estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

Non-interest income for the year ended December 31, 2005 totaled $1,098,000, representing a $333,000 increase from December 31, 2004. This increase was primarily associated the additional income contributed by First National, which added $327,000 in the fourth quarter. Non-interest expenses in 2005 were $5,189,000, a $1,920,000 increase compared with the 2004 amount, primarily due to the addition of First National effective October 1, 2005, which contributed $1,198,000 to non-interest expense.

In 2005, we recognized $796,060 of income tax expense compared to an income tax expense of $396,000 in 2004. Our effective tax rate was 34.5% in 2005 and 26% in 2004. Our income tax expense increased in 2005 because we concluded that the valuation allowances in 2004 were no longer needed after an analysis of certain valuation allowances related to our deferred tax assets. The elimination of these tax valuation allowances reduced tax expense in 2004 by approximately $115,000.

Net Interest Income

For the year ended December 31, 2005, net interest income totaled approximately $6,777,000, as compared to approximately $4,475,000 for the same period in 2004. Interest income from loans, including fees, increased approximately $4,542,000 to $10,107,000 for the year ended December 31, 2005. This increase in income was partially offset by increased interest expense, which totaled approximately $5,185,000 for the year ended December 31, 2005, compared to $2,482,000 in 2004. The increase in net interest income is due to the overall growth in the volume of interest earning assets and by increases in overall weighted average interest rates. The net interest margin realized on earning assets and the interest rate spread were 3.66% and 3.35%, respectively, for the year ended December 31, 2005. For the year ended December 31, 2004, the net interest margin was 3.65% and the interest rate spread was 3.42%. Yields on interest earning assets increased during the year by .77%  compared to an increase in interest bearing liabilities of .84% during the prior year.

Average Balances and Interest Rates

The table below shows the average balance outstanding for each category of interest-earning assets and interest-bearing liabilities for 2005 and 2004, and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

	For the Years Ended December 31
	2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(In Thousands)
Assets:
Interest-earning assets:
Loans (including loan fees)	$141,989	$10,106	7.12%	$86,581	$5,565	6.43%
Taxable investments	34,377	1,400	4.07%	30,561	1,163	3.81%
Tax-free investments	6,735	369	5.48%	5,561	271	4.88%
Interest-bearing deposits in other banks	125	3	2.74%		0	0%
Federal funds sold	5,313	209	3.93%	1,884	28	1.47%
Total interest-earning assets	188,539	12,087	6.41%	124,587	7,027	5.64%
Other non-interest earning assets	14,748			4,298
Total assets	$203,287			$128,885
Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and savings	$69,958	1,876	2.68%	$55,909	$994	1.78%
Time	86,736	2,757	3.18%	52,088	1,376	2.64%
Other	12,814	552	4.31%	3,706	112	3.01%
Total interest-bearing liabilities	169,508	5,185	3.06%	111,703	2,482	2.22%
Other non-interest bearing liabilities	16,533			6,942
Shareholders’ equity	17,246			10,240
Total liabilities and shareholders’ equity	$203,287			$128,885
Excess of interest-earning assets over interest bearing liabilities	$19,032			$12,884
Ratio of interest-earning assets to interest-bearing liabilities	111%			112%
Tax equivalent adjustment		(125)			(70)
Net interest income		$6,777			$4,475
Net interest spread			3.35%			3.42%
Net interest margin			3.66%			3.65%

Non-accrual loans and the interest income, which was recorded on these loans, if any, are included in the yield calculation for loans in all periods reported.

Amounts are presented on a tax equivalent basis.

Volume/Rate Analysis

Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. The effect of a change in average balance has been determined by applying the average rate in the earlier year to the change in average balance in the later year, as compared with the earlier year. The effect of a change in the average rate has been determined by applying the average balance in the earlier year to the change in the average rate in the later year, as compared with the earlier year. (Dollars in thousands)

	2005 Compared to 2004 Increase (decrease) due to changes in
	Volume	Rate	Net Change
Interest income on:
Loans (including loan fees)	$3,888	$654	$4,542
Taxable investments	152	84	236
Non-taxable investments	62	36	98
Interest bearing deposits in other banks	3		3
Federal funds sold	95	86	181
Total interest income (tax equivalent basis)	4,200	860	5,060
Interest expense on:
Interest-bearing demand and savings	292	591	883
Time	1,057	322	1,379
Other	375	66	441
Total interest expense	1,724	979	2,703
Net interest income (tax equivalent basis)	$2,476	$(119)	$2,357

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

Net interest income is the primary component of net income for financial institutions. The timing and magnitude of repricing as well as the mix of interest sensitive and non-interest sensitive assets and liabilities affect net interest income. “Gap” is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the Banks’ net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly are expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2005, the Company, as measured by gap, is in a liability sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The Banks’ savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the “Three Months or Less” category. Many of these money market accounts are tied to a Treasury index and reprice monthly.

At December 31, 2005
Maturing or Repricing in
(Dollars in thousands)

	3 Months or Less	4 Months to 12 Months	1 to 5 Years	Over 5 Years	Total
Interest-earning assets:
Federal funds sold	$13,598	—	—	—	13,598
Deposits In other banks	500	—	—	—	500
Investment securities	182	7,277	21,727	35,185	64,371
Loans held for sale	2,450	—	—	—	2,450
Loans	61,393	64,498	79,512	36,967	242,370
Total interest-earning assets	78,123	71,775	101,239	72,152	323,289
Interest-bearing liabilities:
Deposits:
Savings and demand	49,988	31,643	48,519	—	130,150
Time deposits	49,753	61,583	44,910	—	156,246
FHLB advances	—	3,000	19,963	—	22,963
Junior subordinated debentures	3,093	—	—	—	3,093
Total interest-bearing liabilities	102,834	96,226	113,392	—	312,452
Interest sensitive difference per period	$(24,711)	(24,451)	(12,153)	72,152	10,837
Cumulative interest sensitivity difference	$(24,711)	(49,162)	(61,315)	10,837
Cumulative difference to total assets	(7.0)%	(13.9)%	(17.3)%	3.1%

At December 31, 2005, the difference between the Banks’ liabilities and assets repricing or maturing within one year was $49,162,000 or 15.2% of total assets. Due to an excess of liabilities repricing or maturing within one year, a rise in interest rates would cause the Banks’ net interest income to decline.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors, which may affect the assumptions made in the table, include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

Impaired Loans

A loan is considered to be impaired when, in management’s judgment based on current information and events, it is probable that the loan’s principal or interest is not collectible in accordance with the terms of the original loan agreement. Impaired loans, when not material, will be carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying values of any material impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan.

Loans which management identifies as impaired generally will be non-performing loans. Non-performing loans include non-accrual loans or loans which are 90 days or more delinquent as to principal or interest payments. At December 31, 2005, First National had $130,000 of loans that were impaired and non-performing, and Lowcountry had no impaired or non-performing loans. None of the Company’s loans were impaired or non-performing at December 31, 2004.

The accrual of interest is discontinued on non-accrual loans and any previously accrued interest on such loans will be reversed against current income. Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Potential Problem Loans

Management identifies and maintains a list of potential problem loans. These are loans that are not included in non-accrual status, or loans that are past due 90 days or more and still accruing interest. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. These loans are designated as such in order to be monitored more closely than other credits in the Banks’ portfolios.

Provision and Allowance for Loan Losses

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was approximately $380,000 for the year ended December 31, 2005 as compared to $463,000 for the year ended December 31, 2004. The change in the provision was the result of our loan portfolio, excluding additions to the portfolio from First National, growing slower in 2005 than in 2004. The loan portfolio increased by approximately $139,109,000 during the year ended December 31, 2005, of which approximately $114,052,000 was added by First National. Net loan growth outside the merger during the year totaled $25.0 million as compared to growth of $33.2 million in 2004. The allowance for loan losses was 1.18% of gross loans at December 31, 2005 as compared to 1.11% at December 31, 2004. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

We have established an allowance for loan losses through a provision for loan losses charged to expense on our statement of earnings. Additions to the allowance for loan losses, which are expenses to the provision for loan losses on our income statement, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. The allowance for loan losses represents an amount, which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment as to the adequacy of the allowance for loan losses is based upon a number of assumptions about future events, which we believe to be reasonable, but which may or may not prove to be accurate. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs can reduce this allowance.  Our determination of the allowance for loan losses is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans, the quality, mix, and size of our overall loan portfolio, economic conditions that may affect the borrower’s ability to repay, the amount and quality of collateral securing the loans, our historical loan loss experience, and a review of specific problem loans. We also consider subjective issues such as changes in the lending policies and procedures, changes in the local/national economy, changes in volume or type of credits, changes in volume/severity of problem loans, quality of loan review and board of director oversight, concentrations of credit, and peer group comparisons.

We allocate the allowance for loan losses to specific categories of loans in our portfolio. See the table below for the allocation of loan losses and for a history of charge-offs by loan category, which may or may not be indicative of future charge-offs by category.

Allocation of the Allowance for Loan Losses

	December 31,
	2005		2004
(In Thousands)	Amount	% of Loans in Category	Amount	% of Loans in Category
Commercial, Financial and Agricultural	226	5	65	6
Real Estate—Construction	760	39	337	33
Real Estate—Mortgage	342	54	590	58
Consumer	50	2	33	3
Unallocated	1,485	—	112	—
Total	2,863	100%	1,137	100%

Due to our limited operating history, our policy has been to review the allowance for loan losses using a reserve factor based on risk-rated categories of loans because there has been relatively little charge-off activity since the Banks’ respective inceptions. The overall objective is to apply percentages to the loans based on the relative inherent risk for that loan type and grade. Reserve factors are based on peer group data, information from regulatory agencies, and on the experience of the Banks’ lenders. The reserve factors will change depending on trends in national and local economic conditions, the depth of experience of the Banks’ lenders, delinquency trends, and other factors. Our general strategy is to maintain a minimum coverage of a certain percentage of gross loans until we have sufficient historical data and trends available. Periodically, we adjust the amount of the allowance based on changing circumstances. We charge recognized losses to the allowance and add subsequent recoveries back to the allowance for loan losses. There can be no assurance that charge-offs of loans in future periods will not exceed the allowance for loan losses as estimated at any point in time or that provisions for loan losses will not be significant to a particular accounting period. Thus, there is a risk that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

The following table summarizes information concerning the allowance for loan losses:

	December 31,
	2005	2004
	(Amounts are presented in thousands)
Loans outstanding, end of year	$242,369	$101,534
Average loans outstanding	$141,989	$86,581
Allowance, beginning of year	1,137	866
Charge-offs:
Commercial, financial and industrial	—	—
Real estate—construction	—	—
Real estate—mortgage	—	102
Consumer	56	93
Total charge-offs	56	195
Recoveries:
Commercial, financial and industrial	6	3
Real estate—construction	—	—
Real estate—mortgage	—	—
Consumer	—	—
Total recoveries	6	3
Net charge-offs	50	192
Allowance brought forward in merger	1,396	—
Additions charged to operations	380	463
Allowance, end of year	$2,863	$1,137
Ratio of net charge-offs during the period to average loans outstanding during the period	0.04%	0.22%
Allowance for loan losses to loans, end of year	1.18%	1.11%

The following table summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2005 and 2004 (amounts are presented in thousands):

	December 31,
	2005	2004
Other real estate and repossessions	$0	$55
Accruing loans 90 days or more past due	0	313
Non-accrual loans	130	—
Interest on non-accrual loans which would have been reported	6	—

Non-interest Income and Expense

Non-interest income for the year ended December 31, 2005 totaled $1,098,000 as compared to $764,000 for the year ended December 31, 2004. This increase in non-interest income was primarily due to the addition of fourth quarter earnings of First National. Residential mortgage origination fees totaled $676,000 and $391,000 in 2005 and 2004, respectively. The increase resulted from a combination of the fee income added by First National and Lowcountry’s Bluffton office increasing its presence in that market. Refinancing volume slowed in 2005 as interest rates continued to increase at a measured pace. Both Banks own bank-owned life insurance policies covering certain of our executives and directors. The cash value of these policies increases over time and, accordingly, we recognized $124,000 in income related to these policies in 2005. We recognized losses on the call of certain investment securities available for sale totaling

$8,000 during the year ended December 31, 2005 as compared to gains on sales of securities totaling $85,000 in 2004.

Total non-interest expense for the year ended December 31, 2005 was $5,189,000 as compared to $3,270,000 for 2004. Salaries and benefits, the largest component of non-interest expense, totaled $2,934,000 for the year ended December 31, 2005, compared to $1,766,000 for the same period a year ago. The merger increased our full-time equivalent employees from 31 to 66 employees. Other operating expenses were $1,764,000 for the year ended December 31, 2005 as compared to $1,209,000 for the year ended December 31, 2004. These other operating expenses included increases in audit and professional fees, from $223,487 in 2004 to $371,179 in 2005 related to costs associated with the merger, advertising expenses, which increased from $133,955 in 2004 to $193,185 in 2005, and data processing expenses which increased from $312,762 in 2004 to $420,744 in 2005 as our account base continued to rise.

Financial Condition

Total assets increased from $146,072,000 at December 31, 2004 to $355,168,000 at December 31, 2005, primarily as a result of the merger, which added $186,288,000. The net increase in asset growth outside the merger was $22,808,000 or 15.6% (see note 2 of Notes to Consolidated Financial Statements for detail of acquisition amounts). The primary source of growth in assets was net loans, which increased $139,109,000 during 2005, which included $114,052,000 from First National. Total deposits increased $156,964,000 from the December 31, 2004 amount of $129,432,000 to $286,396,000 at December 31, 2005 of which $137,933 were contributed by First National. Net deposit growth outside the merger was $19,031,000 or 15%.

Interest-Earning Assets

Loans

Gross loans totaled $242,369,000 at December 31, 2005, an increase of $140,835,000 or 139%, since December 31, 2004. At year-end 2005 the mix of the loan portfolio remained approximately consistent with the mix at the end of 2004. In absolute dollars, the largest increase in loans was in Real estate—mortgage loans, which increased $70,666,000, or 120%, to $129,645,000 at December 31, 2005. Real estate—construction loans increased $61,731,000 or 183%, during 2005. Both South Carolina and Florida coastal markets have experienced strong residential loan demand. Balances and percentages within the major loans receivable categories as of December 31, 2005 and December 31, 2004 are as follows (amounts in thousands):

	2005		2004
Real estate—construction	$95,458	39%	$33,727	33%
Real estate—mortgage	129,645	54%	58,979	58%
Commercial, financial and industrial	11,459	5%	5,561	6%
Consumer and other	5,807	2%	3,267	3%
	$242,369		$101,534

As of December 31, 2005, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

	Commercial	Real Estate Construction	Total
Maturity
Within 1 year	$7,063	80,485	87,548
1 to 5 years	4,156	14,003	18,159
Over 5 years	240	970	1,210
Totals	$11,459	95,458	106,917

As of December 31, 2005, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

	Fixed Interest Rates	Variable Interest Rates	Total
Commercial
1 to 5 years	$3,702	$972	$4,674
Over 5 years	214	1,141	1,355
Real estate—construction
1 to 5 years	12,056	14,401	26,457
Over 5 years	810	1,695	2,505
	$16,782	$18,209	$34,991

Investment Securities

Investment securities available for sale increased to $46,151,000 at December 31, 2005 from $27,366,000 at December 31, 2004. Investment securities held to maturity increased from $5,643,000 at December 31, 2004 to $18,221,000 at December 31, 2005. Total securities added from the merger were $34,735,000, and there was a net decrease in the securities portfolio outside merger of $3,372,000. The demand for funds to support loan growth caused this decline.

The following table presents the investments by category at December 31, 2005 and 2004:

	2005		2004
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Amounts are presented in thousands)
Available for sale
Federal agencies	$23,047	$22,692	$15,010	$14,916
Mortgage-backed	22,463	22,074	12,290	12,182
State, county and municipals	1,409	1,385	268	268
Totals	$46,919	$46,151	$27,568	$27,366
Held to Maturity
Mortgage backed securities	9,749	9,590	—	—
State, county and municipals	$8,472	$8,294	$5,643	$5,555
Totals	$18,221	$17,884	$5,643	$5,555

The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented. Yields are based on amortized cost of securities. (Amounts are presented in thousands)

Maturities at December 31, 2005	State, County and Municipals	Weighted Average Yields	Federal Agencies	Weighted Average Yields	Mortgage- backed	Weighted Average Yields
Within 1 year	$103	3.23%	7,356	3.82%	—	—%
After 1 through 5 years	2,446	4.21%	14,020	4.06%	5,262	3.99%
After 5 through 10 years	4,468	5.65%	1,316	4.69%	2,156	3.76%
After 10 years	2,836	6.14%	—	—	24,409	4.73%
Totals	$9,853	5.37%	22,692	4.02%	31,827	4.54%

Mortgage-backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities.

Deposits

At December 31, 2005, total deposits increased by $156,964,000, or 121%, to a total of $286,396,000 at December 31, 2005 from $129,432,000 at December 31, 2004. First National contributed $137,933,000 in deposits to the Company leaving a net growth outside the merger of $19,031,000 or 15%. Non-interest-bearing demand deposits increased $11,239,000, or 104%, while interest-bearing deposits increased $145,726,000, or 124%.

Balances and percentages within the major deposit categories as of December 31, 2005 and December 31, 2004 are as follows (amounts in thousands):

	2005		2004
Noninterest-bearing demand	$22,474	8%	$11,235	9%
Interest-bearing demand	105,142	37%	57,239	44%
Savings	2,534	1%	961	1%
Time over $100,000	91,330	30%	30,185	23%
Time	64,916	24%	29,812	23%
	$286,396		$129,432

The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

	December 31,
	2005		2004
	Amount	Rate	Amount	Rate
	(Amounts are presented in thousands)
Non-interest-bearing demand	$14,288	—%	$8,760	—%
Interest-bearing demand	68,497	2.73%	54,931	1.80%
Savings	1,462.68%		978.72%
Time	86,736	3.18%	52,088	2.64%
Total	$170,982		$116,757

Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2005 are summarized as follows (amounts are presented in thousands):

Within 3 months	$37,830
After 3 through 12 months	32,437
1 through 3 years	16,925
After 3 years	4,138
Total	$91,330

Junior Subordinated Debentures

In May 2004, Coastal Banking Company Statutory Trust I issued $3.0 million of trust preferred securities with a maturity of May 18, 2034. In accordance with FASB Interpretation Number (“FIN”) 46(R), the Trust has not been consolidated in the Company’s financial statements. The proceeds from the issuance of the trust preferred securities were used by the Trust to purchase $3.0 million of the Company’s junior subordinated debentures, which pay interest at a floating rate equal to 3 month LIBOR plus 275 basis points. The Company used the proceeds from the sale of the junior subordinated debentures for general purposes, primarily to provide capital to the Bank. The debentures represent the sole asset of the Trust.

Capital Resources

Total shareholders’ equity increased from $10,792,000 at December 31, 2004 to $39,315,000 at December 31, 2005. This increase was attributable to the merger with First Capital, which added $17,616,000 in tangible equity and $10,935,000 in net intangibles at the merger date. Net earnings for the period added $1,509,000, which was partially offset by a decrease of $370,000 in the fair value of securities available for sale, net of tax.

Bank holding companies, such as ours, and their banking subsidiaries are required by banking regulators to meet particular minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders’ equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

The following table summarizes the Company’s risk-based capital ratios at December 31, 2005:

Tier 1 capital (to risk-weighted assets)	10.93%
Total capital (to risk-weighted assets)	12.55%
Tier 1 capital (to total average assets)	9.99%

See note 17 of notes to consolidated financial statements for a detail of the Banks and Company.

Liquidity

The Banks must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors’ accounts and to supply new borrowers with funds. To meet these obligations, the Banks keep cash on hand, maintain account balances with their correspondent banks, and purchase and sell federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the Banks to monitor their liquidity to meet regulatory requirements and their local funding requirements.

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit, standby letters of credit and loans sold with limited recourse. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance sheet instruments. Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

Loans sold with limited recourse are 1-4 family residential mortgages originated by us and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to us within 90 days of any one of the loan’s first four payments being missed. Our exposure to credit loss in the event of non-performance by the other party to the loan is represented by the contractual notional amount of the loan. Since none of the loans sold have ever been returned to us, the total loans sold with limited recourse amount do not represent future cash requirements. We use the same credit policies in making loans held for sale as we do for on-balance sheet instruments. First National, prior to merger, operated a mortgage wholesale operation, which it sold prior to merger. It maintains a reserve of $144,000 at December 31, 2005 to cover against potential losses. Management considers the reserve to be adequate.

The following table summarizes our off-balance sheet financial instruments whose contract amounts represent credit risk as of December 31, 2005:

Commitments to extend credit	$70,577,000
Standby letters of credit	$1,068,000
Loans sold with limited recourse	$26,072,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Banks’ loan portfolios are diversified, a substantial portion of their borrowers’ ability to honor the terms of their loans is dependent on the economic conditions in Beaufort County, South Carolina and Nassau County, Florida and surrounding areas. In addition, a substantial portion of our loan portfolio is collateralized by improved and unimproved real estate and is therefore dependent on the local real estate markets.

The Banks maintain relationships with correspondent banks that can provide funds on short notice, if needed. Presently, the Banks have arrangements with commercial banks for short term unsecured advances up to $15,850,000.

Cash and cash equivalents as of December 31, 2005 increased $15,434,000 from December 31, 2004. Cash provided by operating activities totaled $1,912,000 in 2005, while inflows from financing activities totaled $22,014,000, which was attributable to an increase in deposits of $19,014,000 and a net increase in FHLB advances of $3,000,000.

During 2005, we had a net cash outflow of $8,492,000 from investing activities. Investing activities included net loans made to customers of approximately $25,366,000 partially offset by cash inflows from the merger with First Capital of $16,490,000.

Inflation

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation through the management of interest rate sensitivity gap position, by periodically reviewing and adjusting our pricing of services to consider current costs and through managing our level of net income relative to our dividend payout policy.

Selected Ratios

The following table sets out certain ratios for the years indicated.

	2005	2004
Net income to:
Average shareholders’ equity (tangible)	8.75%	10.85%
Average assets (tangible)	.75%	0.86%
Dividends to net income	—%	—%
Average equity to average assets (tangible)	8.61%	7.94%

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer’s equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 153, Exchange of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have commercial substance. Previously, Accounting Principles Board (“APB”) Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123 (R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and to record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The adoption of SFAS No. 123(R) will not have a material impact upon the financial statements of the Company.

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

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are in an unrealized loss position at the balance sheet date but which other-than-temporary impairments has not been recognized. Accordingly the EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairments and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirement of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition of EITF No. 03-1 had been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairments under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Coastal Banking Company, Inc.
Beaufort, South Carolina

We have audited the accompanying consolidated balance sheets of Coastal Banking Company, Inc. and Subsidiaries (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Banking Company, Inc. and Subsidiaries at December 31, 2005 and 2004 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ ELLIOTT DAVIS, LLC
Elliott Davis, LLC
Greenville, South Carolina
March 24, 2006

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2005	2004
Assets
Cash and due from banks	$5,932,444	1,513,726
Federal funds sold	13,598,435	2,583,000
Cash and cash equivalents	19,530,879	4,096,726
Certificate of deposit	500,000	—
Investment securities available for sale	46,150,641	27,366,390
Investment securities held to maturity	18,220,867	5,642,841
Other investments, at cost	2,734,567	1,037,150
Loans held for sale	2,449,651	878,124
Loans, net	239,505,778	100,397,246
Premises and equipment, net	6,620,652	2,871,908
Cash value of life insurance	5,322,247	2,082,333
Goodwill and other intangibles	10,835,970	—
Accrued interest receivable and other assets	3,296,885	1,698,952
Total assets	$355,168,137	146,071,670
Liabilities and Shareholders’ Equity
Deposits:
Demand	$22,473,524	11,234,972
Money market and NOW accounts	105,141,877	57,239,217
Savings	2,534,306	960,804
Time	64,915,893	29,811,472
Time over $100,000	91,330,380	30,185,248
Total deposits	286,395,980	129,431,713
FHLB advances	22,962,934	2,000,000
Junior subordinated debentures	3,093,000	3,093,000
Accrued interest payable and other liabilities	3,401,055	754,907
Total liabilities	315,852,969	135,279,620
Commitments and contingencies—Notes 6, 12 and 14
Shareholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01; 10,000,000 shares authorized; 2,369,263 and 1,010,379 shares issued and outstanding in 2005 and 2004, respectively	23,693	10,104
Additional paid-in capital	39,317,286	9,626,976
Retained earnings	476,593	1,287,727
Accumulated other comprehensive income (loss)	(502,404)	(132,757)
Total shareholders’ equity	39,315,168	10,792,050
Total liabilities and shareholders’ equity	$355,168,137	146,071,670

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings

	For the years ended December 31,
	2005	2004
Interest income:
Interest and fees on loans	$10,106,654	5,564,820
Taxable investments	1,399,547	1,161,586
Non-taxable investments	243,594	200,899
Federal funds sold	208,650	27,767
Interest on deposits	3,428	1,752
Total interest income	11,961,873	6,956,824
Interest expense:
Deposits	4,632,264	2,370,358
Junior subordinated debentures	188,660	82,882
Advances from FHLB and Federal funds purchased	363,726	28,690
Total interest expense	5,184,650	2,481,930
Net interest income	6,777,223	4,474,894
Provision for loan losses	380,000	463,200
Net interest income after provision for loan losses	6,397,223	4,011,694
Non-interest income:
Service charges on deposit accounts	264,770	188,838
Residential mortgage origination fees	676,248	390,814
Gain (loss) on sale of securities available for sale	(7,503)	85,181
Income from investment in life insurance contracts	124,086	82,333
Other income	39,960	17,260
Total other income	1,097,561	764,426
Non-interest expenses:
Salaries and employee benefits	2,933,592	1,766,124
Occupancy and equipment	491,913	294,499
Other operating	1,763,849	1,208,709
Total other expenses	5,189,354	3,269,332
Earnings before income taxes	2,305,430	1,506,788
Income tax expense	796,060	396,186
Net earnings	$1,509,370	1,110,602
Basic earnings per share	$1.09	1.06
Diluted earnings per share	$0.97	0.94

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	For the years ended December 31,
	2005	2004
Net earnings	$1,509,370	1,110,602
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on investment securities available for sale arising during the period, net of tax of $198,058 in 2005 and $79,859 in 2004	(369,647)	(155,021)
Reclassification adjustment for losses (gains) included in net earnings, net of tax of $2,551 in 2005 and $31,595 in 2004	4,952	(61,331)
Total other comprehensive income (loss), net of tax	(364,695)	(216,352)
Comprehensive income	$1,144,675	894,250

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2005 and 2004

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive Income
	Shares	Amount	Earnings	Earnings	(Loss)	Total
Balance, December 31, 2003	995,695	$9,957	9,482,517	177,398	83,595	9,753,467
Change in unrealized gain on securities available-for-sale, net of tax	—	—	—	—	(216,352)	(216,352)
Proceeds from exercise of stock options	14,700	147	144,459	—	—	144,606
Cash in lieu of fractional shares	(16)	—	—	(273)	—	(273)
Net earnings	—	—	—	1,110,602	—	1,110,602
Balance, December 31, 2004	1,010,379	10,104	9,626,976	1,287,727	(132,757)	10,792,050
Change in unrealized gain on securities available-for-sale, net of tax	—	—	—	—	(369,647)	(369,647)
Stock issued in acquisition	1,246,402	12,464	27,370,931	—	—	27,383,395
Stock Dividend	112,482	1,125	2,319,379	(2,320,504)	—	—
Net earnings	—	—	—	1,509,370	—	1,509,370
Balance, December 31, 2005	2,369,263	$23,693	39,317,286	476,593	(502,404)	39,315,168

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the years ended December 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$1,509,370	1,110,602
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	318,345	246,113
Provision for loan losses	380,000	463,200
Provision for deferred income taxes (benefit)	(107,605)	(117,561)
(Gain) loss on sale of securities available for sale	7,503	(85,181)
Loss on sale of premises and equipment	—	2,257
Increase in cash value of life insurance	(116,943)	(82,333)
Origination of loans held for sale	(23,583,156)	(28,570,922)
Proceeds from sale of loans held for sale	23,591,373	27,817,000
Change in other assets and other liabilities	(87,342)	(119,002)
Net cash provided by operating activities	1,911,545	664,173
Cash flows from investing activities:
Proceeds from calls and maturities of investment securities available for sale	6,199,475	5,800,837
Proceeds from sales of investment securities available for sale	—	11,399,870
Purchases of investment securities available for sale	(5,389,918)	(13,603,479)
Proceeds from maturity of securities held to maturity	552,625	534,612
Purchases of investment securities held to maturity	(498,617)	(2,765,360)
Proceeds from sales of other investments	1,255,500	180,000
Purchases of other investments	(1,619,317)	(357,200)
Investment in Coastal Banking Company Statutory Trust I	—	(93,000)
Net change in loans	(25,365,665)	(33,427,318)
Purchase of life insurance contracts	—	(2,000,000)
Proceeds from the sale of premises and equipment	—	10,453
Cash equivalents acquired in merger with First Capital	16,490,497	—
Purchase of premises and equipment	(116,222)	(85,403)
Net cash used by investing activities	(8,491,642)	(34,405,988)
Cash flows from financing activities:
Net change in deposits	19,014,250	32,996,126
Net change in federal funds purchased	—	(600,000)
Proceeds from FHLB advances	23,900,000	17,000,000
Repayments of FHLB advances	(20,900,000)	(15,000,000)
Proceeds from junior subordinated debt	—	3,093,000
Proceeds from exercise of stock options	—	144,606
Cash in lieu of fractional shares	—	(273)
Net cash provided by financing activities	22,014,250	37,633,459
Net change in cash and cash equivalents	15,434,153	3,891,644
Cash and cash equivalents at beginning of year	4,096,726	205,082
Cash and cash equivalents at end of year	$19,530,879	4,096,726
Supplemental schedule of non-cash investing and financing activities:
Change in unrealized gain/loss on investment securities available for sale, net of tax	$(369,647)	(216,352)
Loan transferred to repossessed assets	$—	55,000
Purchase of First Capital:
Fair value of net assets acquired	$28,651,321	—
Goodwill and other intangibles acquired	$10,935,207	—
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$4,744,209	2,428,379
Cash paid during the year for income taxes	$605,780	637,000

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)                                              Summary of Significant Accounting Policies

Basis of Presentation and Nature of Operations

Coastal Banking Company, Inc. (the “Company”) is organized under the laws of the State of South Carolina for the purpose of operating as a bank holding company for Lowcountry National Bank and First National Bank of Nassau County, Florida (the “Banks”). Lowcountry National Bank commenced business on May 10, 2000. First National Bank of Nassau County began operations in 1999 and was acquired through merger on October 1, 2005 (See Note 2). The Banks provide full commercial banking services to customers throughout Beaufort County, South Carolina and Nassau County, Florida and are subject to regulation by the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Federal Reserve Board of Governors. The Company also has an investment in Coastal Banking Company Statutory Trust I (the “Trust”) (a non-consolidated subsidiary). The Trust is a special purpose subsidiary organized for the sole purpose of issuing trust preferred securities.

The consolidated financial statements include the accounts of the Company and the Banks. All significant intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry. The Company uses the accrual basis of accounting.

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

Segments

The Company, through its subsidiaries, provides a broad range of financial services to individuals and companies. These services include demand, time and savings deposits, lending, and ATM processing and are substantially the same across subsidiaries.  While the Company’s decision-makers monitor the revenue streams of the various financial products and services by product line and by subsidiary, the operations and the allocation of resources are managed, and financial performance is evaluated, on an organization-wide basis. Accordingly, the Company’s banking operation is considered by management to be one reportable operating segment.

Intangible assets

Intangible assets include goodwill and other identifiable assets, such as core deposit intangibles, resulting from acquisitions. Goodwill, in this context, is the excess of the purchase price in an acquisition transaction over the fair market value of the net assets acquired. Core deposit intangibles are amortized on a straight-line basis over such assets’ estimated expected life. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized but is tested annually for impairment or at any time an event occurs, or circumstances change, that may trigger a decline in the value of the reporting unit. Such impairment testing calculations include estimates. Furthermore, the determination of which intangible assets have finite lives is subjective as is the determination of the amortization period for such intangible assets. The Company tests for goodwill impairment by determining the fair market value for each reporting unit and comparing the fair market value to the carrying amount of the applicable reporting unit. If the carrying amount exceeds fair market value the potential for the impairment exists, and a second step of impairment testing is performed. In the second step, the fair market value of the reporting units’ goodwill is determined by allocating the reporting unit’s fair market value to all of its assets (recognized and unrecognized) and liabilities as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair market value of reporting unit goodwill is less than its carrying amount, goodwill is impaired and is written-down to its fair market value. The loss recognized is limited to the carrying amount of goodwill. Once an impairment loss is recognized, future increases in fair market value will not result in the reversal of previously recognized losses. The Company will perform its impairment testing annually by applying the above process to its reportable operating segment of banking. No previous impairment testing has been performed since the first instance of intangibles was October 1, 2005 with the merger of First Capital.

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

A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower’s financial condition is such that collection of interest is doubtful. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

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

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks’ allowance for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on judgments different than those of management.

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

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising costs for the Company were approximately $193,000 and $134,000 for the years ended December 31, 2005 and 2004.

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

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for some portion or all of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Stock-Based Compensation

At December 31, 2005, the Company sponsors stock-based compensation plans, which are described more fully in Note 15. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the years ended December 31, 2005 and 2004.

	For the Year Ended December 31,
	2005	2004
Net earnings as reported	$1,509,370	1,110,602
Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards	(172,121)	(63,342)
Pro forma net earnings	$1,337,249	1,047,260
Basic earnings per share:
As reported	$1.09	1.06
Pro forma	$.96	.98
Diluted earnings per share:
As reported	$.97	0.94
Pro forma	$.86	0.88

Net Earnings Per Common Share

The Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of earnings. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period, which was 1,390,751 in 2005 and 1,054,130 in 2004, while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both “basic earnings per share” and “diluted earnings per share”. There were no antidilutive potential common shares at December 31, 2005. All share amounts have been adjusted for the five percent stock dividend recorded in 2005. Earnings per common share amounts for the years ended December 31, 2005 and 2004 are as follows:

For the year ended December 31, 2005	Net Earnings (Numerator)	Common Share (Denominator)	Per Share Amount
Basic earnings per share	$1,509,370	1,390,751	$1.09
Effect of dilutive securities—stock options and warrants	—	170,539	(.12)
Diluted earnings per share	$1,509,370	1,561,290	$.97

For the year ended December 31, 2004	Net Earnings (Numerator)	Common Share (Denominator)	Per Share Amount
Basic earnings per share	$1,110,602	1,054,130	$1.06
Effect of dilutive securities—stock options and warrants	—	121,472	(0.12)
Diluted earnings per share	$1,110,602	1,175,602	$0.94

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer’s equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of non-public entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 153, Exchange of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of non-monetary assets should be measured on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replace it with a broader exception for exchanges of non-monetary assets that do not have commercial substance. Previously, APB Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement are to be applied prospectively. The adoption of this statement is not expected to have any impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123 (R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The adoption of SFAS No. 123(R) will not have a material impact upon the financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised), Consolidation of Variable Interest Entities (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosure about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period ending March 31, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have a material impact on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are in an unrealized loss position at the balance sheet date but which other-than-temporary impairments has not been recognized. Accordingly, the EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairments and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirement of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition of EITF No. 03-1 had been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairments under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

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

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” This FSP concluded that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and, therefore, may result in a concentration of credit risk as the term is used in SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including information about the (shared) activity, region, or economic characteristic that identifies the concentration. Possible share characteristics on which significant concentrations may be determined include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization, and loan with high loan-to-value ratios. This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. Such disclosures are required to be applied for interim and annual periods ending after the date the FSP was posted to the FASB website (December 19, 2005). The adoption of this disclosure statement had no effect on the financial statements.

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

Concentrations of Credit Risk

The Company, through its subsidiaries, makes loans to individuals and businesses in and around Beaufort County, South Carolina and Nassau County, Florida for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers’ ability to repay their loans is not dependent upon any specific economic sector.

The Company makes loans to individual and small businesses for various personal and commercial purposes primarily through our full-service offices in Beaufort County, South Carolina and Nassau County, Florida and through our loan production office in Savannah, Georgia. The Company’s loan portfolio is not concentrated in loans to any single borrower or in a relatively small number of borrowers. Our loan portfolio has a significant number of construction loans that if subjected to a real estate market down-turn could adversely affect the earnings of the Company.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk that could arise from potential concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral period, loans with initial interest-only payments, etc), and loans with high loan-to-value ratios. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Management had determined that there is no concentration of credit risk associated with its lending policies or practices.

The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities.  In the opinion of management, there is no concentration of credit risk in this investment portfolio. The Company places it deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

Reclassifications

Certain reclassifications have been made to the 2004 financial statements to conform to classifications used for 2005. All such reclassifications had no effect on the prior year’s net earnings or retained earnings as previously reported.

(2)                                              Business Combination

On October 1, 2005, the Company completed its acquisition of First Capital Bank Holding Corporation, the holding company for First National Bank of Nassau County, Florida, located in Fernandina Beach, Florida. The acquisition was approved at a special shareholders’ meeting on August 24, 2005. First Capital shareholders were given 1.054 shares of the Company’s common stock in exchange for each share of First Capital common stock. As a result of the exchange, First Capital shareholders were given a total of 1,246,402 shares of  the Company’s common stock valued at $21.24 per share for a total market value of  $27,383,395, which included the value of stock options assumed and cash paid in lieu of fractional shares. The value of the common stock issued was determined based on the average closing price over the ten days prior to the closing of the transaction. The acquisition was accounted for using the purchase method of accounting, with the operating results of First Capital from October 1, 2005 forward included in the Company’s financial statements. A summary of the purchase price of the transaction is as follows:

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at October 1, 2005, the date of acquisition, including subsequent adjustments to the allocation of the purchase price.

Cash and cash equivalents	$16,490,497
Securities	34,735,395
Loans Held for sale	1,579,744
Loans, net of allowance	114,052,253
Premises and equipment	3,815,530
Cash value of life insurance	3,122,971
Other assets	1,090,433
Core deposit intangible	1,212,435
Goodwill	9,722,772
Total assets acquired	185,822,030
Deposits	137,933,242
Advances from the Federal Home Loan Bank	17,958,741
Other liabilities	1,278,726
Total liabilities assumed	157,170,709
Net assets acquired	$28,651,321

Goodwill includes merger-related expenses of  $1,202,318. These fees include professional fees and costs associated with the termination of data processing contracts related to the combination.

(3)                                              Restrictions on Cash and Due From Banks

The Banks are required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Banks or on deposit with the FRB. At December 31, 2005 and 2004, these required reserves were met by vault cash and deposits on hand at the Federal Reserve.

(4)                                              Investment Securities

Investment securities at December 31, 2005 and 2004 are as follows:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale
Federal agencies	$23,047,120	1,748	(356,723)	22,692,145
Mortgage-backed securities	22,463,443	—	(389,357)	22,074,086
State, county and municipals	1,408,930	—	(24,520)	1,384,410
Total AFS	$46,919,493	1,748	(770,600)	46,150,641
Held to maturity
State, county municipals	8,467,980	2,298	(178,175)	8,292,103
Mortgage backed securities and CMO’s	9,752,887	—	(158,531)	9,594,356
Total HTM	$18,220,867	2,298	(336,706)	17,886,459

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available for sale
Federal agencies	$15,009,737	38,715	(132,802)	14,915,650
Mortgage-backed securities	12,289,675	15,295	(122,355)	12,182,615
State, county and municipals	268,125	—	—	268,125
	$27,567,537	54,010	(255,157)	27,366,390
Held to maturity
State, county and municipals	$5,642,841	10,983	(98,811)	5,555,013

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005.

Investment securities available for sale:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal agencies	$3,677,735	(34,794)	19,014,410	(320,181)	22,692,145	(356,723)
Mortgage-backed securities	6,548,267	(43,563)	15,525,819	(345,794)	22,074,086	(389,357)
Municipals	1,384,410	(24,520)	—	—	1,384,410	(24,520)
Total	$11,610,412	(102,877)	34,540,229	(665,975)	46,150,641	(770,600)

Twenty one (21) individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

Investment securities held to maturity:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State, county and municipals	$102,492	(471)	8,189,611	(177,704)	8,292,103	(178,175)
Mortgage backed securities & CMO’s	—	—	9,594,356	(158,531)	9,594,356	(158,531)
Total	$102,492	(471)	17,783,967	(333,937)	17,886,459	(336,706)

Seven (7) individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until maturity. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer; and therefore, these losses are not considered other-than-temporary.

The amortized cost and estimated fair value of investment securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Available for sale
Federal agencies and state, county and municipals
Within 1 year	$7,500,833	7,355,925
1 to 5 years	15,329,439	15,145,109
5 to 10 years	1,625,778	1,575,518
Mortgage-backed securities	22,463,443	22,074,089
	$46,919,493	46,150,641
Held to maturity
Federal agencies and state, county and municipals
Within 1 year	102,963	102,492
1 to 5 years	1,725,117	1,700,072
5 to 10 years	4,424,995	4,338,252
More than 10 years	2,214,905	2,151,287
Mortgage-backed securities	9,752,887	9,594,356
	$18,220,867	17,886,459

Proceeds from sales of securities available for sale during 2005 and 2004 totaled $0 and $11,399,870 respectively. There were no gross gains or losses realized on those sales during 2005 and gross losses of $7,503 were realized on calls of securities during 2005. Gross gains of $121,819 were realized on those sales during 2004 and gross losses of $36,638 were realized on sales during 2004.

Securities with an amortized cost and fair value pledged to secure public deposits and for other purposes as required by law totaled $20,592,000 and $20,364,000 respectively as of December 31, 2005 and $8,766,000 and $8,011,000 as of December 31, 2004, respectively.

(5)                                              Loans and allowance for loan losses

Major classifications of loans at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Commercial, financial and agricultural	$11,458,455	5,561,639
Real estate—construction	95,458,183	33,726,328
Real estate—mortgage	129,645,136	58,979,404
Consumer and other	5,806,996	3,266,786
Gross loans	242,368,770	101,534,157
Less: Allowance for loan losses	2,862,992	1,136,911
Net loans	$239,505,778	100,397,246

The Banks grant loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade areas Beaufort, Beaufort County, South Carolina and adjoining counties, and Nassau County, Florida. Although the Banks have diversified loan portfolios, a substantial portion of the loan portfolios are collateralized by improved and unimproved real estate and are dependent upon the real estate market.

An analysis of the activity in the allowance for loan losses for the years ended December 31, 2005 and 2004 is presented below:

	2005	2004
Balance at beginning of year	$1,136,911	866,228
Provision charged to operations	380,000	463,200
Provision added through merger	1,395,767	—
Loans charged off	(55,990)	(194,948)
Recoveries	6,304	2,431
Balance at end of year	$2,862,992	1,136,911

At December 31, 2005, non-accrual loans totaled $130,000. At December 31, 2004, there were no non-accrual loans. Foregone interest income on non-accrual loans in 2005 and 2004 was an insignificant amount. At December 31, 2005, impaired loans totaled $130,189. At December 31, 2004, the company had no impaired loans. At December 31, 2005 and 2004, criticized and classified loans amounted to $2,592,251 and $1,254,115, respectively.

(6)                                              Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	2005	2004
Land and improvements	$3,929,669	1,514,668
Building and improvements	2,397,480	1,150,222
Furniture and equipment	1,042,879	771,996
	7,370,028	3,436,886
Less accumulated depreciation	(749,376)	(564,978)
	$6,620,652	2,871,908

Depreciation expense amounted to $184,398 and $158,223 in 2005 and 2004, respectively.

Lowcountry National Bank has entered into a non-cancelable operating lease related to land and buildings at its Bluffton branch, which expires in 2008. This lease was modified in 2005 to include additional space to provide for growth. In 2005, Lowcountry National Bank entered into a short-term lease with a director of the Company and a director of the Bank on property located in Port Royal, South Carolina. The lease begins January 2006 and is for nine months at a rate of $1,500 per month. Total lease expense for 2006 will be $13,500. The office will be used as a temporary loan production office pending completion of the Port Royal branch. In 2005, First National entered into a three-year lease for rental space for a loan production office in Savannah, Georgia. At December 31, 2005, future minimum lease payments under these non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

2006	$89,198
2007	95,575
2008	62,276
2009	24,684
$271,733

Total rental expense amounted to $46,434 and $30,600 for the years ended December 31, 2005 and 2004, respectively, under these operating leases.

In March 2006, Lowcountry National entered into an agreement to build a new branch in Port Royal at an approximate cost of $971,000 with an expected completion date of late 2006.

(7)                               Deposits

Maturities of time deposits at December 31, 2005 are as follows:

Maturing in:
2005	$112,162,183
2006	29,835,148
2007	7,698,362
2008	4,043,940
2009	2,506,640
$156,246,273

At December 31, 2005 and 2004, $13,860,000 and $18,612,000 of time deposits less than $100,000 consisted of brokered deposits. At December 31, 2005 and 2004, $20,369,000 and $16,963,000 of time deposits greater than $100,000 consisted of brokered deposits.

Interest expense on time deposits greater than $100,000 totaled $1,586,000 and $453,325 in 2005 and 2004, respectively.

(8)                               Federal Home Loan Bank Advances

At December 31, 2005, the Bank had advances outstanding from the FHLB in the amount of $23,000,000, excluding purchase accounting adjustments. Advances outstanding are shown in the following table:

	FHLB Advances Outstanding December 31, 2005
Type advance	Balance	Interest rate	Maturity date	Convertible date
Fixed rate	$2,000,000	4.55%	October 26, 2006
Fixed rate	1,000,000	2.93%	April 3, 2006
Convertible fixed rate advance	10,000,000	4.25%	May 21, 2014	May 21, 2009
Convertible fixed rate advance	5,000,000	3.71%	June 24, 2015	June 24, 2010
Convertible fixed rate advance	5,000,000	4.01%	August 16, 2010	August 16, 2007
Less purchase accounting adjustments	(37,066)
Total	$22,962,934	4.05%

At December 31, 2004, the Company had $2.0 million in overnight advances outstanding.

(9)          Junior Subordinated Debentures

In May 2004, Coastal Banking Company Statutory Trust I (the “Trust”) (a non-consolidated subsidiary) issued $3,000,000 of floating rate trust preferred securities with a maturity of May 18, 2034. In accordance with FIN No. 46(R), the trust has not been consolidated in these financial statements. The Company received from the Trust the $3,000,000 million proceeds from the issuance of securities and the $93,000 initial proceeds from the capital investment in the Trust, and accordingly has shown the funds due to the Trust as $3,093,000 junior subordinated debentures.

All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the trust preferred securities were used by the Trust to purchase $3,093,000 of junior subordinated debentures of the Company, which carry a floating rate equal to the 3-month LIBOR plus 2.75%. At December 31, 2005, this rate was 6.94%. The proceeds received by the Company from the sale of the junior subordinated debentures were used to strengthen the capital position of the Bank and to accommodate current and future growth. The current regulatory rules allow certain amounts of junior subordinated debentures to be included in the calculation of regulatory capital, and have been included in the Tier I calculation accordingly. The debentures and related accrued interest represent the sole assets of the Trust.

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

(10)                        Other Non-interest Expenses

Components of other non-interest expenses, which are greater than 1% of interest income and other operating income for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Professional fees	$371,179	223,487
Insurance	109,874	84,884
Data processing	420,744	312,762
Advertising	193,185	133,955
Office supplies	71,227	47,982
Other	597,639	405,639
	$1,763,848	1,208,709

(11)                        Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Currently payable	$903,665	513,747
Deferred tax expense (benefit)	(107,605)	(117,561)
	$796,060	396,186

The differences between income tax expense and income tax expense computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Tax expense at statutory rate	$783,800	512,300
Add (deduct):
State income taxes, net of federal benefit	58,200	35,200
Non-deductible expenses	3,200	6,100
Tax exempt interest	(94,300)	(68,300)
Other	45,160	(89,114)
	$796,060	396,186

The following summarizes the components of deferred taxes at December 31, 2005 and 2004.

	2005	2004
Deferred income tax assets:
Allowance for loan losses	$983,940	423,276
Deferred compensation expense	208,687	—
Unrealized loss on securities available for sale	267,506	68,390
Other	132,935	13,419
Total deferred tax assets	1,593,068	505,085
Deferred income tax liabilities:
Premises and equipment	191,985	67,987
Purchase accounting adjustments related to acquisition of First Capital Bank Holding Corporation and First National Bank of Nassau County	832,457	—
Other	39,672	—
Total gross deferred tax liabilities	$1,064,114	67,987
Net deferred tax asset	$528,954	437,098

The net deferred tax asset is included in other assets in the consolidated balance sheets. The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset for 2005. A portion of the change in the net deferred tax asset relates to the unrealized gains and losses on investment securities available for sale. A current period deferred tax benefit related to the change in unrealized gains and losses on investment securities available for sale of $119,116 has been recorded directly to shareholders’ equity. The rest of the change in the deferred tax asset results from the current period deferred tax benefit of $107,605 and deferred taxes related to the differences between financial reporting and tax basis as of the merger date of the net assets of First Capital Bank Holding Corporation and First National Bank of Nassau County.

(12)                        Financial Instruments with Off-Balance-Sheet Risk

The Banks are a parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and loans sold with limited recourse. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Banks have in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. The Banks’ loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

Standby letters of credit are written conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Banks and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to the Bank within 90 days of any one of the loan’s first four payments being missed. The Banks’ exposure to credit loss in the event of non-performance by the other party to the loan is represented by the contractual notional amount of the loan. The Banks use the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

The Banks’ exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and loans sold with limited recourse is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Banks require collateral to support financial instruments with credit risk.

	December 31,
	2005	2004
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Variable rate	$69,683,000	17,295,000
Fixed rate	894,000	695,000
	$70,577,000	17,990,000
Standby letters of credit	$1,068,000	552,000
Loans sold with limited recourse	$26,072,000	6,157,000

(13)                        Unused Lines of Credit

At December 31, 2005, the Banks had $15,850,000 of availability on lines of credit to purchase federal funds from unrelated banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Banks. All of the lenders have reserved the right to withdraw these lines at their option.

(14)                        Legal Contingencies

The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Company.

(15)                        Employee and Director Benefit Programs

In connection with the Company’s initial public stock offering, the directors received warrants to purchase 212,100 shares of the Company’s common stock at a price of $9.42 per share of which 199,553 shares are still outstanding. The warrants vested equally over a three-year period beginning December 2, 1999 and expire on December 2, 2010 or 120 days after the warrant holder ceased to serve as a member of the board of directors. As of December 31, 2005, all of the warrants are exercisable.

The Company adopted a Stock Incentive Plan in 2000 covering up to 156,822 shares of the Company’s common stock. The Plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of common stock to officers, directors, employees or consultants of the Company and Banks. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee, and are exercisable no later than ten years after the date of grant. As of December 31, 2005, 133,625 shares were available for grant under this plan.

On October 1, 2005, 95,619 options at an average price of $9.72 were assumed by the Company as a result of its merger with First Capital of which 83,711 of those options are vested.

A summary status of the Company’s stock option plan as of December 31, 2005 and 2004, and changes during the years, are presented below:

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	123,082	$9.07	134,632	$9.38
Granted during the year	4,200	17.02	10,500	15.95
Exercised during the year	—		(11,025)	9.50
Shares assumed in merger	95,619	9.72	—	—
Cancelled during the year	(3,308)	9.87	(11,025)	10.76
Outstanding, end of year	219,593	9.87	123,082	9.74
Options exercisable at year end	207,685	9.79	74,509	9.07

The weighted average remaining contractual life of these stock options was 5.2 years as of December 31, 2005.

All share numbers and prices are restated for the effects of a 5% stock dividend paid to shareholders of record on December 1, 2005.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2005 and 2004:

	2005	2004
Weighted average grant date fair value of options granted during the year	$5.29	4.99
Assumptions used to estimate fair value:
Risk-free interest rate	4.50%	4.15%
Dividend yield	0%	0%
Expected volatility	15%	15%
Expected life	7 years	7 years

The Company sponsors the Lowcountry National Bank Retirement Savings Plan and the First National Bank Savings Plan (collectively the “Plans”) for the benefit of all eligible employees. The Company contributes to the Plan annually upon approval by the Board of Directors. Contributions made to the Plan in 2005 and 2004 amounted to $47,753 and $24,314, respectively.

The Company adopted a Director and Executive Officer Deferred Compensation Plan in 2004 that allows directors and executive officers to defer compensation. Interest accrues quarterly on deferred amounts at a rate, which is equal to 75% of the previous quarter’s return on equity, not to exceed 12%.

(16)                        Related Party Transactions

In the normal course of business, officers and directors of the Bank, and certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Bank. Transactions with officers and directors are made on terms comparable to those available to other

Bank customers. At December 31, 2005 and 2004, deposits from directors, executive officers, and their related interests aggregated approximately $2,106,546 and $1,318,000, respectively. The following summary reflects related party loan activity for the years ended December 31, 2005 and 2004:

	2005	2004
Beginning balance	$3,083,245	$2,368,245
New loans	1,924,405	2,220,840
Loans deleted through merger	(1,613,297)	—
Loans acquired through merger	2,963,154	—
Repayments	(1,247,415)	(1,505,840)
Ending balance	$5,110,092	$3,083,245

(17)                        Regulatory Matters

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2005 the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks’ category.

The actual capital amounts and ratios are also presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total Capital—Coastal (to Risk Weighted Assets)	$35,081,827	12.55%	22,365,966	8.00%	27,957,458	10.00%
Total Capital—Lowcountry (to Risk Weighted Assets)	14,719,430	11.01	10,695,360	8.00	13,369,200	10.00
Total Capital—First National (to Risk Weighted Assets)	17,079,133	11.74	11,638,080	8.00	14,547,600	10.00
Tier 1 Capital—Coastal (to Risk Weighted Assets)	32,074,602	10.93%	11,182,983	4.00%	16,774,475	6.00%
Tier 1 Capital—Lowcountry (to Risk Weighted Assets)	13,616,205	9.96	5,347,680	4.00	8,021,520	6.00
Tier 1 Capital—First National (to Risk Weighted Assets)	15,475,133	10.64	5,819,040	4.00	8,728,560	6.00
Tier 1 Capital—Coastal (to Average Assets)	32,074,602	9.99%	12,839,007	4.00%	16,048,759	5.00%
Tier 1 Capital—Lowcountry (to Average Assets)	13,616,205	8.26	6,278,184	4.00	7,847,730	5.00
Tier 1 Capital—First National (to Average Assets)	15,475,133	9.46	6,544,560	4.00	8,180,700	5.00

Cash Dividends—There are no current plans to initiate payment of cash dividends and future dividend policy will depend on the Banks’ and the Company’s earnings, capital requirements, financial condition and other factors considered relevant by the Company’s Board of Directors. The Banks are restricted in their ability to pay dividends under national banking laws and regulations of the OCC. Generally, these restrictions require the Banks to pay dividends derived solely from net profits. Moreover, the OCC’s prior approval is required if dividends declared by either Bank in any calendar year exceed that Bank’s net profit for that year combined with its retained net profits for the preceding two years.

Stock Dividends—In November 2005, the Company declared a five percent stock dividend to shareholders of record as of December 1, 2005. The dividend was issued on December 15, 2005. All earnings per share amounts for all periods have been adjusted to reflect the five percent stock dividend.

(18)                        Shareholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(19)                        Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheets, for which it is practical to estimate that value. The assumptions used in the estimation of the fair value of financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered as representative of the liquidation value of the Banks, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Banks since purchase, origination, or issuance. This analysis has not undertaken any steps to value any intangibles, which is permitted by the provisions of SFAS No. 107.

Certain items are specifically excluded from the disclosure requirements, including the Company’s common stock, premises and equipment and other assets and liabilities.

The following methods and assumptions were used in this analysis in estimating the fair value of financial instruments:

•       Cash and due from banks: Fair value equals the carrying value of such assets.

•       Investment securities: Fair values for investment securities are based on bond accounting reports.

•       Federal funds sold and purchased: Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.

•       Loans: For variable rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Banks on comparable loans as to credit risk and term.

•       Deposit liabilities: The fair values of demand deposits are, as required by SFAS No. 107, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Discounted cash flows are used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Banks on comparable deposits as to amount and term.

•       FHLB, Junior Subordinated Debentures and other borrowings: The carrying amount on variable rate borrowings approximates their fair value. Fair Values of fixed rate advances are based on discounted cash flows. Convertible advances are taken from Federal Home Loan Bank provided reports.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2005		2004
	Carrying amount	Fair value	Carrying amount	Fair Value
Financial assets:
Cash and due from banks	$5,932,444	5,932,444	1,513,726	1,513,726
Federal funds sold	13,598,435	13,598,435	2,583,000	2,583,000
Certificate of deposit	500,000	500,000	—	—
Investment securities available for sale	46,150,641	46,150,641	27,366,390	27,366,390
Investment securities held to maturity	18,220,867	17,886,459	5,642,841	5,555,013
Loans held for sale	2,449,651	2,449,651	878,124	878,124
Loans, net	239,505,778	238,372,045	100,397,246	99.569,246
Other investments	2,734,567	2,734,567	1,037,150	1,037,150
Cash surrender value life insurance	5,322,247	5,322,247	2,082,333	2,082,333
Financial liabilities:
Deposits	286,395,980	287,687,445	129,431,713	129,822,713
FHLB advances	22,962,934	22,748,580	2,000,000	2,000,000
Junior subordinated debentures	3,093,000	3,093,000	3,093,000	3,093,000

(20)                                       Intangible Assets

The Company added $1,212,000 in core deposit intangibles with the merger of First Capital on October 1, 2005. During the 4th quarter of 2005, the Company amortized $99,000 of the total, resulting in a balance remaining of $1,113,000 at December 31, 2005. The Company anticipates amortization of core deposit intangibles to be $373,000, $290,000 and $199,000 for the years 2006, 2007 and 2008 respectively.

(21)                                       Coastal Banking Company, Inc. (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31,
	2005	2004
Assets
Cash	$2,859,874	937,211
Investment securities held to maturity	—	268,125
Investment in Coastal Banking Company Statutory Trust I	93,000	93,000
Investment in Banks	39,124,904	11,886,443
Premises and equipment	414,904	414,904
Other assets	137,135	309,975
	$42,629,817	13,909,658
Liabilities and Shareholders’ Equity
Junior subordinated debentures	$3,093,000	3,093,000
Accrued interest payable	221,649	24,608
Total liabilities	3,314,649	3,117,608
Shareholders’ equity	39,315,168	10,792,050
	$42,629,817	13,909,658

Condensed Statements of Earnings

	For the years ended December 31,
	2005	2004
Interest and other income	$32,477	2,349
Expenses
Interest expense	192,680	82,882
Other operating expenses	109,478	31,694
	302,158	114,576
Loss before equity in undistributed earnings of subsidiaries and income taxes	(269,681)	(112,227)
Equity in undistributed earnings of subsdiaries	1,687,351	1,183,829
Income tax benefit	91,700	39,000
Net earnings	$1,509,370	1,110,602

Condensed Statements of Cash Flows

	For the years ended December 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$1,509,370	1,110,602
Adjustments to reconcile net earnings to net cash used by operating activities:
Equity in undistributed earnings of Bank	(1,687,351)	(1,183,829)
Amortization	4,500	2,792
Change in other assets and liabilities	(875,433)	42,944
Net cash used by operating activities	(1,048,914)	(27,491)
Cash flows from investing activities:
Cash from acquisition of First Capital	2,703,452	—
Capital contribution to Bank	—	(2,932,500)
Purchase of investment security	—	(268,125)
Sale of investment security	268,125	—
Investment in Coastal Banking Company Statutory Trust I	—	(93,000)
Net cash used by investing activities	2,971,577	(3,293,625)
Cash flows from financing activities:
Proceeds from junior subordinated debt	—	3,093,000
Proceeds from exercise of stock options	—	144,606
Cash in lieu of fractional shares	—	(273)
Net cash provided by financing activities	—	3,237,333
Net change in cash and cash equivalents	1,922,663	(83,783)
Cash and cash equivalents at beginning of year	937,211	1,020,994
Cash and cash equivalents at end of year	$2,859,874	937,211

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

CORPORATE DATA

BOARD OF DIRECTORS

Ron Anderson	Managing General Partner Marel Enterprises
Christina H. Bryan	Co-Owner of various businesses
Suellen Rodeffer Garner, Chairman	Orthodontist; Co-Owner Suellen Rodeffer and David Garner D.D.S., P.A.
Dennis O. Green, CPA	Managing Member, Celadon LLC
James W. Holden, Jr., DVM, Secretary	Owner, Director Holly Hall Animal Hospital
Ladson F. Howell, Vice Chairman	Retired, Attorney Howell, Gibson & Hughes, PA
James C. Key	Partner, Shenandoah Group, L.L.P
Randolph C. Kohn	CEO of Coastal Banking Company, Inc. and President & CEO of Lowcountry National Bank
Robert L. Peters	Attorney
Robert B. Pinkerton	President & CEO, Athena Corporation
Michael G. Sanchez	President of Coastal Banking Company, Inc. and President & CEO of First National Bank of Nassau County
Edward E. Wilson	Licensed Insurance Agent

SENIOR OFFICERS

Randolph C. Kohn, Chief Executive Officer

Michael G. Sanchez, President

James L. Pate, III, Chief Financial Officer

Timothy S. Ayers, Chief Operating Officer

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

CORPORATE DATA

CORPORATE OFFICE:	GENERAL COUNSEL:
36 Sea Island Parkway	Powell Goldstein LLP
Beaufort, South Carolina 29907	1201 West Peachtree St., NW
Phone (843) 522-1228	14th Floor
Fax: (843) 524-4510	Atlanta, Georgia 30309

STOCK TRANSFER DEPARTMENT:	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
First Citizens Bank	Elliott Davis, LLC
Corporate Trust—DAC 61	200 East Broad Street
100 East Tryon Road	Post Office Box 6286
Raleigh, North Carolina 27603	Greenville, South Carolina 29606

STOCK INFORMATION:

The Common Stock of Coastal Banking Company, Inc. is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol “CBCO.OB.” There were approximately 1,498 shareholders of record on December 31, 2005. The following table sets forth the high and low bid prices as quoted on the OTC Bulletin Board during the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not represent actual transactions. All prices are adjusted for the stock dividends paid to shareholders of record on December 1, 2005.

	Years Ended December 31,
	2005		2004
	High	Low	High	Low
First quarter	$18.10	$16.90	$16.90	$14.51
Second quarter	$18.57	$17.14	$16.90	$15.14
Third quarter	$20.95	$18.10	$15.71	$14.29
Fourth quarter	$22.71	$19.52	$17.14	$14.52

The Company has never declared or paid a cash dividend and does not expect to do so in the foreseeable future. The ability of the Company to pay cash dividends is dependent upon receiving cash dividends from the Banks. However, federal banking regulations restrict the amount of cash dividends that can be paid to the Company from the Banks. All of our outstanding shares of common stock are entitled to share equally in dividends from funds legally available when, and if, declared by the board of directors.

Copies of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, will be furnished at no charge to shareholders upon written request to:  James L. Pate, III, Chief Financial Officer, Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29907.

This Annual Report serves as the Annual Financial Disclosure Statement furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation’s Rules and Regulations. This Statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.